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                                                File No. 69-344





                   SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.





                               FORM U-3A-2
                      Statement by Holding Company
                  Claiming Exemption Under Rule U-3A-2
                       from the Provisions of the
               Public Utility Holding Company Act of 1935



                 To Be Filed Annually Prior to March 1





                          EDISON INTERNATIONAL
                           [formerly SCEcorp]
                           (Name of Company)





          hereby files with the Securities Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:
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1.    NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF
      CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY HOLDS AN INTEREST.

EDISON INTERNATIONAL (formerly SCEcorp) ("Claimant") is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P. O. Box 999), Rosemead, California 91770. It was organized principally to acquire and hold securities of other corporations for investment purposes. Edison International has the following subsidiaries:

01 SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P. O. Box 800), Rosemead, California 91770. SCE is a public utility primarily engaged in the business of supplying electric energy to portions of Central and Southern California, excluding the City of Los Angeles and certain other cities. Its subsidiaries have the same principal place of business as Southern California Edison Company:

02 CALIFORNIA ELECTRIC POWER COMPANY is an inactive California corporation that remains from a 1964 merger with SCE.

02 CONSERVATION FINANCING CORPORATION is an inactive California corporation that was originally formed to carry out residential conservation financing programs.

02 ENERGY SERVICES, INC. is a California corporation engaged in the business of assisting SCE in optimizing the use of its resources for the benefit of its ratepayers by marketing SCE's capabilities, facilities, products, information, and copyrighted materials to third parties. Energy Services, Inc. does not engage in any activities that would constitute owning or operating facilities used for the generation, transmission, or distribution of electric energy for sale.

02 MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03 THE BEAR CREEK URANIUM COMPANY is an inactive California partnership between Mono Power Company (50%) and Union Pacific Resources (50%) that has been engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02 SCE CAPITAL COMPANY is a Delaware corporation that acts as a funding vehicle for financing of fuels, balancing accounts and other corporate purposes of SCE.

02 SOUTHERN STATES REALTY is a California corporation engaged in providing real estate brokerage and consulting services to SCE and third parties.

01 THE MISSION GROUP is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92715, which was organized to own the stock and coordinate the activities of nonutility companies. The subsidiaries of The Mission Group are as follows:

02 EDISON EV is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770. It is engaged in the business of providing services related to electric vehicle charging equipment.
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<page 2>
02 EDISON SOURCE is a California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770. It is engaged in the business of providing services related to energy efficient systems for home and industry.

02 EDISON CAPITAL (formerly MISSION FIRST FINANCIAL) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92715. It is engaged in the business of leveraged-leasing transactions and other project financings, either directly or through subsidiaries. Edison Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries. The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.
03 Edison Funding Company (formerly Mission Funding Company)
04    Edison Integrated Energy Services (formerly Mission Integrated
      Energy Services)
04    Mission Funding Gamma
04    Mission Funding Epsilon
05      Mission Funding Delta
06        Mission Funding Nu
07          EPZ Mission Funding Nu Trust (interest in foreign utility
            company) [see 4.19]
05      Mission Investments, Inc. (U.S. Virgin Islands corporation)
        Address: ABN Trustcompany, Guardian Building, Havensight, 2nd Floor St. Thomas, U.S. Virgin Islands
05      Mission Funding Alpha
06        Mission Funding Mu
07          EPZ Mission Funding Mu Trust (interest in foreign utility
            company) [see 4.18]
05      Mission (Bermuda) Investments, Ltd. (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street
                  Hamilton HM CX, Bermuda
05      Mission (Bermuda) Investments Pi, Ltd. (Bermuda corporation)
        Address:  Clarendon House, 2 Church Street
                  Hamilton HM CX, Bermuda
05      GEM Energy Company (New York partnership)
04    Mission Funding Beta
04    Mission Funding Theta
04    Mission Funding Kappa
05      ABB Funding Partners, L.P. (partnership)
04    Edison Housing Investments (formerly Mission Housing Investments)
05      AE Associates L.P. (Avenida Espana) (partnership) 99%
05      Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05      Bartlett Hill Associates L.P. (partnership) 70%
05      Centertown Associates Ltd. (partnership) 99%
05      Centro Partners L.P. (El Centro) (partnership) 99%
05      Coyote Springs Apartments Associates L.P. (partnership) 99%
05      Cypress Cove Associates (partnership) 99%
05      Delta Plaza Apartments (partnership) 99%
05      EAH Larkspur Creekside Associates L.P. (partnership) 99%
05      East Cotati Avenue Partners L.P. (partnership) 99%
05      Edmundson Associates L.P. (Willows) (partnership) 99%
05      Farm (The) Associates L.P. (partnership) 99%
05      Gardens (The) Townhomes L.P. (commitment) 99%
05      Gilroy Redwood Associates L.P. (Redwoods) (partnership) 99%
05      Ginzton Associates L.P. (partnership) 99%
05      Grossman Apartments Investors L.P. (partnership) 99%
05      Heather Glen Associates L.P. (partnership) 99%
05      Holy Family Associates L.P. (partnership) 99%
05      Kennedy Court Partners L.P. (commitment) 100%
05      Kennedy Lofts Associates L.P. (Massachusetts partnership) 97%
05      MH I Limited Partnership (partnership) 1%
<page 3>
06        California Park Apartments L.P. (partnership) 1% of 99%
05      MH II Limited Partnership (partnership) 1%
06        5363 Dent Avenue Associates L.P. (partnership) 1% of 99%
05      MH III Limited Partnership (partnership) 1%
06        DeRose Housing Associates L.P. (partnership) 1% of 99%
05      MH IV Limited Partnership (partnership) 1%
06        MPT Apartments L.P. (MacArthur Park) (partnership) 1% of 99%
05      MH V Limited Partnership (partnership) 1%
06        Centennial Place L.P. (partnership) 1% of 99%
05      Mar Associates L.P. (partnership) 99%
05      Merrill Road Associates L.P. (commitment) 99%
05      Metro Senior Associates L.P. (commitment) 99%
05      EHI Development Fund (formerly MHI Development Fund)
05      EHI Development Company (formerly MHI Development Company)
06        Santa Alicia Partnership (partnership) 1% of 99%
05      MHIFED 94 Company
05      MHIFED 94 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Berry Avenue Associates L.P. (partnership) 1% of 99%
06        Carlton Way Apartments L.P. (partnership) 1% of 99%
06        CDR Senior Housing Associates (Casa del Rio) (partnership) 1%
          of 99%
06        Corona Ely/Ranch Associates L.P. (partnership) 1% of 99%
06        Fairview Village Associates L.P. (partnership) 1% of 99%
06        Fell Street Housing Associates L.P. (partnership) 1% of 99%
06        Hope West Apartments L.P. (partnership) 1% of 99%
06        Morrone Gardens Associates L.P. (partnership) 1% of 99%
06        Pajaro Court Associates L.P. (partnership) 1% of 99%
06        Tierra Linda Associates L.P. (partnership) 1% of 99%
06        Tlaquepaque Housing Associates L.P. (partnership) 1% of 99%
05      MHICAL 94 Company
06        MHICAL 94 Limited Partnership (Delaware partnership) 99%LP
07          Mayacamas Village Associates L.P. (partnership) 99% of 99%
07          Rincon De Los Esteros Associates L.P. (partnership) 99% of
            99%
07          West Capital Courtyard L.P. (partnership) 99% of 99%
07          Winfield Hill Associates L.P. (partnership) 99% of 99%
05      MHICAL 94 Limited Partnership (Delaware partnership) 1%GP
06        Mayacamas Village Associates L.P. (partnership) 1% of 99%
06        Rincon De Los Esteros Associates L.P. (partnership) 1% of 99%
06        West Capital Courtyard L.P. (partnership) 1% of 99%
06        Winfield Hill Associates L.P. (partnership) 1% of 99%
05      MHIFED 95 Company
06      MHIFED 95 L.P. (Delaware partnership) 1%GP; 99%LP to NYNEX
06        Avalon Courtyard L.P. (Carson Sr Housing) (ptnrshp) 1% of 95%
06        Hollywood El Centro L.P. (partnership) 1% of 99%
06        La Brea/Franklin L.P. (partnership) 1% of 99%
06        Larkin Pine L.P. (partnership) 1% of 99%
06        Mercy Housing California III L.P. (3rd & Reed) (partnership)
          1% of 99%
06        Pinole Grove Associates L.P. (partnership) 1% of 99%
06        Second Street Center L.P. (Santa Monica) (ptnrshp) 1% of 99%
06        Solinas Village Partners L.P. (partnership) 1% of 99%
06        Three Oaks Housing L.P. (partnership) 1% of 99%
06        1101 Howard Street Associates L.P. (partnership) 1% of 99%
05      MHICAL 95 Company
06        MHICAL 95 Limited Partnership (Delaware partnership) 99%LP
07          Abby Associates L.P. (Windmere) (partnership) 99% of 99%
07          Antelope Associates L.P. (partnership) 99% of 99%
07          Baker Park Associates L.P. (partnership) 99% of 99%
07          Bracher Associates L.P. (partnership) 99% of 99%
07          Catalonia Associates L.P. (partnership) 99% of 99%
07          Colina Vista L.P. (partnership) 99% of 99%
07          Florin Woods Associates L.P. (partnership) 99% of 99%
07          Pinmore Associates L.P. (partnership) 99% of 99%
07          Sunset Creek Partners L.P. (partnership) 99% of 99%
05      MHICAL 95 Limited Partnership (Delaware partnership) 1%GP
06        Abby Associates L.P. (Windmere) (partnership) 1% of 99%
<page 4>
06        Antelope Associates L.P. (partnership) 1% of 99%
06        Baker Park Associates L.P. (partnership) 1% of 99%
06        Bracher Associates L.P. (partnership) 1% of 99%
06        Catalonia Associates L.P. (partnership) 1% of 99%
06        Colina Vista L.P. (partnership) 1% of 99%
06        Florin Woods Associates L.P. (partnership) 1% of 99%
06        Pinmore Associates L.P. (partnership) 1% of 99%
06        Sunset Creek Partners L.P. (partnership) 1% of 99%
05      Mission Housing Holdings (formerly MHIFED 95B Company)
06 Mission Housing Partnership 1996 Limited Partnership 99%LP (formerly MHIFED 95B Limited Partnership) (Delaware partnership)
07          La Terraza Associates L.P. (Carlsbad Villas at Camino Real)
            (partnership) 99% of 99%
05 Mission Housing Partnership 1996 Limited Partnership 1%GP (formerly MHIFED 95B L.P.) (Delaware partnership)
06 La Terraza Associates L.P. (Carlsbad Villas at Camino Real) (partnership) 1% of 99%
05      MHIFED 95C Company
06        MHIFED 95C Limited Partnership (Delaware partnership) 99%LP
07          Oceanside Gardens L.P. (commitment) 99% of 99%
07          Park Place Terrace L.P. (partnership) 99% of 99%
05      MHIFED 95C Limited Partnership (Delaware partnership) 1%GP
06        Oceanside Gardens L.P. (commitment) 1% of 99%
06        Park Place Terrace L.P. (partnership) 1% of 99%
05      MHIFED 96 Company
06        MHIFED 96 Limited Partnership (Delaware partnership) 95%LP
07          Lavell Village Associates L.P. (partnership) 95% of 99%
07          North Town Housing Partners L.P. (Villa del Norte Village)
            (partnership) 95% of 99%
07          Poco Way Associates L.P. (partnership) 95% of 99%
07          Seasons Affordable Senior Housing L.P. (ptnrshp) 95% of 99%
05      MHIFED 96 Limited Partnership (Delaware partnership) 5%GP
06        Lavell Village Associates L.P. (partnership) 5% of 99%
06 North Town Housing Partners L.P. (Villa del Norte Village) (partnership) 5% of 99%
06        Poco Way Associates L.P. (partnership) 5% of 99%
06        Seasons Affordable Senior Housing L.P. (ptnrshp) 5% of 99%
05      MHIFED 96A Company
06        MHIFED 96A Limited Partnership (Delaware partnership) 99%LP
07          Altamont Hotel Associates L.P. (partnership) 99% of 99%
07          Good Samaritan Associates L.P. (partnership) 99% of 99%
07          Mercy Housing California VI L.P. (205 Jones) (partnership)
            99% of 99%
07          North Park Village LLC (commitment) 99% of 99%
07          Reseda Village L.P. (partnership) 99% of 99%
07          Oxnard Housing Associates L.P. (partnership) 99% of 99%
07          Mercy Housing California IV L.P. (Vista Grande) (commitment)
            99% of 99%
05      MHIFED 96A Limited Partnership (Delaware partnership) 1%GP
06        Altamont Hotel Associates L.P. (partnership) 1% of 99%
06        Good Samaritan Associates L.P. (partnership) 1% of 99%
06        Mercy Housing California VI L.P. (205 Jones) (partnership) 1%
          of 99%
06        North Park Village LLC (commitment) 1% of 99%
06        Reseda Village L.P. (partnership) 1% of 99%
06        Oxnard Housing Associates L.P. (partnership) 1% of 99%
06        Mercy Housing California IV L.P. (Vista Grande) (commitment)
          1% of 99%
05      MHICAL 96 Company
06        MHICAL 96 Limited Partnership (Delaware partnership) 99%LP
07          Huff Avenue Associates L.P. (commitment) 99% of 99%
07          Klamath Associates L.P. (commitment) 99% of 99%
05      MHICAL 96 Limited Partnership (Delaware partnership) 1%GP
06        Huff Avenue Associates L.P. (commitment) 1% of 99%
06        Klamath Associates L.P. (commitment) 1% of 99%
05      Mid-Peninsula Century Village Associates L.P. (Century Village)
<page 5>
        (commitment) 99%
05      Mid-Peninsula Sharmon Palms Associates L.P. (Sharmon Palms)
        (partnership) 99%
05      Mission Capp L.P. (partnership) 99%
05      Mission Housing Alpha
06        Lee Park Investors L.P. (Pennsylvania partnership) 99%
05      Mission Housing Beta
06        Richmond City Center Associates L.P. (partnership) 99%
05      Mission Housing Gamma
06        Del Carlo Court Associates L.P. (partnership) 99%
05      Mission Housing Delta
06        MH I (partnership) 99%
07          California Park Apartments L.P. (partnership) 99% of 99%
06        MH II (partnership) 99%
07          5363 Dent Avenue Associates L.P. (partnership) 99% of 99%
06        MH III (partnership) 99%
07          DeRose Housing Associates L.P. (partnership) 99% of 99%
06        MH IV (partnership) 99%
07          MPT Apartments L.P. (MacArthur Park) (ptnrshp) 99% of 99%
06        MH V (partnership) 99%
07          Centennial Place L.P. (partnership) 99% of 99%
05      Mission Housing Denver
06        Mercantile Square L.P. (partnership) 99%
05      Mission Housing Epsilon
06        Riverside/Liebrandt Partners L.P. (La Playa) (ptnrshp) 99%
05      Mission Housing Zeta
06        Fremont Building Limited Partnership (Crescent Arms)
          (partnership) 99%
05      Mission Housing Theta
06        Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07          Forest Winds Associates L.P. (partnership) 5% of 99%
07          Glen Eden Associates L.P. (partnership) 5% of 99%
07          Gray's Meadows Investors L.P. (partnership) 5% of 99%
07          Prince Bozzuto L.P. (Fairground Commons) (Maryland
            partnership) 5% of 99%
07          Rancho Park Associates L.P. (partnership) 5% of 99%
07          Rustic Gardens Associates L.P. (partnership) 5% of 99%
07          Sea Ranch Apartments L.P. (partnership) 5% of 99%
07          Springdale Kresson Associates L.P. (Jewish Federation) (New
            Jersey partnership) 5% of 99%
07          1028 Howard Street Associates L.P. (partnership) 5% of 99%
05      Mission SA Company
06        Santa Alicia Partnership (partnership) 99% of 99%
05      Neary Lagoon Partners L.P. (partnership) 99%
05      Open Doors Associates L.P. (West Valley) (partnership) 99%
05      Palmer House L.P. (partnership) 99%
05      Pilot Grove L.P. (Massachusetts partnership) 99%
05      Post Office Plaza L.P. (Ohio partnership) 99%
05      Rosebloom Associates L.P. (Oakshade) (partnership) 99%
05      Round Walk Village Apartments L.P. (commitment) 99%
05      San Pablo Senior Housing Associates L.P. (partnership) 99%
05      San Pedro Gardens Associates L.P. (partnership) 99%
05      Santa Paulan Senior Apartments Associates L.P.(partnership) 99%
05      Sky Parkway Housing Associates L.P. (commitment) 99%
05      South Beach Housing Associates L.P. (Steamboat) (ptnrshp) 99%
05      Stoney Creek Associates L.P. (partnership) 99%
05      Studebaker Building L.P. (partnership) 99%
05      Sultana Acres Associates L.P. (partnership) 99%
05      Tabor Grand L.P. (Colorado partnership) 99%
05      The Josephinum Associates L.P. (Washington partnership) 99%
05      Tuscany Associates L.P. (Tuscany Villa) (partnership) 99%
05      Vista Properties LLC (commitment) 99%
05      Washington Creek Associates L.P. (partnership) 99%
05      Westgate Townhomes Associates L.P. (commitment) 99%
05      Westport Village Homes Associates L.P. (partnership) 99%
05      Wheeler Manor Associates L.P. (partnership) 99%
05      YWCA Villa Nueva Partners L.P. (partnership) 99%
<page 6>
05      16th & Church Street Associates L.P. (partnership) 99%
05 210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
04    Mission First Asset Investment
04    Mission Funding Zeta
05      Huntington L.P. (New York partnership) 50%
03 Renewable Energy Capital Company
03 Burlington Apartments, Inc.
04    Burlington Arboretum L.P. (partnership) 94.6%
03 Mission Bartlett Hill Company
04    Bartlett Hill Associates L.P. (partnership) 30% [29%LP, 1%GP]
03 Mission International Capital, Inc.

02 MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 800, Irvine, California 92715. It is engaged, directly and through its subsidiaries, in the business of developing, owning and managing industrial parks and other real property investments. The subsidiaries and partnerships of Mission Land Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Land Company.
03 Associated Southern Investment Company
04    Calabasas Park Company (partnership) (inactive) 79%GP
05      Central Valley/Calabasas L.P. (partnership) [in dissolution] 50%LP
03 Calabasas Palatino, Inc.
04    Central Valley/Calabasas L.P. (partnership) [in dissolution] 50%GP
03 Carol Stream Developers G.P. (Illinois partnership) 60%GP
03 Centrelake Partners, L.P. (limited partnership) 98%GP
03 Corona Partners Limited Partnership (limited partnership) 99%LP
03 Irwindale Land Company
04    Mission-Koll I (limited partnership) 4%GP
03 Mission Airport Park Development Co.
04    Carol Stream Developers G.P. (Illinois partnership) 40%GP
04    Centrelake Partners, L.P. (limited partnership) 2%LP
04    Corona Partners Limited Partnership (limited partnership) 1%GP
04    Mission-Nexus II, L.P. (limited partnership) 50%GP
04 Mission Vacaville Limited Partnership (limited partnership) (formerly Mission-Messenger Vacaville G.P.) 1%GP
04    Ontario Airport Industrial Park (partnership) 51%GP
03 Mission-DAI I, L.P. (limited partnership) (inactive) (equity) 60%LP
03 Mission-Dominion Partners I, L.P. (partnership) (equity) 60%LP
03 Mission Industrial Constructors, Inc. (inactive)
03 Mission-Koll I (limited partnership) 96%LP
03 Mission-Nexus II, L.P. (limited partnership) 50%LP
03 Mission-Oceangate (partnership) (formerly Mission Comstock Crosser
   Hickey) 75%GP
03 Mission/Ontario, Inc.
03 Mission Shea I, L.P. (limited partnership) (equity) 50%LP
03 Mission South Bay Company (inactive)
04 Mission-Oceangate (partnership) (formerly Mission Comstock, Crosser Hickey G.P.) 25%GP
03 Mission Texas Property Holdings, Inc.
03 Mission Vacaville Limited Partnership (limited partnership) (formerly
   Mission-Messenger Vacaville G.P.) 99%LP
03 Mission-701 Minnesota (limited partnership) (equity) 55%LP

02 MISSION POWER ENGINEERING COMPANY is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92715. It is currently an inactive company. The subsidiaries of Mission Power Engineering Company are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Mission Power Engineering Company.
03 Associated Southern Engineering Company (inactive)
<page 7>
02 EDISON MISSION ENERGY (formerly MISSION ENERGY COMPANY) is a California corporation having its principal place of business at 18101 Von Karman Avenue, Suite 1700, Irvine, California 92715. Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978. Edison Mission Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators under the Energy Policy Act of 1992. In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments. The subsidiaries and partnerships of Edison Mission Energy are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

DOMESTIC:
03 Aguila Energy Company (LP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
05      American Kiln Partners, L.P. (Delaware limited partnership)
03 Anacapa Energy Company (GP)
04    Salinas River Cogeneration Company (partnership) 50%
03 Anacostia Energy Company (D.C. corporation) (inactive)
03 Arrowhead Energy Company
04    Crown Energy, L.P. (New Jersey partnership) [see 4.3] 50%LP; 100%
      w/ Mission/Eagle and Thorofare
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% with Vista Energy
03 Balboa Energy Company (GP)
04    Smithtown Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Kingspark
03 Bergen Point Energy Company (GP)
04    TEVCO/Mission Bayonne Partnership (Delaware G.P.) 50%
03 Blue Ridge Energy Company (GP)
04 Bretton Woods Cogeneration, L.P. (Delaware limited partnership) 50%; 100% w/Bretton Woods
03 BN Geothermal Inc. (Delaware corporation)
04    Vulcan/BN Geothermal Power Company (Nevada G.P.) 50%
03 Bretton Woods Energy Company (GP & LP)
04    Bretton Woods Cogeneration, L.P. (Delaware L.P.) 50%; 100% w/Blue
      Ridge
03 Camino Energy Company (GP)
04    Watson Cogeneration Company (general partnership) 49%
03 Capistrano Cogeneration Company (GP)
04    James River Cogeneration Company (North Carolina partnership) 50%
03 Capitol Energy Company (D.C. corporation) (inactive)
03 Centerport Energy Company (GP & LP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Ridgecrest
03 Chesapeake Bay Energy Company (formerly Woodland Energy Company) (GP)
04    Delaware Clean Energy Project (Delaware general partnership) 50%
03 Chester Energy Company (no partners; option Chesapeake, VA)
03 Clayville Energy Company
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Coronado
03 Colonial Energy Company (formerly Hentland Energy Company) (inactive) 03 Conejo Energy Company (GP & LP)
04    Del Ranch (Andy Hoch), L.P. (partnership) 50%
03 Coronado Energy Company
04    Oconee Energy, L.P. (Delaware L.P.) 50%; 100% w/Clayville
<page 8>
03 Crescent Valley Energy Company (GP)
04    Beowawe Geothermal Power Company (general partnership) 50%
03 Del Mar Energy Company (GP)
04    Mid-Set Cogeneration Company (partnership) 50%
03 Delaware Energy Conservers, Inc. (Delaware corporation) (inactive)
03 Desert Sunrise Energy Company (Nevada corporation) (inactive)
03 Devereaux Energy Company (LP)
04 Auburndale Power Partners, Limited Partnership (Delaware limited partnership) 49%; 50% w/El Dorado
03 Eastern Sierra Energy Company (GP & LP)
04    Saguaro Power Company, A Limited Partnership (partnership) 50%
03 East Maine Energy Company (inactive) [dissolving]
03 Edison Mission Operation & Maintenance, Inc. (formerly Mission
   Operation and Maintenance, Incorporated) (no partnership)
04    Mission Operations de Mexico, S.A. de C.V. 95%
03 El Dorado Energy Company (GP)
04 Auburndale Power Partners, Limited Partnership (Delaware limited partnership) 1%; 50% w/ Devereaux
03 EMP, Inc. (Oregon corporation) (GP & LP)
04    GEO East Mesa Limited Partnership (partnership) 50%
05      GEO East Mesa Electric Co. (Nevada corp) (McCabe Plant) 100%
03 Four Counties Gas Company (inactive)
03 Hanover Energy Company
04    Chickahominy River Energy Corp. (Virginia corporation) (GP & LP)
05      Commonwealth Atlantic Limited Partnership (Delaware partnership)
        [see 4.1] 50%
03 Holtsville Energy Company (GP & LP) (formerly Brookhaven Energy
   Company)
04    Brookhaven Cogeneration, L.P. (Delaware ptnrshp) 50%;100% w/Madera
03 Indian Bay Energy Company (GP & LP)
04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Santa Ana
03 Jefferson Energy Company (GP & LP) (inactive)
03 Kings Canyon Energy Company (inactive)
03 Kingspark Energy Company (GP & LP)
04    Smithtown Cogeneration, L.P. (Delaware ptnrshp) 50%;100% w/Balboa
03 Laguna Energy Company (inactive) (former interest in Ambit)
03 La Jolla Energy Company (inactive) (used for Belridge)
03 Lake Grove Energy Company (former Mid-County subsidiary) (inactive)
03 Lakeview Energy Company
04    Georgia Peaker, L.P. (Delaware L.P.) 50%; 100% w/Silver Springs
03 Lehigh River Energy Company (GP)
04    TEVCO/Mission Assets Partnership (Delaware G.P.) 50%
05 Continental Energy Associates, Limited Partnership (Massachusetts partnership) 22.5%
03 Longview Cogeneration Company (formerly Columbia River Cogeneration
   Company, formerly Cabrillo Energy Company) (held for Weyerhauser)
03 Madera Energy Company (GP)
04    Brookhaven Cogeneration, L.P. (Delaware partnership) 50%; 100%
      w/Holtsville
03 Madison Energy Company (formerly Sunshine Generators, Inc.) (LP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.5] 49%; 50%
      w/Rapidan
03 Mission Capital (Delaware Limited Partnership) 3%; MIPS partnership
03 Mission/Eagle Energy Company
04 Crown Energy, L.P. (New Jersey partnership) [see 4.3] 2%GP; 100% w/ Arrowhead and Thorofare
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% with Vista Energy
03 Mission Energy Canada Corporation (British Columbia company)
04    B.C. Star Partners (British Columbia partnership) 50%
04    The Mission Interface Partnership (Province of Ontario general partnership) 50%
03 Mission Energy Construction Services, Inc. (formerly Glenwood Springs
   Property, Inc.)
03 Mission Energy Fuel Company
04    Mission Energy Oil and Gas Company
<page 9>
05 Four Star Oil & Gas Company (partnership) 47.32% (owns Lost Hills Cogeneration Facility)
04    Mission Energy Petroleum Company (Gas contracts w/ Tex. Gas Mktg)
04    Pocono Fuels Company (inactive)
04    Southern Sierra Gas Company
05      TM Star Fuel Company (general partnership) 50%
03 Mission Energy Holdings, Inc.
04    Mission Capital (Delaware Limited Partnership) 97%; MIPS ptnrshp
03 Mission Energy Holdings International, Inc. (formerly Patapsco Energy
   Company) [holds all the issued and outstanding stock of MEC International B.V.--see INTERNATIONAL section]
03 Mission Energy Indonesia (formerly Chula Energy Company)
03 Mission Energy Mexico (inactive) Formerly the branch office in Mexico
   (no partnership)
03 Mission Energy New York, Inc. (formerly Allegheny Energy Company) (GP
   & LP)
04 Brooklyn Navy Yard Cogeneration Partners, L.P. (Delaware partnership) 50% [see 4.21]
03 Mission Energy Wales Company (formerly San Jacinto Energy Company)
04    Mission Hydro L.P. (UK limited partnership) 30%LP
05      First Hydro Holdings Company 99%
06        First Hydro Finance plc
07          First Hydro Limited [see 4.20]
03 Mission Energy Westside, Inc. (formerly Sun Coast Energy Company)
03 Mission Operations de Mexico, S.A. de C.V. 5%
03 Mission Triple Cycle Systems Company (GP)
04    Triple Cycle Partnership (Texas General Partnership) 50%
03 Niguel Energy Company (GP & LP)
04    Elmore, Ltd. (partnership) 50%
03 North Jackson Energy Company (inactive) [held for Akso Salt Proj]
03 Northern Sierra Energy Company (GP)
04    Sobel Cogeneration Company (general partnership) 50%
03 Ortega Energy Company (Mid-County Cogen gas contracts)
03 Panther Timber Company (GP)
04    American Kiln Partners, L.P. (Delaware limited partnership) 2%
03 Paradise Energy Company
04 Vista Energy, L.P. (New Jersey limited partnership) [see 4.4] 50%LP; 100% with Vista Energy Company
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/Crown Energy
03 Pleasant Valley Energy Company (GP)
04 American Bituminous Power Partners, L.P. (Delaware limited partnership) 0.5%; 50% w/Aguila
05      American Kiln Partners, L.P. (Delaware Limited Partnership)
03 Prince George Energy Company (LP)
04    Hopewell Cogeneration Limited Partnership (Delaware L.P.) 24.75%
04    Hopewell Cogeneration Inc. (Delaware corporation) 25%
05      Hopewell Cogeneration Limited Partnership (Delaware L.P.) 1%
03 Quartz Peak Energy Company (LP)
04    Nevada Sun-Peak Limited Partnership (Nevada ptnrshp) [see 4.2] 50%
03 Rapidan Energy Company (GP)
04    Gordonsville Energy, L.P. (Delaware partnership) [see 4.5] 1%;50%
      w/Madison
03 Reeves Bay Energy Company (GP & LP)
04    North Shore Energy L.P. (Delaware ptnrshp) 50%;100% w/Santa Clara
05      Northville Energy Corporation (New York corporation) 100%
03 Ridgecrest Energy Company (GP)
04    Riverhead Cogeneration I, L.P. (Delaware partnership) 50%; 100%
      w/Centerport
03 Rio Escondido Energy Company
04    Energia Del Norte, S.A. de C.V. (limited liability company) 49%
03 Riverport Energy Company (GP & LP)
04    Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
      w/San Pedro
03 San Felipe Energy Company (GP & LP)
04    Leathers, L.P. (partnership) 50%
03 San Gabriel Energy Company (inactive) (McKenzie gas contracts)
<page 10>
03 San Joaquin Energy Company (GP)
04    Midway-Sunset Cogeneration Company, L.P. (partnership) 50%
03 San Juan Energy Company (GP)
04    March Point Cogeneration Company (partnership) 50%
03 San Pedro Energy Company (GP)
04    Riverhead Cogeneration II, L.P. (Delaware partnership) 50%; 100%
      w/Riverport
03 Santa Ana Energy Company (GP)
04    Riverhead Cogeneration III, L.P. (Delaware partnership) 50%; 100%
      w/Indian Bay
03 Santa Clara Energy Company (GP)
04    North Shore Energy, L.P. (Delaware ptnrshp) 50%; 100% w/Reeves Bay
05      Northville Energy Corporation (New York corporation) 100%
03 Silverado Energy Company (GP)
04    Coalinga Cogeneration Company (partnership) 50%
03 Silver Springs Energy Company
04    Georgia Peaker, L.P. (Delaware L.P.) 50%; 100% w/Lakeview
03 Sonoma Geothermal Company (GP & LP)
04    Geothermal Energy Partners Ltd. (partnership) (Aidlin) 5%LP
03 South Coast Energy Company (GP)
04    Harbor Cogeneration Company (partnership) 30%
03 Southern Sierra Energy Company (GP)
04    Kern River Cogeneration Company (general partnership) 50%
03 Thorofare Energy Company
04 Crown Energy, L.P. (New Jersey partnership) [see 4.3] 48%; 100% w/ Arrowhead and Mission/Eagle
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/ Vista Energy
03 Viejo Energy Company (GP)
04    Sargent Canyon Cogeneration Company (partnership) 50%
03 Vista Energy Company (New Jersey corporation) (GP & LP)
04 Vista Energy, L.P. (New Jersey limited partnership) [see 4.4] 50%GP; 100% w/ Paradise
05 Crown Vista Urban Renewal Corporation (New Jersey corporation) 50%; 100% w/Crown Energy
03 Western Sierra Energy Company (GP)
04    Sycamore Cogeneration Company (general partnership) 50%

INTERNATIONAL:
04    MEC International B.V. (Netherlands corporation) (Holding Company)
      Address:   Croeselaan 18, P. O. Box 2790,
                 3500 GT Utrecht, The Netherlands
05 Asia Power Development Company (Cayman Island) (Meizhou Wan, Ningbo and Nanhai Projects) 99%SH
        Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                  14th Floor, #14-08/10, Singapore 0923
06        Mission China Holdings Company (Cayman Island) (Meizhou Wan
          Project) 99%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 0923
07          Fujian Electric (Hong Kong) LDC 20%SH
            Address:    c/o Caledonian Bank & Trust Limited, Ground Floor,
                        Caledonian House, Mary Street, P. O. Box 1043,
                        George Town, Grand Cayman, Cayman Islands
06        Mission Ningbo Holdings Company (Cayman Island) (Ningbo
          Project) 100%
          Address:      391-B Orchard Road, Ngee Ann City, Tower B,
                        14th Floor, #14-08/10, Singapore 0923
05 Edison Mission Energy Holdings Pty Ltd (formerly Mission Energy Holdings Pty. Ltd.) (Australian corporation) 100%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06        Edison Mission Operation & Maintenance Kwinana Pty Ltd
          (formerly Mission Operations (Kwinana) Pty Ltd) (Australia)
          100% Operator of Kwinana Project
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
<page 11>
06        Edison Mission Operation & Maintenance Loy Yang Pty Ltd.
          (formerly Mission Energy Management Australia Pty. Ltd.) (Australian corporation) 100%
          Address:  P. O. Box 1792, Traralgon, Victoria 3844, Australia
06        Mission Energy Development Australia Pty. Ltd. (Australian
          corporation) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
06        Mission Energy Holdings Superannuation Fund Pty Ltd.
          (retirement fund required by Australia law) 100%
06        Mission Energy (Kwinana) Pty Ltd (Australia) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Kwinana Power Partnership (Australian G.P.) 1%
            Address:    Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
05 Hydro Energy B.V. (Netherlands limited liability company) (formerly Continfin Management B.V.) (equity) 10%SH
        Address:  Croeselaan 18, P. O. Box 2790,
                  3500 GT Utrecht, The Netherlands
06        Compania Mediterranea de Energias, S.A. (Spain corporation)
          (equity) [see 4.7]
          Address:      Paseo de Gracia, 18, 4a, Barcelona, Spain
06        Energias Hidraulicas, S.A. (Spain corporation) (equity)
          Address:      Princesa 3, Madrid, Spain
06        Iberica de Energias, S.A. (Spain corp) (equity) [see 4.15]
          Address:      c/ Concha Espina, 8, 1o, Madrid, Spain
05 Iberian Hy-Power Amsterdam B.V. (Netherlands limited liability company) (equity) 34%SH
        Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
06 Electra La Mella, S.A. (Spain corporation) (equity) [see 4.8] 70% [This entity was merged into Cadagua in December 1995]
          Address:      Ercilla, 26-6o Centro, 48011 Bilbao, Spain
06 Electrometalurgica del Ebro, S.A. ("Emesa") (Spain corporation) (equity) [see 4.9] 92.3%
          Address:      Paseo de Gracia, 18, 4a, Barcelona, Spain
07          Monasterio de Rueda, S.L. (inactive)
06        Hidroelectrica del Cadagua, S.A. (Spain corporation) (equity)
          [see 4.10] 75%
          Address:      Ercilla, 26-6o Centro, 48011 Bilbao, Spain
06        Hidroelectrica de Casillas, S.A. (Spain corporation) (equity)
          [see 4.11] 51%
          Address:      Av. Ramon & Cajal, 10-B, Sevilla, Spain
06        Hidroelectrica de Olvera, S.A. (Spain corporation) (equity)
          [see 4.12] 66%
          Address:  Urbanizacion Las Canteras II, Camas, Sevilla, Spain
06        Hidroelectrica de Posadas, S.A. (Spain corporation) (equity)
          [see 4.13] 100%
          Address:  Urbanizacion Las Canteras II, Camas, Sevilla, Spain
06        Hidroelectrica del Sossis, S.A. (Spain corporation) (equity)
          [see 4.14] 100%
          Address:      Ercilla, 26-6o Centro, 48011 Bilbao, Spain
07          Saltos del Porma, S.A. 0.1%
06        Hidro Holdings 2 100%
06        Hydro Energy B.V. (Netherlands company) (equity) 90%SH
07          Compania Mediterranea de Energias, S.A. (Spain corporation)
            (equity) [see 4.7]
07          Energias Hidraulicas, S.A. (Spain corporation) (equity)
07          Iberica de Energias, S.A. (Spain corp) (equity) [see 4.15]
07          Saltos del Porma, S.A. 0.1%
06        Saltos del Porma, S.A. 98%
05      Latrobe Power Pty. Ltd. (Australian corporation) 50%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and MEVALP 1%)
07          Latrobe Power Partnership (Australian partnership) 99%
<page 12>
08             Loy Yang B Joint Venture (Australian joint venture) [see
               4.6] 51%; 49% to outside partner
05      Loy Yang Holdings Pty. Ltd. (Australian corporation) 100%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06 Edison Mission Energy Australia Ltd. (formerly Mission Energy Australia Ltd.) (Australian public company) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Latrobe Power Partnership (Australian partnership) 1%
08             Loy Yang B Joint Venture (Australian J.V.) [see 4.6]
06        Latrobe Power Pty. Ltd. (Australian corporation) 50%
07          Mission Victoria Partnership (Australian partnership)
08             Latrobe Power Partnership (Australian partnership)
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.6]
06        Mission Energy Ventures Australia Pty. Ltd. (Australian
          company) 100%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Mission Victoria Partnership (Australian partnership) 1%
08             Latrobe Power Partnership (Australian partnership)
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.6]
06        Traralgon Power Pty. Ltd. (Australian corporation) 50%
          Address:      Southgate Complex, Level 20, Tower East,
                        40 City Road, South Melbourne, Victoria 3205
07          Mission Victoria Partnership (Australian ptnrshp) 46.69%
08             Latrobe Power Partnership (Australian partnership)
09                Loy Yang B Joint Venture (Australian J.V.) [see 4.6]
05      MEC Colombia B.V. (Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Doga Enerji Uretim Sanayi ve Ticaret A.S. (Turkish corporation)
          80%
          Address:      Merkez Man, Birlik Caddesi 11/8,
                        Esenyurt, Istanbul, Turkey
05      MEC IES B.V. (formerly MEC ESA B.V.) (Netherlands company) (ISAB
        Project) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        ISAB Energy Services s.r.l. 49% (services co ISAB Project)
05      MEC India B.V. (Netherlands company) (Jojobera Project) 99%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Edison Mission Energy (Mauritius corporation) (formerly Mission Energy Jojobera) (Branch office in India)
          Address:      Louis Leconte Street, Curepipe, Mauritius
05      MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        P. T. Adaro Indonesia 10%
          Address:      Suite 704, World Trade Centre, Jl. Jend.
                        Sudirman Kav. 31, Jakarta 12920 Indonesia
05      MEC Indonesia B.V. (Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        P. T. Paiton Energy Company (Indonesia company) (equity)
          (Paiton Project) 32.5%SH [see 4.22]
          Address:      Mid Plaza II, 15th Floor, Jl. Jend. Sudirman
                        Kav. 10-11, Jakarta 10220 Indonesia
05      MEC International Holdings B.V. (Netherlands corp) 100%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06 Asia Power Development Company (Cayman Island) (Meizhou Wan, Ningbo and Nanhai Projects) 1%SH
07          Mission China Holdings Company (Cayman Island) (Meizhou Wan
            Project)
08             Fujian Electric (Hong Kong) LDC
07          Mission Ningbo Holdings Company (Cayman Island) (inactive)
06        MEC Colombia B.V. (Netherlands company) 1%
06        MEC Esenyurt B.V. (Netherlands company) (Doga Project) 1%SH
07          Doga Enerji Uretim Sanayi ve Ticaret A.S. (Turkish
<page 13>
            corporation)
06        MEC IES B.V. (Netherlands company) (ISAB Project) 1%SH
07          ISAB Energy Services s.r.l.
06        MEC India B.V. (Netherlands company) (Jojobera Project) 1%SH
07          Edison Mission Energy (Mauritius corporation) (formerly
            Mission Energy Jojobera)
06        MEC Indo Coal B.V. (Netherlands company) (Adaro Project) 1%SH
07          P. T. Adaro Indonesia
06        MEC Indonesia B.V. (Netherlands company) 1%
07          P. T. Paiton Energy Company (Indonesia company) (equity)
            (Paiton Project) [see 4.22]
06        MEC Laguna Power B.V. (Netherlands Co.) (Malaya Project) 1%SH
06        MEC Mission B.V. (Netherlands company) 1%
06        MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%SH
07          Kwinana Power Partnership (Australian general partnership)
06        MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%SH
07          ISAB Energy, S.r.l. (Italian J.V. Co.)(equity) [see 4.23]
06        MEC San Pascual B.V. (Netherlands company) 1%SH
07          San Pascual Cogeneration Company International B.V.
06        MEC Turkey B.V. (Netherlands company) 1%
06        MEC Wales B.V. (formerly MEC Global Services B.V.) (Netherlands
          Company) 1%
07          Mission Hydro Limited Partnership (UK limited partnership)
08             First Hydro Holdings Company
09                First Hydro Finance plc
10                   First Hydro Limited [see 4.20]
06        Mission Energy Italia s.r.l. 1% (Office in Italy)
06        Mission China Holdings Company (Cayman Island) (Meizhou Wan
          Project) 1%
07          Fujian Electric (Hong Kong) LDC
06        P.T. Mission Operation and Maintenance Indonesia (Indonesian
          company) 1%
05      MEC Laguna Power B.V. (Netherlands Co.) (Malaya Project) 99%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Mission B.V. (Netherlands company) 99%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Perth B.V. (Netherlands company) (Kwinana Project) 99%
06        Kwinana Power Partnership (Australian G.P.) 99%
          Address:      Level 23, St. Martins Tower
                        44 St George's Terrace, Perth WA 6000
05      MEC Priolo B.V. (Netherlands company) (ISAB Project) 99%SH
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        ISAB Energy, S.r.l. (Italian JV Co) (equity) 49%SH [see 4.23]
          Address:      Corso Gelone No. 103, Siracusa, Sicily, Italy
05      MEC San Pascual B.V. (Netherlands company) 99%SH
        Address:  Croeselaan 18, 3521 GT Utrecht, The Netherlands
06        San Pascual Cogeneration Company International B.V. 45%
          Address:      Croeselaan 18, 3521 GT Utrecht, The Netherlands
05      MEC Turkey B.V. (Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
05      MEC Wales B.V. (formerly MEC Global Services, B.V.)(Netherlands company) 99%
        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06        Mission Hydro Limited Partnership 69%LP
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
07          First Hydro Holdings Company 99%
            Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
08             First Hydro Finance plc
               Address: Lansdowne Hse,Berkeley Sq, London W1X5DH England
09                First Hydro Limited [see 4.20]
                  Address:    Bala House, St. David's House
                              Ewloe, Clwyd, Wales CH5 3XJ
05      Mission Energy Asia Pte Ltd. (Singapore private company limited by shares) 100% (Branch Office in Singapore)
        Address:  391-B Orchard Road, Ngee Ann City, Tower B,
                  14th Floor, #14-08/10, Singapore 0923
06        P.T. Mission Operation and Maintenance Indonesia (Indonesian
<page 14>
          company) 99%
          Address: Jl Gen A Yani No 54,Probolinggo,East Java, Indonesia
05 Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06 Derwent Cogeneration Limited (United Kingdom private limited liability company) (equity) [see 4.17] 33%
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06 Edison Mission Energy Limited (formerly Mission Energy Limited) (United Kingdom private limited company)
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06        Mission Energy Services Limited (United Kingdom private limited company)
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06        Mission Hydro (UK) Limited
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
07          First Hydro Holdings Company 1%
08             First Hydro Finance plc 1%
09                First Hydro Limited [see 4.20]
07          Mission Hydro Limited Partnership 1%GP
08             First Hydro Holdings Company 99%
09                First Hydro Finance plc
10                   First Hydro Limited [see 4.20]
06        Mission (No. 2) Limited (United Kingdom private limited
          company) (formerly Mowlem Power Ltd.)
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06        Pride Hold Limited (United Kingdom corporation) 99%
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
07          Lakeland Power Limited (United Kingdom private company) [see
            4.16] 80%SH
            Address:    Roosecote Power Station, Barrow-In-Furness,
                        Cumbria LA13 OPR England
07          Lakeland Power Development Company (U.K. Corp) 100%
            Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
05      Mission Energy Italia s.r.l. 90% Representative Office in Italy
        Address:  Villa Brasini, Via Flaminia 497, 00191 Rome Italy
05      Pride Hold Limited (United Kingdom corporation) 1%
        Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
06        Lakeland Power Limited (United Kingdom private limited
          liability company) [see 4.16]
          Address:      Roosecote Power Station, Barrow-In-Furness,
                        Cumbria LA13 OPR England
06        Lakeland Power Development Company (U.K. Corp.)
          Address: Lansdowne Hse, Berkeley Sq, London W1X5DH England
05      Traralgon Power Pty. Ltd. (Australian corporation) 50%
        Address:  Southgate Complex, Level 20, Tower East,
                  40 City Road, South Melbourne, Victoria 3205
06        Mission Victoria Partnership (Australian partnership) 46.69%
07          Latrobe Power Partnership (Australian partnership)
08             Loy Yang B Joint Venture (Australian J.V.) [see 4.6]

2. A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION, TRANSMISSION, AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF SUCH STATE.

   Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of 1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and
<page 15>
distribution of natural or manufactured gas. None of Claimant's subsidiaries, other than SCE, is a public utility company. SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

   SCE owns and operates 12 oil- and gas-fueled generating plants, one diesel-fueled generating plant, 38 hydroelectric plants and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating Station. These plants are located in Central and Southern California and the oil- and gas-fueled generating plants are supported by a fuel pipeline and storage system. SCE also owns an undivided 15.8% interest in Units
1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona; and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico; all of which are operated by other utilities. SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark County, Nevada. Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

   SCE's transmission facilities consist of approximately 6,591 circuit miles of 66kV, 115kV and 161kV lines, 3,261 circuit miles of 230kV lines and 500kV line circuit miles consisting of 1,038 miles in California, 125 miles in Nevada and 112 miles in Arizona, for a total 500kV miles of 1,275. SCE's distribution facilities consist of approximately 61,427 pole miles of overhead lines and 29,497 miles of underground lines, and 507 distribution substations, all of which are located in California.

3. THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES:

      (a) NUMBER OF KWH OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL.
          Claimant:     None.
          SCE:          71,481,575,000 kwh of electric energy sold at
                        retail or wholesale.

      (b) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED.
          Claimant:     None.
          SCE:          None.

      (c) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.
          Claimant:     None.
          SCE:          887,743,000 kwh of electric energy sold at
                        wholesale outside California or at the state line.

      (d) NUMBER OF KWH OF ELECTRIC ENERGY AND MCF OF NATURAL OR
          MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.
          Claimant:     None.
          SCE:          6,270,394,418 kwh of electric energy purchased
                        outside California or at the state line.

4. THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

      (a) NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY
<page 16>
          FOR SALE OR FOR THE DISTRIBUTION AT RETAIL OF NATURAL OR MANUFACTURED GAS.

      (b) NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION OF THE INTEREST HELD.

      (c) TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN UTILITY COMPANY.

      (d) CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

      (e) IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH AGREEMENT(S).

4.1   COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP [EWG]

      (a) Commonwealth Atlantic Limited Partnership ("CALP")
          2837 South Military Highway, Chesapeake, VA 23323-0286

          CALP is a 340 MW natural gas and distillate oil fired peaking power generation facility selling power to Virginia Power (the "Facility").

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiary Hanover Energy Company owns Chickahominy River Energy Corp. which in turn owns a 1% general partner interest and a 49% limited partner interest in CALP.

      (c) Chickahominy River Energy Corp. made a capital contribution of $14,000,000 to CALP. Edison Mission Energy owns a 50% interest through its wholly owned subsidiary Hanover Energy Company, in CALP, which is the owner of the Facility. The Facility went into operation on June 4, 1992.

      (d) Capitalization or total equity = $14,000,000
          Net income after taxes for 1995 = $483,393

      (e) There are no contracts between CALP and any system company.

4.2   NEVADA SUN-PEAK LIMITED PARTNERSHIP [EWG]

      (a) Nevada Sun-Peak Limited Partnership
          200 South Virginia Street, Reno, Nevada 89501

          Nevada Sun-Peak L.P. owns a three unit, natural gas and oil fired combustion turbine generation facility designed to produce a net output of approximately 210 MW. The combustion turbines (General Electric PG 7111-EA-CTGs) are capable of operating on either natural gas or No. 2 distillate fuel oil. The transmission facilities associated with the plant are owned by Nevada Power Company. The facility is located near Las Vegas, Nevada. Commercial operation began on June 8, 1991.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Quartz Peak Energy Company, which in turn owns Nevada Sun-Peak
<page 17>
          Limited Partnership, the exempt wholesale generator.

      (c) The capital contribution of $8,125,500 was made by Quartz Peak Energy Company.

      (d) Capitalization or total equity = $8,125,500
          Net income after taxes = $1,138,648

      (e) There are no contracts between Nevada Sun-Peak and any system company.

4.3   CROWN ENERGY, L.P. (canceled) [EWG]

      (a) Crown Energy, L.P. ("Crown")
          Paradise Road at Crown Point Road,
          Thorofare, New Jersey 08086

          In August 1995, Jersey Central Power & Light Company entered into an agreement with Crown to buy back and cancel the power purchase agreement the two previously entered into. Crown Energy is no longer being developed.

4.4   VISTA ENERGY, L.P. (canceled) [EWG]

      (a) Vista Energy, L.P. ("Vista")
          Paradise Road at Crown Point Road
          Thorofare, New Jersey 08086

          In August 1995, Jersey Central Power & Light Company entered into an agreement with Crown to buy back and cancel the power purchase agreement the two previously entered into. Vista Energy is no longer being developed.

4.5   GORDONSVILLE ENERGY, L.P. [EWG]

      (a) Gordonsville Energy, L.P. ("GELP")
          115 Red Hill Road, Gordonsville, VA 22942

          GELP is a gas fired cogeneration facility with the anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months. The electricity generated by the facility will be sold to Virginia Electric & Power Company under two executed 30-year Power Purchase Agreements. The steam generated by the facility is sold to Rapidan Service Authority. This facility is located one mile southwest of Gordonsville, Virginia in Louisa County. GELP went into operation on June 1, 1994.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries Madison Energy Company ("Madison") and Rapidan Energy Company ("Rapidan") owns 49% (LP) and 1% (GP) respectively in GELP.

      (c) Madison made a capital contribution of $25,823,000 and Rapidan made a capital contribution of $527,000, providing a total amount of $26,350,000. As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company ("Jefferson"), a wholly owned subsidiary of Mission Energy Company which sold its interest to Northern Hydro Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission Energy guaranty the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.
<page 18>
      (d) Capitalization or total equity = $25,752,500
          Net income after taxes = $986,253

      (e) Edison Mission Operation & Maintenance, Inc. ("MOMI") operates this facility. MOMI received $802,407 in compensation as operator in 1995.

4.6   LOY YANG B JOINT VENTURE [FUCO]

      (a) Loy Yang B Joint Venture ("LYBJV")
          Bartons Lane, Loy Yang, Victoria, Australia 3844

          LYBJV owns two coal-fired generating units with generator name plate ratings of 500,000 kW each, located in the Latrobe Valley in the State of Victoria, Australia. Unit 1 began commercial operation on September 30, 1993. Unit 2 is expected to be put into operation in late 1996.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; indirect, wholly owned subsidiaries of MEC International B.V. collectively own 51% of the interests in Loy Yang B Joint Venture, the foreign utility company, as explained below.

          The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns the 51% interest. LPP is 1% owned by Edison Mission Energy Australia Ltd (the managing general partner) and 99% owned by Mission Victoria Partnership (a general partner).

          Edison Mission Energy Australia Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

          Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner). Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 50% by MEC International B.V. and 50% by Loy Yang Holdings Pty Ltd. Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang Holdings Pty Ltd, which is owned as described above.

      (c) LPP's capital contribution = US$285,003,038

          Guarantees
          1.   EME Undertaking
               In the document between Edison Mission Energy and the Bank Group entitled "MEC Undertaking," Edison Mission Energy is obligated (i) to support all performance obligations of Edison Mission Operation & Maintenance Loy Yang Pty Ltd ("EMOMILY") (the Operator under the Operation and Maintenance Agreement) and (ii) to provide up to US$3,381,000 in any year to EMOMILY in the event that EMOMILY incurs certain liabilities under the Operation and Maintenance Agreement.

          2.   Guarantee Related to Interest Rate Swap
               If the Bank Group does not extend the maturity of the Project facility, LPP will be in an overswapped position beginning in the year 2000. In order to cap LPP's exposure to interest rates as a result of overswapping, the State Electricity Commission of Victoria ("SECV") agreed to make payments to LPP when floating interest rates are below a given level. SECV required Edison Mission Energy to execute a document entitled "Delta Risk Charge--Covenant
<page 19>
               Guarantee and Indemnity" whereby Edison Mission Energy guaranteed payment to the SECV of amounts equal to the amounts payable by SECV to LPP under the compensation mechanism described above. Edison Mission Energy has an exposure under this guarantee only if short term interest rates in Australia are below 6.4%. In the event that rates are below 6.4%, the maximum amount of Edison Mission Energy's exposure under this guarantee would be approximately US$3,381,000.

          3.   Equity Support Guarantee
               In the document between Edison Mission Energy and the Bank Group entitled "Equity Support Guarantee," Edison Mission Energy is obligated to provide equity during or at the end of the construction period to meet shortfalls or financial ratios in the event the amount contributed under the equity subscription deed is insufficient to meet such shortfalls or ratios. This document contains the following four separate obligations:

               (1) The obligation to provide the greater of 25% of the maximum aggregate loan commitments under the Project Facilities Agreement upon completion of construction of Unit 2 of the Loy Yang B Project or an amount that provides a loan life cover ratio of 1.4. At financial close this obligation was estimated as US$220,100,000. In December 1994 (prior to completion of construction) the equivalent amount was subscribed by the LPP partners, effectively reducing Edison Mission Energy's contingent obligations.

               (2) The obligation to provide up to US$33,381,000 if there is a revenue shortfall due to a failure of Unit 1 to perform as expected prior to Unit 2 coming on line.

               (3) The obligation to provide equity sufficient for funding of debt service reserve up to US$35,162,400 upon completion of Unit 2.

               (4) The obligation to provide an amount equal to the difference between forecast project revenues and project revenues based on an adjusted tariff, in the situation where the tariff adjustment results from a decrease in construction cost due to construction drawdowns occurring slower than scheduled.

      (d) LPP's Net Income after taxes = US$16,752,000
          LPP's Equity = US$285,003,038

      (e) An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance, Inc., operates the generating plant pursuant to an operating and maintenance contract. The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy Holdings Pty Ltd. As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services: management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

          In 1995, Edison Mission Operation & Maintenance Loy Yang Pty Ltd was paid as follows: Management Fee -- US$1,342,571; Operator Incentive -- US$807,263

<page 20>
4.7  COMPANIA MEDITERRANEA DE ENERGIAS, S.A. [FUCO]

      (a) Compania Mediterranea de Energias, S.A. ("Mediterranea") Paseo de Gracia, 18, 4a, Barcelona, Spain

          Mediterranea's facilities consist of the following five mini-hydroelectric facilities which are capable of producing a total of 22.25MW:
          1.   Mendavia:  5.60MW facility in Mendavia, Navarra
          2.   La Ribera:  4.40MW facility in Pradejon, La Rioja
          3.   Gelsa:  7.20MW facility in Gelsa, Zaragoza
          4.   Alos: 4.80MW facility in Alos de Balaguer, Lerida
          5.   Castellas:  2.25MW facility in Valls de Aguilar, Lerida

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V. ("MECI"), which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 90% of Hydro Energy B.V., which in turns owns 100% of Mediterranea. MECI also owns directly 10% of Hydro Energy B.V.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V., and then through Hydro Energy B.V. was $2,039,762. In August, 1993, MECI, through MECI's 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Compagne Generale des Eaux ("CGE"). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company. EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.

          In connection with the acquisition of EH, CGE provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to CGE for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to CGE beginning in 1999 and ending in 2003. Mission Energy Company has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Mission Energy Company provides for no rights of acceleration by CGE under any circumstances. At December 31, 1995, the present value of the deferred payments will amount to $19.2 million ($46.6 million face value discounted at 11.5%).

      (d) Capitalization or total equity = 0
          Net Income after taxes for 1995 = $437,477

      (e) There are no contracts between Mediterranea and any system company.

4.8   ELECTRA LA MELLA, S.A. [FUCO]

          This entity was merged into Hidroelectrica del Cadagua, S.A., in December 1995.

4.9   ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

      (a) Electrometalurgica del Ebro, S.A. ("EMESA")
          Paseo de Gracia, 18, 4a, Barcelona, Spain

          EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near
<page 21>
          the Ebro River in Zaragoza. The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 16.5 MW, respectively.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 92.3% of EMESA.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,140,000.

      (d) Capitalization or total equity = 0
          Net Loss after taxes for 1995 = ($3,928,000) (estimated)

      (e) There are no contracts between EMESA and any system company.

4.10  HIDROELECTRICA DEL CADAGUA, S.A. [FUCO]

      (a) Hidroelectrica del Cadagua, S.A. ("Cadagua")
          Nava de Mena, Termino Municipal de Villasana de Mena, Burgos Central offices: Ercilla, 26-6o Centro, 48011 Bilbao, Spain

          Cadagua's facilities consist of three mini-hydroelectric, masonry weir facilities, all located near the Cadagua River in Bilbao. The three mini-facilities, Maltrana, La Nava and Ahedillo, are capable of producing 340 KW, 320 KW and 600 KW, respectively.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 75% of Cadagua.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $1,998,265.

      (d) Capitalization or total equity = $285,466 (estimated)
          Net Loss after taxes for 1995 = ($42,800) (estimated)

      (e) There are no contracts between Cadagua and any system company.

4.11  HIDROELECTRICA DE CASILLAS, S.A. (not operational) [FUCO]

      (a) Hidroelectrica de Casillas, S.A. ("Casillas")
          Av. Ramon y Cajal, 10-B, Sevilla, Spain

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $356,833.

          Casillas will not become operational until late 1997.

4.12  HIDROELECTRICA DE OLVERA, S.A. [FUCO]

      (a) Hidroelectrica de Olvera, S.A. ("Olvera")
          Urbanizacion Las Canteras II, Camas, Sevilla, Spain

          Olvera's facilities consist of a 2.2 MW mini-hydroelectric, concrete dam facility located near the Guadalimar River, east of Linares (Jaen).

<page 22>
     (b) Edison International's wholly owned subsidiary The Mission
          Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 66% of Olvera.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $142,733.

      (d) Capitalization or total equity = $0 (estimated)
          Net Loss after taxes for 1995 = ($691,543) (estimated)

      (e) There are no contracts between Olvera and any system company.

4.13  HIDROELECTRICA DE POSADAS, S.A. (not operational) [FUCO]

      (a) Hidroelectrica de Posadas, S.A. ("Posadas")
          Urbanizacion Las Canteras II, Camas, Sevilla, Spain

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $178,417.

          Posadas is not expected to become operational until late 1997.

4.14  HIDROELECTRICA DEL SOSSIS, S.A. [FUCO]

      (a) Hidroelectrica del Sossis, S.A. ("Sossis")
          Ercilla, 26-6o Centro, 48011 Bilbao, Spain

          Sossis' facilities consist of a 3.75 MW concrete weir, mini-hydroelectric facility located in Noguera Pallovesa, north of Lerida, Catalonia.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 100% of Sossis.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $892,083.

      (d) Capitalization or total equity = $0 (estimated)
          Net Income after taxes for 1995 = $270,480 (estimated)

      (e) There are no contracts between Sossis and any system company.

4.15  IBERICA DE ENERGIAS, S.A. [FUCO]

      (a) Iberica de Energias, S.A. ("Iberica") c/ Concha Espina, 8, 1o, Madrid, Spain

          Iberica's facilities consist of the following eight mini-hydroelectric facilities which are capable of producing a total of 18.57 MW:
          1.   Quintana:  1.48MW facility in Herrera de Valdecana,
               Palencia
          2.   La Flecha:  2.66MW facility in Arroyo Encomienda,
               Valladolid
          3.   Toro:  4.50MW facility in Toro, Zamora
          4.   Tudela:  1.48MW facility in Tudela de Duero, Valladolid
          5.   Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
          6.   Bocos:  1.60MW facility in Bocos de Duero, Valladolid
          7.   Monasterio:  1.60MW facility in Quintanilla de Arriba,
               Valladolid
          8.   Logrono:  3.68MW facility in Logrono, La Rioja
<page 23>
      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which owns 34% of Iberian Hy-Power Amsterdam B.V., which owns 90% of Hydro Energy B.V., which in turns owns 100% of Iberica. MECI also owns directly 10% of Hydro Energy B.V.

      (c) The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $3,069,053. In August, 1993, MECI, through MECI's 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from Energies, S.A., the hydroelectric development subsidiary of Compagne Generale des Eaux ("CGE"). Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V. CGE is a French water utility company.
          EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.

          In connection with the acquisition of EH, CGE provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing. Consideration to CGE for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to CGE beginning in 1999 and ending in 2003. Edison Mission Energy has provided a guaranty for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments). The guaranty by Edison Mission Energy provides for no rights of acceleration by CGE under any circumstances. At December 31, 1995, the present value of the deferred payments will amount to $19.2 million ($46.6 million face value discounted at 11.5%).

      (d) Capitalization or total equity = $0 (estimated)
          Net Income after taxes for 1995 = $1,166,888 (estimated)

      (e) There are no contracts between Iberica and any system company.

4.16  LAKELAND POWER LIMITED [FUCO]

      (a) Lakeland Power Limited
          Roosecote Power Station, Barrow-in-Furness
          Cumbria, England LA13 OPR

          Lakeland's facilities consist of a 220 MW gas fired combined cycle electricity generation plant.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V., owns
          2 shares (1%) of Pride Hold Limited and 100 shares (100%) of Mission Energy Company (UK) Limited; Mission Energy Company
          (UK) Limited owns 99% of Pride Hold Limited and MECI owns 1%. Pride Hold Limited owns 80% of Lakeland Power Limited. Pride Hold Limited owns 100% of Lakeland Power Development Company.

      (c) The capital contribution made by MECI through Pride Hold Limited was $19,742,455.

      (d) Capitalization or total equity = $0.
          Net income after taxes for 1995 = US$4,979,057.

      (e) There are no contracts between Lakeland and any system company.

<page 24>
4.17 DERWENT COGENERATION LIMITED [FUCO]

      (a) Derwent Cogeneration Limited ("Derwent")
          Lansdowne House, Berkeley Square, London W1X5DH England

          The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V.; MEC International B.V. owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent Cogeneration Limited.

      (c) Total capital contribution = US$12,485,130 (approx.)

      (d) Capitalization or total equity = US$12,485,130 (approx.) Net Loss after taxes for 1995 = (US$2,609,254) (approx.)

      (e) Mission Energy Services Limited ("MESL") provided construction management services to Derwent Cogeneration Limited throughout the construction phase of the project and is now the operator of the facility. MESL is to receive a fixed fee of US$381,470 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services; however, in 1995, MESL only received US$255,584 for nine months of service. MESL received a one-time fee of US$65,535 in 1995.

4.18  EPZ MISSION FUNDING MU TRUST [FUCO]

      (a) EPZ Mission Funding MU Trust ("EPZMFMT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Alpha, which owns 100% of Mission Funding Mu. EPZMFMT is a business trust created under the laws of the State of Delaware. Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT. Wilmington Trust Company is the trustee of the Trust.
<page 25>
      (c) Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000. Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

          The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding Alpha.

      (d) Capitalization or total equity = $13,000,000
          Net income after taxes = $1,458,123

      (e) There are no contracts between EPZ and any system company.

4.19  EPZ MISSION FUNDING NU TRUST [FUCO]

      (a) EPZ Mission Funding Nu Trust ("EPZMFNT")
          c/o Wilmington Trust Company, Rodney Square North,
          1100 North Market Square, Wilmington, Delaware 19890-0004

          EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V. Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility. The Amercentrale Power Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

          EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij ("PNEM"), the distribution company that receives the power from Unit 9. EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system. EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

      (b) Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission Funding Delta, which owns 100% of Mission Funding Nu. EPZMFNT is a business trust created under the laws of the State of Delaware. Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT. Wilmington Trust Company is the trustee of the Trust.

      (c) Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000. Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

          The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission Housing
          Investments.

      (d) Capitalization or total equity = $29,250,000
          Net income after taxes = $3,474,930
<page 26>
      (e) There are no contracts between EPZ and any system company.

4.20  FIRST HYDRO LIMITED [FUCO]

      (a) First Hydro Limited ("First Hydro")
          Bala House, St. David's House, Ewloe, Clwyd, Wales CH5 3XJ

          The principal assets of First Hydro are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088MW. These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its subsidiaries (i) wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of First Hydro Limited; (ii) wholly owned Mission Energy Holdings International, Inc. owns 100% of MEC International B.V., which owns 100% of Mission Energy Company (UK) Limited, which owns 100% of Mission Hydro (UK) Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings Company owns 100% of First Hydro Finance plc, which in turn owns 100% of First Hydro Limited; and (iii) the wholly owned subsidiary Mission Energy Holdings International, Inc. owns 100% of MEC International B.V. which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro Limited Partnership which owns 99% of First Hydro Holdings Company, which owns 100% of First Hydro Finance plc, which owns 100% of First Hydro Limited.

      (c) First Hydro Finance plc ("First Hydro Finance"), indirect subsidiary of Edison Mission Energy, purchased all of the outstanding shares of First Hydro Limited for $1.0 billion plus $45.7 million as consideration for the working capital of First Hydro at the date of acquisition. This acquisition was funded through a combination of (i) a $621.4 million credit facility with Barclays Bank Plc, (ii) a $350 million capital contribution from Edison International, and (iii) the remaining $104.9 came from Edison Mission Energy's working capital.
          First Hydro Finance obtained the financing for First Hydro Holdings Company, a wholly owned indirect subsidiary of Edison Mission Energy. To support the financing for First Hydro Finance, Edison Mission Energy issued two letters of credit from its $400 million corporate revolving credit.

          (i) Revenue Support Letter of Credit - This 12 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and assigned to Prudential Trustee Company Limited as security trustee. The Revenue Support Letter of Credit must be provided during the initial five years of financing and be issued from the bank in short-term ratings of at least A-1/P-1. The Revenue Support Letter of Credit may be used to make up any shortfalls in interest payments owing and may also be used toward curing any default arising from interest coverage ratios dropping below 1.05 to 1.0 for applicable reference periods.

<page 27>
         (ii) Debt Service Reserve Letter of Credit - This 16 million sterling pound Letter of Credit was issued in favor of First Hydro Finance and issued to Prudential Trustee Company Limited as security trustee. The Debt Service Reserve Letter of Credit meets the requirement that the debt service reserve account contain at least 6 months of interest under the bank credit facility agreement with Barclays Bank Plc.

      (d) Net income for 1995 = $11,472,141

      (e) There are no contracts between First Hydro and any system company.

4.21  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

      (a) Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY")
          366 Madison Avenue, Suite 1003, New York, NY 10017

          BNY's facilities will consist of a 286MW combined cycle cogeneration facility utilizing two Siemens V84.2 dual fuel combustion turbines and one or two automatic extraction steam turbines to be located within the existing Building 41 at Brooklyn Navy Yard Industrial Park in Brooklyn, NY.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners, L.P.

      (c) Capital contribution made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., was in the amount of $33,158,043. BNY obtained certain tax exempt bonds to finance the BNY project ("Financing"). In connection with the Financing, BNY entered into two reimbursement agreements with Bank of America NT&SA and certain other lenders for two letters of credit issued by BofA (i) to secure payment of the bonds issued in the amount of $253,945,700 plus interest and (ii) to secure BNY's indemnity to the New York City Industrial Development Agency in connection with the actions taken by or on behalf of the NYCIDA with respect to the BNY facility and the Financing in the amount of $40,000,000 ("Reimbursement Agreements"). As a condition of the issuance of the letters of credit, Edison Mission Energy guaranteed the obligations of BNY pursuant to the Reimbursement Agreements.

      (d) Capitalization or total equity = $33,158,043
          Net income after taxes for 1995 = $4,586,233

      (e) Other than with respect to the Edison Mission Energy guarantee as listed in Item (c) above, there are no contracts between BNY and any system company.

4.22  P. T. PAITON ENERGY COMPANY [FUCO]

      (a) P. T. Paiton Energy Company ("Paiton")
          Mid Plaza 2, 15th Floor, Jl. Jend. Sudirman Kav. 10-11
          Jakarta 10220 Indonesia

          Paiton's facilities consist of two coal-fired electric generating units (under development) in Paiton, Indonesia, on the northeast Java coast. Each unit has a nominal net design capacity of 605MW and will be comprised of a boiler and steam turbine generator with ancillary facilities. The two units will share a control room.

<page 28>
     (b) Edison International's wholly owned subsidiary The Mission
          Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 32.5% of P. T. Paiton Energy Company.

      (c) Capital contribution made by Edison Mission Energy through MEC Indonesia B.V. to Paiton was in the amount of $38,335,385.43. Edison International, Edison Mission Energy, MEC Indonesia B.V., MEC International B.V., and MEC International Holdings B.V. have entered into an Equity Support Agreement wherein each jointly and severally guarantees payment of 38.24% of Paiton's obligation. The initial value of said obligation was $374,275,000; current value as of December 31, 1995, is $335,939,615.

      (d) Capitalization or total equity = $38,335,385.43
          Paiton is in development stages; anticipated date of operation is late 1999.

      (e) (1) Mission Energy Asia Pte. Ltd., the wholly owned Singapore corporation of MEC International B.V., has entered into an Operation and Maintenance Agreement with P. T. Paiton Energy Company to provide operation and maintenance services. This Operation and Maintenance Agreement will be assigned to P.T. Mission Operation & Maintenance Indonesia, another indirect subsidiary of Edison Mission Energy.

          (2) Mission Energy Construction Services, Inc. ("MECSI"), a wholly owned subsidiary of Edison Mission Energy, entered into a Secondment Agreement with Paiton on April 20, 1995 ("Agreement"). MECSI is to recruit and second appropriate personnel to Paiton in connection with the construction of the Paiton facility. MECSI will receive compensation in the amount of US$25,000 from Paiton for the provision of seconded personnel. MECSI executed a letter of confirmation relating to the Agreement on April 21, 1995, which states that in the event the salaries, benefits, wages, taxes and expenses ("Costs") of the seconded personnel equal an amount less than $6.975 million at the beginning of the 59th month following the commencement of construction under the construction contract, Paiton is to immediately pay the difference to MECSI or its designee in US dollars. In the event the Costs exceed $6.975 million, then MECSI shall pay to Paiton the amount of such overage.

          (3) MECSI and Paiton entered into an Owner Representative Agreement on March 31, 1995, wherein MECSI is authorized to represent Paiton with regard to overseas suppliers and procurement on the construction of the facility and interface with the contractor and Perussahan Umum Listrik Negara, the Indonesian state-owned utility, on technical, budgeting, and scheduling matters. Under this agreement, MECSI is to receive compensation in the amount of US$8 million payable in arrears in accordance with a schedule attached to the Owner Representative Agreement.

<page 29
4.23 ISAB ENERGY, S.r.l. [FUCO]

      (a) ISAB Energy, S.r.l. ("ISAB")
          Corso Gelone No. 103, Siracusa, Sicily, Italy

          ISAB's facilities will consist of a 512MW integrated gasification and combined cycle power plant, located in Priolo Gargallo, 8 km. from Siracusa, Sicily, on approximately 100 hectares of land.

      (b) Edison International's wholly owned subsidiary The Mission Group owns 100% of Edison Mission Energy, which owns 100% of Mission Energy Holdings International, Inc., which owns 100% of MEC International B.V., which directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V. indirectly owns the remaining 1% of MEC Priolo B.V., MEC Priolo B.V. owns 49% of ISAB Energy, S.r.l.

      (c) Capital contribution made by Edison Mission Energy through MEC Priolo B.V. was in the amount of US$12,623,000.

      (d) Capitalization or total equity = $0
          Net income after taxes for 1995 = $0
          ISAB is scheduled to become operational by July 1, 2001.

      (e) There are no contracts between ISAB and any system company.


                                EXHIBIT A
      A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR, TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

                                EXHIBIT B
      FINANCIAL DATA SCHEDULE.

                                EXHIBIT C
      AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING COMPANY SYSTEM.

<page30>
     The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 1996.


                                 EDISON INTERNATIONAL


                                 By     Kenneth S. Stewart
                                    -----------------------------
                                        Kenneth S. Stewart
                                     Assistant General Counsel





Corporate Seal

Attest:

Dorothy J. Fulco
----------------------------
Dorothy J. Fulco
Assistant Secretary


NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE ADDRESSED:

Kenneth S. Stewart                     Assistant General Counsel
------------------------------------------------------------------------
      (Name)                                    (Title)

2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
------------------------------------------------------------------------
                              (Address)

<page 31)
                                  Schedule I
                      Southern California Edison Company
MAIN SYSTEM             Electric Generating Properties
-----------
SCE OWNED
------------

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
OIL & GAS:
----------
 Alamitos         Los Angeles        1       Sep. 11, 1956         163,200
                                     2       Feb. 19, 1957         163,200
                                     3        Dec. 4, 1961         333,000
                                     4        Jun. 1, 1962         333,000
                                     5        Mar. 5, 1966         495,000
                                     6        Sep. 6, 1966         495,000
                                     7CT      Jul. 1, 1969         138,125
                                                               -----------
                                     TOTAL PLANT                 2,120,525


 Cool Water       San Bernardino     1       Jun. 15, 1961          65,280
                                     2         May 1, 1964          81,600
                                     3CC      May 31, 1978         290,000
                                     4CC     Aug. 31, 1978         290,000
                                                                ----------
                                     TOTAL PLANT                   726,880

 Ellwood          Santa Barbara      1CT      Aug. 1, 1974          56,700

 El Segundo       Los Angeles        1        May 25, 1955         156,250
                                     2       Aug. 27, 1956         156,250
                                     3        Aug. 1, 1964         342,000
                                     4        Apr. 1, 1965         342,000
                                                                ----------
                                     TOTAL PLANT                   996,500

 Etiwanda         San Bernardino     1        Jul. 9, 1953         122,500
                                     2       Nov. 23, 1953         122,500
                                     3         May 1, 1963         333,000
                                     4       Oct. 18, 1963         333,000
                                     5CT      Jan. 1, 1969         138,125
                                                                ----------
                                     TOTAL PLANT                 1,049,125

 Highgrove        San Bernardino     1        Aug. 1, 1952          34,500
                                     2        Jul. 1, 1952          34,500
                                     3       Nov. 20, 1953          50,000
                                     4       Oct. 23, 1955          50,000
                                                                ----------
                                     TOTAL PLANT                   169,000

 Huntington Beach Orange             1       Jun. 30, 1958         217,600
                                     2        Dec. 5, 1958         217,600
                                     3        May 22, 1961         217,600
                                     4        Jul. 9, 1961         217,600
                                     5CT      Apr. 1, 1969         138,125
                                                                ----------
                                     TOTAL PLANT                 1,008,525

<page 32>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------

OIL & GAS: (continued)
----------------------
 Long Beach       Los Angeles        8CC     Dec. 31, 1976         334,500
                                     9CC     Apr. 30, 1977         252,000
                                                                ----------
                                     TOTAL PLANT                   586,500

 Mandalay         Ventura            1        May 15, 1959         217,600
                                     2       Aug. 27, 1959         217,600
                                     3CT      Apr. 1, 1970         138,125
                                                                ----------
                                     TOTAL PLANT                   573,325

 Ormond Beach     Ventura            1       Dec. 14, 1971         806,400
                                     2        Jun. 1, 1973         806,400
                                                                ----------
                                     TOTAL PLANT                 1,612,800

 Redondo          Los Angeles        1        Mar. 1, 1948          66,000
                                     2       Apr. 17, 1948          69,000
                                     3       Aug. 31, 1949          66,000
                                     4       Oct. 10, 1949          69,000
                                     5       Oct. 11, 1954         156,250
                                     6       Jul. 15, 1957         163,200
                                     7        Feb. 1, 1967         495,000
                                     8        Jul. 1, 1967         495,000
                                                                ----------
                                     TOTAL PLANT                 1,579,450

 San Bernardino   San Bernardino     1       Jun. 15, 1957          65,280
                                     2        Jul. 1, 1958          65,280
                                                                ----------
                                     TOTAL PLANT                   130,560
                                                                ==========
                  TOTAL OIL & GAS:                              10,609,890
                  ----------------
 COAL:
 ----
 Four Corners     San Juan, NM       4        Jul. 1, 1969         818,100
  Owned by Others - 52%                                           (425,412)
                                                                ----------
  Owned by SCE - 48%                                               392,688

                                     5        Jul. 1, 1970         818,100
  Owned by Others - 52%                                           (425,412)
                                                                ----------
  Owned by SCE - 48%                                               392,688
                                                                ==========
                                     TOTAL SCE                     785,376

 Mohave           Clark, NV          1        Apr. 1, 1971         818,100
  Owned by Others - 44%                                           (359,964)
                                                                ----------
  Owned by SCE - 56%                                               458,136

                                     2        Oct. 1, 1971         818,100
  Owned by Others - 44%                                           (359,964)
                                                                ----------
  Owned by SCE - 56%                                               458,136
                           ==========
                                     TOTAL SCE                     916,272
                                                                ==========
                  TOTAL COAL:                                    1,701,648
                  ----------

<page 33>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
NUCLEAR:
--------
 San Onofre       San Diego          1        Jan. 1, 1968               0
  Owned by Others - 20%                                                  0
                                                                ----------
  Owned by SCE - 80%                                                     0

                                     2        Aug. 8, 1983       1,127,000
  Owned by Others - 24.95%                                        (281,185)
                                                                ----------
  Owned by SCE - 75.05%                                            845,815

                                     3        Apr. 1, 1984       1,127,000
  Owned by Others - 24.95%                                        (281,185)
                                                                ----------
  Owned by SCE - 75.05%                                            845,815
                                                                ==========
                                     TOTAL SCE                   1,691,630

 Palo Verde       Maricopa, AZ       1        Feb. 1, 1986       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690

                                     2       Sep. 19, 1986       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690

                                     3       Jan. 20, 1988       1,403,100
  Owned by Others - 84.2%                                       (1,181,410)
                                                                ----------
  Owned by SCE - 15.8%                                             221,690
                                                                ==========
                                     TOTAL SCE                     665,070
                                                                ==========
                  TOTAL NUCLEAR:                                 2,356,700
                  -------------
HYDRO:
------
NORTHERN REGION HYDROELECTRIC PLANTS:
------------------------------------
 Big Creek #1     Fresno             1        Nov. 8, 1913          19,800
                                     2        Nov. 8, 1913          15,750
                                     3       Jul. 12, 1923          21,600
                                     4        Jun. 8, 1925          28,000
                                                                ----------
                                     TOTAL PLANT                    85,150

 Big Creek #2     Fresno             3       Dec. 18, 1913          15,750
                                     4       Jan. 11, 1914          15,750
                                     5        Feb. 1, 1921          17,500
                                     6       Mar. 31, 1925          17,500
                                                                ----------
                                     TOTAL PLANT                    66,500

 Big Creek #2A    Fresno             1        Aug. 6, 1928          55,000
                                     2       Dec. 21, 1928          55,000
                                                                ----------
                                     TOTAL PLANT                   110,000
 Big Creek #3     Fresno & Madera    1        Oct. 3, 1923          34,000
                                     2       Sep. 30, 1923          34,000
                                     3        Oct. 5, 1923          34,000
                                     4       Apr. 28, 1948          36,000
                                     5       Feb. 24, 1980          36,450
                                                                ----------
                                     TOTAL PLANT                   174,450

<page 34>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
NORTHERN REGION HYDROELECTRIC PLANTS: (continued)
------------------------------------
 Big Creek #4     Fresno & Madera    1       Jun. 12, 1951          50,000
                                     2        Jul. 2, 1951          50,000
                                                                ----------
                                     TOTAL PLANT                   100,000

 Big Creek #8     Fresno             1       Aug. 16, 1921          30,000
                                     2        Jun. 8, 1929          45,000
                                                                ----------
                                     TOTAL PLANT                    75,000

 Kaweah #1        Tulare             1       May  25, 1929           2,250

 Kaweah #2        Tulare             2       Sep. 13, 1929           1,800

 Kaweah #3        Tulare             1       May  29, 1913           2,400
                                     2        May 29, 1913           2,400
                                                                ----------
                                     TOTAL PLANT                     4,800

 Mammoth Pool     Madera             1       Mar. 28, 1960          95,000
                                     2       Mar. 28, 1960          95,000
                                                                ----------
                                     TOTAL PLANT                   190,000

 Portal           Fresno             1       Dec. 22, 1956          10,800

 John S. Eastwood Fresno             1        Dec. 1, 1987         199,800

 Tule River       Tulare             1       Sep. 14, 1909           1,260
                                     2       Sep. 14, 1909           1,260
                                                                ----------
                                     TOTAL PLANT                     2,520
                                                                ==========
                  TOTAL NORTHERN REGION HYDRO PLANTS             1,023,070
                  ----------------------------------


EASTERN REGION HYDROELECTRIC PLANTS:
-----------------------------------
 Fontana          San Bernardino     1       Dec. 22, 1917           1,475
                                     2       Dec. 22, 1917           1,475
                                                                ----------
                                     TOTAL PLANT                     2,950


 Kern River #1    Kern               1       May  19, 1907           6,570
                                     2        Jun. 7, 1907           6,570
                                     3       Jul. 29, 1907           6,200
                                     4       Jun. 27, 1907           6,570
                                                                ----------
                                     TOTAL PLANT                    25,910

 Kern River #3    Kern               1       May  13, 1921          20,500
                                     2       Mar. 22, 1921          19,670
                                                                ----------
                                     TOTAL PLANT                    40,170

 Kern River-Borel Kern               1       Dec. 31, 1904           3,000
                                     2       Dec. 31, 1904           3,000
                                     3       Jan. 23, 1932           6,000
                                                                ----------
                                     TOTAL PLANT                    12,000

<page 35>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
EASTERN REGION HYDROELECTRIC PLANTS: (continued)
-----------------------------------

 Lytle Creek      San Bernardino     1       Oct. 23, 1904             250
                                     2       Sep. 15, 1904             250
                                                                ----------
                                     TOTAL PLANT                       500

 Ontario #1       Los Angeles        1       Dec.   , 1902             200
                                     2       Dec.   , 1902             200
                                     3       Dec.   , 1902             200
                                                                ----------
                                     TOTAL PLANT                       600

 Ontario #2       Los Angeles        1       Jun. 13, 1963             320

 San Gorgonio #1  Riverside          1        Dec. 5, 1923           1,500

 San Gorgonio #2  Riverside          1       Dec. 17, 1923             938

 Santa Ana #1     San Bernardino     1       Feb. 14, 1899             800
                                     2       Feb. 10, 1899             800
                                     3        Jan. 9, 1899             800
                                     4       Jan. 10, 1899             800
                                                                ----------
                                     TOTAL PLANT                     3,200

 Santa Ana #2     San Bernardino     1        Jun. 7, 1905             400
                                     2       May  20, 1905             400
                                                                ----------
                                     TOTAL PLANT                       800

 Santa Ana #3     San Bernardino     1        Apr. 1, 1947           1,200

 Sierra           Los Angeles        1       Jan. 12, 1922             240
                                     2       Feb. 16, 1922             240
                                                                ----------
                                     TOTAL PLANT                       480

 Mill Creek #1    San Bernardino     1        Sep. 7, 1893             800

 Mill Creek #2    San Bernardino     1        Aug. 3, 1904             250

 Mill Creek #3    San Bernardino     3       Mar. 20, 1903           1,000
                                     4       Jan. 23, 1904           1,000
                                     5        Mar. 3, 1904           1,000
                                                                ----------
                                     TOTAL PLANT                     3,000

 Bishop Creek #2  Inyo               1       Nov.   , 1908           2,500
                                     2       Nov.   , 1908           2,500
                                     3       Jun.   , 1911           2,320
                                                                ----------
                                     TOTAL PLANT                     7,320

 Bishop Creek #3  Inyo               1       Jun. 12, 1913           2,750
                                     2       Jun. 12, 1913           2,340
                                     3       Jun. 12, 1913           2,500
                                                                ----------
                                     TOTAL PLANT                     7,590

<page 36>

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
EASTERN REGION HYDRO PLANTS:(continued)
---------------------------------------
 Bishop Creek #4  Inyo               1       Sep. 20, 1905           1,000
                                     2       Sep. 20, 1905           1,000
                                     3                1906           1,985
                                     4        Oct. 1, 1907           1,985
                                     5                1909           1,985
                                                                ----------
                                     TOTAL PLANT                     7,955

 Bishop Creek #5  Inyo               1       May  30, 1943           2,000
                                     2        Jun. 1, 1919           2,532
                                                                ----------
                                     TOTAL PLANT                     4,532

 Bishop Creek #6  Inyo               1       Mar. 12, 1913           1,600

 Lundy            Mono               1        Dec. 9, 1911           1,500
                                     2        Feb. 2, 1912           1,500
                                                                ----------
                                     TOTAL PLANT                     3,000

 Poole            Mono               1                1924          11,250

 Rush Creek       Mono               1       Oct. 17, 1916           4,400
                                     2       Dec. 11, 1917           4,000
                                                                ----------
                                     TOTAL PLANT                     8,400
                                                                ==========
                  TOTAL EASTERN REGION HYDROELECTRIC PLANTS        146,265
                  -----------------------------------------

TOTAL HYDROELECTRIC PLANTS                                       1,169,335
--------------------------                                      ==========


OTHER:
------
 SYN FUEL,IGCC - DEMO:
 ---------------------

  Cool Water Coal San Bernardino     1       Jun. 24, 1984         100,000


 BATTERY STORAGE:
 ----------------

  Chino Battery StorageChino         1        Jan. 3, 1991          10,000
                                                                ----------
TOTAL OTHER:                                                       110,000
------------

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM):                        15,946,778
==========================================                      ==========

<page 37>
ISOLATED SYSTEMS:
-----------------

                                                               Generator Name
                 Location           Unit         Date of        Plate Rating
Name of Plant     County             No.        Operation            kW
-------------    --------           ----        ---------        -----------
 Pebbly Beach (Diesel)Los Angeles    7        Jul. 3, 1958           1,000
                  (Catalina)         8       Jun. 26, 1963           1,500
                                     10      Jul. 25, 1966           1,125
                                     12      Jun. 18, 1976           1,550
                                     14      Oct. 24, 1986           1,400
                                     15      Dec. 31, 1995           2,800
                                                                ----------
                                                                     9,375

 Catalina Hydro   Los Angeles        1         May 5, 1983              30
                  (Catalina)         2       Jul. 24, 1985              22
                                     3       Jul. 24, 1985              57
                                                                ----------
                                                                       109
                                                                ==========
TOTAL SCE OWNED RESOURCES:                                           9,484
-----------------------------

TOTAL ISOLATED SYSTEMS RESOURCES:                                    9,484
================================                                ==========

<page 38>
       Attached hereto as Exhibit A are the following financial statements dated as of December 31, 1995, or for the year then ended:

A.1.   Edison International and Subsidiaries Consolidating Balance Sheet.
A.2. Edison International and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.3. Southern California Edison Company and Subsidiaries Consolidating Balance Sheet.
A.4. Southern California Edison Company and Subsidiaries Consolidating Income Statement.
A.5.   Southern California Edison Company and Subsidiaries Equity
       Investments.
A.6.   Nonutility Subsidiaries Consolidating Balance Sheet.
A.7. Nonutility Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.8.   Edison Capital and Subsidiaries Consolidating Balance Sheet.
A.9. Edison Capital and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.10. Edison Capital and Subsidiaries Equity Investments in Real Estate Limited Partnerships.
A.11.  Edison Funding Company and Subsidiaries Consolidating Balance
       Sheet.
A.12. Edison Funding Company and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.13.  Mission Funding Epsilon and Subsidiaries Consolidating Balance
       Sheet.
A.14. Mission Funding Epsilon and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.15.  Edison Housing Investments and Subsidiaries Consolidating Balance
       Sheet.
A.16. Edison Housing Investments and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.17.  Mission Land Company and Subsidiaries Consolidating Balance Sheet.
A.18. Mission Land Company and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.19.  Mission Land Company and Subsidiaries Equity Investments.
A.20. Mission Power Engineering Company and Subsidiaries Consolidating Balance Sheet.
A.21. Mission Power Engineering Company and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.22.  Edison Mission Energy and Subsidiaries Consolidating Balance Sheet.
A.23. Edison Mission Energy and Subsidiaries Consolidating Statements of Income and Retained Earnings.
A.24.  Edison Mission Energy and Subsidiaries Equity Investments.
A.25.  Hanover Energy Company Consolidating Balance Sheet.
A.26. Hanover Energy Company Consolidating Statements of Income and Retained Earnings.
A.27.  MEC International B.V. Consolidating Balance Sheet.
A.28. MEC International B.V. Consolidating Statements of Income and Retained Earnings.
A.29. MEC International B.V., Asia Power Development Company Consolidating Balance Sheet.
A.30. MEC International B.V. Asia Power Development Company Consolidating Statements of Income and Retained Earnings.
A.31.  MEC International B.V., Latrobe Power Pty. Ltd. Consolidating
       Balance Sheet.
A.32. MEC International B.V., Latrobe Power Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
A.33. MEC International B.V., Loy Yang Holdings Pty. Ltd. Consolidating Balance Sheet.
A.34. MEC International B.V., Loy Yang Holdings Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
A.35. MEC International B.V., Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Balance Sheet.
A.36. MEC International B.V., Loy Yang Holdings Pty. Ltd., Latrobe Power Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
<page 39>
A.37. MEC International B.V., Loy Yang Holdings Pty. Ltd., Edison Mission Energy Australia Ltd. Consolidating Balance Sheet.
A.38. MEC International B.V., Loy Yang Holdings Pty. Ltd., Edison Mission Energy Australia Ltd. Consolidating Statements of Income and Retained Earnings.
A.39. MEC International B.V., Loy Yang Holdings Pty. Ltd., Mission Energy Ventures Australia Pty. Ltd. Consolidating Balance Sheet.
A.40. MEC International B.V., Loy Yang Holdings Pty. Ltd., Mission Energy Ventures Australia Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
A.41. MEC International B.V., Traralgon Power Pty. Ltd. Consolidating Balance Sheet.
A.42. MEC International B.V., Traralgon Power Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
A.43.  MEC International Holdings B.V. Consolidating Balance Sheet.
A.44. MEC International Holdings B.V. Consolidating Statements of Income and Retained Earnings.
A.45. MEC International B.V., MEC International Holdings B.V. Consolidating Balance Sheet.
A.46. MEC International B.V., MEC International Holdings B.V. Consolidating Statements of Income and Retained Earnings.
A.47. MEC International B.V., Mission Energy Company (U.K.) Limited Consolidating Balance Sheet.
A.48. MEC International B.V., Mission Energy Company (U.K.) Limited Consolidating Statements of Income and Retained Earnings.
A.49. MEC International B.V., Mission Energy Company (U.K.) Limited, Pride Hold Ltd. Consolidating Balance Sheet.
A.50. MEC International B.V., Mission Energy Company (U.K.) Limited, Pride Hold Ltd. Consolidating Statements of Income and Retained Earnings.
A.51. MEC International B.V., Mission Energy Holdings Pty. Ltd. Consolidating Balance Sheet.
A.52. MEC International B.V., Mission Energy Holdings Pty. Ltd. Consolidating Statements of Income and Retained Earnings.
A.53.  MEC International B.V., Pride Hold Ltd. Consolidating Balance
       Sheet.
A.54. MEC International B.V., Pride Hold Ltd. Consolidating Statements of Income and Retained Earnings.
A.55.  MEC International B.V. Equity Investments.
A.56. MEC International B.V., Mission Hydro (UK) Limited Consolidating Balance Sheet.
A.57. MEC International B.V., Mission Hydro (UK) Limited Consolidating Statements of Income and Retained Earnings.

PAGE

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Southern
                                                California       Nonutility
                                                Edison Co.      Subsidiaries       Edison
                                               Consolidated     Consolidated    International
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                   $19,850,179
Less-accumulated provision for depreciation
  and decommissioning                               8,569,265
                                                ------------------------------------------------------
                                                   11,280,914
Construction work in progress                         727,865
Nuclear fuel, at amortized cost                       139,411
                                                ------------------------------------------------------
Total utility plant                                12,148,190
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                           70,191     $3,070,138            $56
Nuclear decommissioning trusts                      1,260,095
Investments in partnerships
  and unconsolidated subsidiaries                                  1,190,294      6,630,537
Investments in leveraged leases                                      574,091
Other investments                                      65,963
                                                ------------------------------------------------------
Total other property and investments                1,396,249      4,834,523      6,630,593
                                                ------------------------------------------------------
Cash and equivalents                                  261,767        215,344         30,040
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts             911,963        155,739        136,978
Fuel inventory                                        114,357
Materials and supplies, at average cost               151,180
Accumulated deferred income taxes - net               476,725
Prepayments and other current assets                  114,289         11,772            123
                                                ------------------------------------------------------
Total current assets                                2,030,281        382,855        167,141
                                                ------------------------------------------------------
Unamortized debt issuance and
  reacquisition expense                               350,563
Rate phase-in plan                                    129,714
Unamortized nuclear plant--net                         67,185
Income tax-related deferred charges                 1,723,605
Other deferred charges                                309,328        556,271         25,000
                                                ------------------------------------------------------
Total deferred charges                              2,580,395        556,271         25,000
                                                ------------------------------------------------------
TOTAL ASSETS                                      $18,155,115     $5,773,649     $6,822,734
                                                ======================================================

<PAGE 41>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                   Edison
                                               Consolidating    International
                                                Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                                   $19,850,179
Less-accumulated provision for depreciation
  and decommissioning                                               8,569,265
                                                ------------------------------------------------------
                                                                   11,280,914
Construction work in progress                                         727,865
Nuclear fuel, at amortized cost                                       139,411
                                                ------------------------------------------------------
Total utility plant                                                12,148,190
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                        3,140,385
Nuclear decommissioning trusts                                      1,260,095
Investments in partnerships
  and unconsolidated subsidiaries               $(6,630,537)        1,190,294
Investments in leveraged leases                                       574,091
Other investments                                                      65,963
                                                ------------------------------------------------------
Total other property and investments             (6,630,537)        6,230,828
                                                ------------------------------------------------------
Cash and equivalents                                                  507,151
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts          (149,726)        1,054,954
Fuel inventory                                                        114,357
Materials and supplies, at average cost                               151,180
Accumulated deferred income taxes - net                               476,725
Prepayments and other current assets                                  126,184
                                                ------------------------------------------------------
Total current assets                               (149,726)        2,430,551
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                             350,563
Rate phase-in plan                                                    129,714
Unamortized nuclear plant--net                                         67,185
Income tax-related deferred charges                                 1,723,605
Other deferred charges                              (25,000)          865,599
                                                ------------------------------------------------------
Total deferred charges                              (25,000)        3,136,666
                                                ------------------------------------------------------
TOTAL ASSETS                                    $(6,805,263)      $23,946,235
                                                ======================================================

<PAGE 42>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Southern
                                                 California       Nonutility
                                                 Edison Co.      Subsidiaries      Edison
                                                Consolidated     Consolidated   International
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                    $2,345,387       $969,578     $2,660,096
    Retained earnings                                2,780,058        535,514      3,699,572
                                                 ------------------------------------------------------
                                                     5,125,445      1,505,092      6,359,668
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                  283,755
  Subject to mandatory redemption                      275,000        150,000
Long-term debt                                       5,215,117      1,980,080
                                                 ------------------------------------------------------
Total capitalization                                10,899,317      3,635,172      6,359,668
                                                 ------------------------------------------------------
Other long-term liabilities                            344,192
                                                 ------------------------------------------------------
Current portion of long-term debt                        1,375         38,953
Short-term debt                                        359,508                       350,000
Accounts payable                                       346,258         80,676          6,412
Accrued taxes                                          550,384         11,735         (5,024)
Accrued interest                                        86,494         14,269            607
Dividends payable                                      138,334                       110,902
Regulatory balancing accounts--net                     337,867
Deferred unbilled revenue and other                    809,826        195,915           (862)
                                                 ------------------------------------------------------
Total current liabilities                            2,630,046        341,548        462,035
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net              3,310,322      1,029,887           (950)
Accumulated deferred investment tax credits            374,142         30,970
Customer advances and other deferred credits           597,096        106,133          1,981
                                                 ------------------------------------------------------
Total deferred credits                               4,281,560      1,166,990          1,031
                                                 ------------------------------------------------------
Minority interest                                                     629,939
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $18,155,115     $5,773,649      $6,822,734
                                                 ======================================================

<PAGE 43>

Edison International and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                   Edison
                                               Consolidating    International
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $(3,314,965)     $2,660,096
    Retained earnings                               (3,315,572)      3,699,572
                                                 ------------------------------------------------------
                                                    (6,630,537)      6,359,668
Preferred securities of subsidiaries:
  Not subject to mandatory redemption                                  283,755
  Subject to mandatory redemption                                      425,000
Long-term debt                                                       7,195,197
                                                 ------------------------------------------------------
Total capitalization                                (6,630,537)     14,263,620
                                                 ------------------------------------------------------
Other long-term liabilities                                            344,192
                                                 ------------------------------------------------------
Current portion of long-term deb                                        40,328
Short-term debt                                                        709,508
Accounts payable                                       (13,824)        419,522
Accrued taxes                                                          557,095
Accrued interest                                                       101,370
Dividends payable                                     (135,902)        113,334
Regulatory balancing accounts--net                                     337,867
Deferred unbilled revenue and other                                  1,004,879
                                                 ------------------------------------------------------
Total current liabilities                             (149,726)      3,283,903
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                              4,339,259
Accumulated deferred investment tax credits                            405,112
Customer advances and other deferred credits           (25,000)        680,210
                                                 ------------------------------------------------------
Total deferred credits                                 (25,000)      5,424,581
                                                 ------------------------------------------------------
Minority interest                                                      629,939
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $(6,805,263)    $23,946,235
                                                 ======================================================

<PAGE 44>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                 Southern
                                                California       Nonutility
                                                Edison Co.      Subsidiaries       Edison
                                               Consolidated     Consolidated    International
============================================================================================================
Electric utility revenue                        $7,872,718
Diversified operations                                            $532,144         $18,262
                                                ------------------------------------------------------
Total operating revenue                          7,872,718         532,144          18,262
                                                ------------------------------------------------------
Fuel                                               614,954          79,162
Purchased power                                  2,581,878
Provisions for regulatory adjustment
  clauses - net                                    229,744
Other operating expenses                         1,226,534         172,539          30,897
Maintenance                                        356,693           1,857
Depreciation and decommissioning                   954,141          60,117               3
Income taxes                                       559,694         (26,665)         (5,229)
Property and other taxes                           200,236           9,621
                                                ------------------------------------------------------
Total operating expenses                         6,723,874         296,631          25,671
                                                ------------------------------------------------------
Operating income                                 1,148,844         235,513          (7,409)
                                                ------------------------------------------------------
Provision for rate phase-in plan                  (122,233)
Allowance for equity funds used during
  construction                                      19,082
Interest income                                     37,644          26,062           1,120
Minority interest                                                  (47,697)
Other nonoperating income - net                     45,651          (4,459)             26
                                                ------------------------------------------------------
Total other income (deductions) - net              (19,856)        (26,094)          1,146
                                                ------------------------------------------------------
Income before interest and other expense         1,128,988         209,419          (6,263)
                                                ------------------------------------------------------
Interest on long-term debt                         385,187         154,155
Other interest expense                              80,130             (19)          1,070
Allowance for borrowed funds used during
  construction                                     (14,489)
Capitalized interest                                (1,531)        (58,354)
Dividends on subsidiary preferred
  securities                                        36,764          10,095
                                                ------------------------------------------------------
Total interest and other expenses - net            486,061         105,877           1,070
                                                ------------------------------------------------------
NET INCOME                                         642,927         103,542          (7,333)
Retained earnings - beginning of year            2,683,568         448,972         319,302
Dividends declared on common stock                (546,437)        (17,000)        117,765
Stock repurchase and retirement                                                    (45,734)
                                                ------------------------------------------------------
Retained earnings - end of year                 $2,780,058        $535,514        $384,000
                                                ======================================================

<PAGE 45>

Edison International and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                   Edison
                                               Consolidating    International
                                                Adjustments     Consolidated
============================================================================================================
Electric utility revenue                              $(188)    $7,872,530
Diversified operations                              (18,262)       533,144
                                                ------------------------------------------------------
Total operating revenue                             (18,450)     8,404,674
                                                ------------------------------------------------------
Fuel                                                               694,116
Purchased power                                                  2,581,878
Provisions for regulatory adjustment
  clauses - net                                                    229,744
Other operating expenses                            (18,450)     1,411,520
Maintenance                                                        358,550
Depreciation and decommissioning                                 1,014,261
Income taxes                                                       527,800
Property and other taxes                                           209,857
                                                ------------------------------------------------------
Total operating expenses                            (18,450)     7,027,726
                                                ------------------------------------------------------
Operating income                                                 1,376,948
                                                ------------------------------------------------------
Provision for rate phase-in plan                                  (122,233)
Allowance for equity funds used during
  construction                                                      19,082
Interest income                                                     64,826
Minority interest                                                  (47,697)
Other nonoperating income - net                                     41,218
                                                ------------------------------------------------------
Total other income (deductions) - net                              (44,804)
                                                ------------------------------------------------------
Income before interest and other expense                         1,332,144
                                                ------------------------------------------------------
Interest on long-term debt                                         539,342
Other interest expense                                              81,181
Allowance for borrowed funds used during
  construction                                                     (14,489)
Capitalized interest                                               (59,885)
Dividends on subsidiary preferred
  securities                                                        46,859
                                                ------------------------------------------------------
Total interest and other expenses - net                            593,008
                                                ------------------------------------------------------
NET INCOME                                                         739,136
Retained earnings - beginning of year                            3,451,842
Dividends declared on common stock                                (445,672)
Stock repurchase and retirement                                    (45,734)
                                                ------------------------------------------------------
Retained earnings - end of year                                 $3,699,572
                                                ======================================================

<PAGE 46>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                California
                                                 Electric       Conservation       Energy
                                                   Power          Financing       Services
                                                  Company        Corporation        Inc.
============================================================================================================
ASSETS                                          (Inactive)       (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                            $26
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                                     26
                                                ------------------------------------------------------
Cash and equivalents                                                                    977
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                             1,755
Fuel inventory
Materials and supplies, at average cost                                                  86
Accumulated deferred income taxes - net
Prepayments and other current assets                                                    325
                                                ------------------------------------------------------
Total current assets                                                                  3,143
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-realted deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                                         $3,169
                                                ======================================================

<PAGE 47>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     SCE          Southern
                                                Mono Power         Capital         States
                                                  Company          Company         Realty
============================================================================================================
ASSETS                                          (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $818                               $69
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                  818                                69
                                                ------------------------------------------------------
Cash and equivalents                                  160              $66            1,260
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            (104)         200,001              148
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                  38
Prepayments and other current assets                                                  2,554
                                                ------------------------------------------------------
Total current assets                                   56          200,067            4,000
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                                              474
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-realted deferred charges                                                     398
Other deferred charges                                              (6,253)              42
                                                ------------------------------------------------------
Total deferred charges                                              (5,779)             440
                                                ------------------------------------------------------
TOTAL ASSETS                                         $874         $194,288           $4,509
                                                ======================================================

<PAGE 48>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                  Southern
                                                 Southern                        California
                                                California      Consolidating    Edison Co.
                                                Edison Co.       Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost                 $19,850,179                      $19,850,179
Less-accumulated provision for depreciation
  and decommissioning                            (8,569,265)                      (8,569,265)
                                                ------------------------------------------------------
                                                 11,280,914                       11,280,914
Construction work in progress                       727,865                          727,865
Nuclear fuel, at amortized cost                     139,411                          139,411
                                                ------------------------------------------------------
Total utility plant                              12,148,190                       12,148,190
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         69,278                           70,191
Nuclear decommissioning trusts                    1,260,095                        1,260,095
Investments in partnerships
  and unconsolidated subsidiaries                     3,380          $(3,380)
Investments in leveraged leases
Other investments                                    65,963                           65,963
                                                ------------------------------------------------------
Total other property and investments              1,398,716           (3,380)      1,396,249
                                                ------------------------------------------------------
Cash and equivalents                                259,304                          261,767
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts           913,099         (202,936)        911,963
Fuel inventory                                      114,357                          114,357
Materials and supplies, at average cost             151,094                          151,180
Accumulated deferred income taxes - net             476,687                          476,725
Prepayments and other current assets                111,410                          114,289
                                                ------------------------------------------------------
Total current assets                              2,025,951         (202,936)      2,030,281
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense                                           350,563             (474)        350,563
Rate phase-in plan                                  129,714                          129,714
Unamortized nuclear plant--net                       67,185                           67,185
Income tax-realted deferred charges               1,723,207                        1,723,605
Other deferred charges                              309,286            6,253         309,328
                                                ------------------------------------------------------
Total deferred charges                            2,579,955            5,779       2,580,395
                                                ------------------------------------------------------
TOTAL ASSETS                                    $18,152,812        $(200,537)    $18,155,115
                                                ======================================================

<PAGE 49>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                California
                                                 Electric       Conservation       Energy
                                                   Power          Financing       Services
                                                  Company        Corporation        Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)       (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                                       $100
    Retained earnings                                                                 1,561
                                                ------------------------------------------------------
                                                                                      1,661
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                                                  1,661
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                                      1,392
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                                                             1,392
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                                 116
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                                  116
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                 $3,169
                                                ======================================================

<PAGE 50>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     SCE          Southern
                                                Mono Power         Capital         States
                                                  Company          Company         Realty
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                   $2,749             $120           $3,008
    Retained earnings                              (2,694)          (2,179)             715
                                                ------------------------------------------------------
                                                       55           (2,059)           3,723
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                     194,221
                                                ------------------------------------------------------
Total capitalization                                   55          192,162            3,723
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                     1,511              396
Accrued taxes
Accrued interest                                                       615
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                                            2,126              396
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                                 390
Accumulated deferred investment tax credits
Customer advances and other deferred credits          819
                                                ------------------------------------------------------
Total deferred credits                                819                               390
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $874         $194,288           $4,509
                                                ======================================================

<PAGE 51>

Southern California Edison Co. and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                  Southern
                                                 Southern                        California
                                                California       Consulating     Edison Co.
                                                Edison Co.       Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                 $2,345,387        $(5,977)      $2,345,387
    Retained earnings                             2,780,058          2,597        2,780,058
                                                ------------------------------------------------------
                                                  5,125,445         (3,380)       5,125,445
Preferred securities of subsidiaries:
  Not subject to mandatory redemption               283,755                         283,755
  Subject to mandatory redemption                   275,000                         275,000
Long-term debt                                    5,215,117       (194,221)       5,215,117
                                                ------------------------------------------------------
Total capitalization                             10,899,317       (197,601)      10,899,317
                                                ------------------------------------------------------
Other long-term liabilities                         344,192                         344,192
                                                ------------------------------------------------------
Current portion of long-term debt                     1,375                           1,375
Short-term debt                                     359,508                         359,508
Accounts payable                                    345,895         (2,936)         346,258
Accrued taxes                                       550,384                         550,384
Accrued interest                                     85,879                          86,494
Dividends payable                                   138,334                         138,334
Regulatory balancing accounts--net                  337,867                         337,867
Deferred unbilled revenue and other                 809,826                         809,826
                                                ------------------------------------------------------
Total current liabilities                         2,629,068         (2,936)       2,630,046
                                                ------------------------------------------------------
Accumulated deferred income taxes - net           3,309,816                       3,310,322
Accumulated deferred investment tax credits         374,142                         374,142
Customer advances and other deferred credits        596,277                         597,096
                                                ------------------------------------------------------
Total deferred credits                            4,280,235                       4,281,560
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $18,152,812      $(200,537)     $18,155,115
                                                ======================================================

<PAGE 52>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                California
                                                 Electric       Conservation       Energy
                                                   Power          Financing       Services
                                                  Company        Corporation        Inc.
============================================================================================================
                                                (Inactive)            (Inactive)
Electric utility revenue                                                             $7,934
Diversified operations
                                                ------------------------------------------------------
Total operating revenue                                                               7,934
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                              7,686
Maintenance
Depreciation and decommissioning
Income taxes                                                                            109
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                                              7,795
                                                ------------------------------------------------------
Operating income                                                                        139
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                          46
Minority interest
Other - net
                                                ------------------------------------------------------
Total other income (deductions) - net                                                    46
                                                ------------------------------------------------------
Income before interest and other expenses                                               185
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                                   68
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net                                                  68
                                                ------------------------------------------------------
NET INCOME                                                                              117
Retained earnings - beginning of year                                                 1,444
Dividends declared on stock
                                                ------------------------------------------------------
Retained earnings - end of year                                                      $1,561
                                                ======================================================

<PAGE 53>

Southern California Edison Co. and Subsidiaries
Consolidating Statement of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                     SCE          Southern
                                                Mono Power         Capital         States
                                                  Company          Company         Realty
============================================================================================================
                                                (Inactive)
Electric utility revenue                              $24                           $3,357
Diversified operations
                                                ------------------------------------------------------
Total operating revenue                                24                            3,357
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               24              $10           2,149
Maintenance
Depreciation and decommissioning
Income taxes                                                            (3)            489
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                               24                7           2,638
                                                ------------------------------------------------------
Operating income                                                        (7)            719
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                     15,537
Minority interest
Other - net                                                                             (5)
                                                ------------------------------------------------------
Total other income (deductions) - net                               15,537              (5)
                                                ------------------------------------------------------
Income before interest and other expenses                           15,530             714
                                                ------------------------------------------------------
Interest on long-term debt                                          14,749
Other interest expense                                                 787
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net                             15,536
                                                ------------------------------------------------------
NET INCOME                                                              (6)            714
Retained earnings - beginning of year              (2,694)          (2,173)             (1)
Dividends declared on stock
                                                ------------------------------------------------------
Retained earnings - end of year                   $(2,694)         $(2,179)           $713
                                                ======================================================

<PAGE 54>

Southern California Edison Co. and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                  Southern
                                                 Southern                        California
                                                California      Consolidating    Edison Co.
                                                Edison Co.       Adjustments    Consolidated
============================================================================================================
Electric utility revenue                         $7,863,573        $(2,170)       $7,872,718
Diversified operations
                                                ------------------------------------------------------
Total operating revenue                           7,863,573         (2,170)        7,872,718
                                                ------------------------------------------------------
Fuel                                                614,976            (22)          614,954
Purchased power                                   2,581,878                        2,581,878
Provisions for regulatory adjustment
  clauses - net                                     229,744                          229,744
Other operating expenses                          1,218,811         (2,146)        1,226,534
Maintenance                                         356,693                          356,693
Depreciation and decommissioning                    954,141                          954,141
Income taxes                                        559,099                          559,694
Property and other taxes                            200,236                          200,236
                                                ------------------------------------------------------
Total operating expenses                          6,715,578         (2,168)        6,723,874
                                                ------------------------------------------------------
Operating income                                  1,147,995             (2)        1,148,844
                                                ------------------------------------------------------
Provision for rate phase-in plan                   (122,233)                        (122,233)
Allowance for equity funds used during
  construction                                       19,082                           19,082
Interest income                                      37,665        (15,604)           37,644
Minority interest
Other - net                                          45,656                           45,651
                                                ------------------------------------------------------
Total other income (deductions) - net               (19,830)       (15,604)          (19,856)
                                                ------------------------------------------------------
Income before interest and other expenses         1,128,165        (15,606)        1,128,988
                                                ------------------------------------------------------
Interest on long-term debt                          385,187        (14,749)          385,187
Other interest expense                               80,130           (855)           80,130
Allowance for borrowed funds used during
  construction                                      (14,489)                         (14,489)
Capitalized interest                                 (1,531)                          (1,531)
Dividends on preferred securities                    36,764                           36,764
                                                ------------------------------------------------------
Total interest and other expenses - net             486,061        (15,604)          486,061
                                                ------------------------------------------------------
NET INCOME                                          642,104             (2)          642,927
Retained earnings - beginning of year             2,683,568          3,424         2,683,568
Dividends declared on stock                        (546,437)                        (546,437)
                                                ------------------------------------------------------
Retained earnings - end of year                  $2,779,235         $3,422         $2,780,058
                                                ======================================================

<PAGE 55>

Southern California Edison Company and Subsidiaries
Equity Investments
December 31, 1995



                                                Mono Power
                                                  Company
=====================================================================
=====================================================================

Name of Entity:                                 Bear Creek
                                                  Uranium
                                                  Company









Ownership Interest:                                  50%


Nature/Purpose of Business:                        (a)


Ownership Interest in (000):

   Assets                                             $0

   Revenue                                             0

   Net Income                                          0




(a)  To develop and operate an integrated uranium mining complex in Wyoming.
<PAGE 56>

Nonutility Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Edison                           Mission
                                                  Mission          Mission          Power
                                                  Energy        Land Company     Engineering
                                               Consolidated     Consolidated       Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                    $2,749,380         $283,272            $750
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  880,840
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments             3,630,220          283,272             750
                                                ------------------------------------------------------
Cash and equivalents                               137,540            5,843
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts          101,663           21,209
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                10,941              171
                                                ------------------------------------------------------
Total current assets                               250,144           27,223
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             493,672           27,790             473
                                                -------------------------------------------------------
Total deferred charges                             493,672           27,790             473
                                                -------------------------------------------------------
TOTAL ASSETS                                    $4,374,036         $338,285          $1,223
                                                =======================================================

<PAGE 57>

Nonutility Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                  Edison
                                                  Capital        The Mission    Consolidating
                                               Consolidated         Group        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                       $36,736
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  311,921                         ($2,467)
Investments in leveraged leases                    574,091
Other investments                                                $1,487,024     (1,487,024)
                                                ------------------------------------------------------
Total other property and investments               922,748        1,487,024     (1,489,491)
                                                ------------------------------------------------------
Cash and equivalents                                71,392              569
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts           33,049           10,842        (11,024)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                   660
                                                ------------------------------------------------------
Total current assets                               105,101           11,411        (11,024)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              34,931           10,122        (10,717)
                                                -------------------------------------------------------
Total deferred charges                              34,931           10,122        (10,717)
                                                -------------------------------------------------------
TOTAL ASSETS                                    $1,062,780       $1,508,557    ($1,511,232)
                                                =======================================================

<PAGE 58>

Nonutility and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                Nonutility
                                               Subsidiaries
                                               Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                    $3,070,138
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                1,190,294
Investments in leveraged leases                    574,091
Other investments
                                                ------------------------------------------------------
Total other property and investments             4,834,523
                                                ------------------------------------------------------
Cash and equivalents                               215,344
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts          155,739
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                11,772
                                                ------------------------------------------------------
Total current assets                               382,855
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             556,271
                                                -------------------------------------------------------
Total deferred charges                             556,271
                                                -------------------------------------------------------
TOTAL ASSETS                                    $5,773,649
                                                =======================================================

<PAGE 59>

Nonutility Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Edison                           Mission
                                                  Mission          Mission          Power
                                                  Energy        Land Company     Engineering
                                               Consolidated     Consolidated       Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $64,130                          $3,000
    Additional Paid in Capital                     629,289         $202,408
    Retained earnings                              320,529           59,130        (12,473)
                                                ------------------------------------------------------
                                                 1,013,948          261,538         (9,473)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership           150,000
Long-term debt                                   1,839,003           32,158
                                                ------------------------------------------------------
Total capitalization                             3,002,951          293,696         (9,473)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock               37,009            1,944
Short-term debt
Accounts payable                                    84,138              854             679
Accrued taxes                                       11,288              447
Accrued interest                                    13,641              221
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                 53,697              804
                                                ------------------------------------------------------
Total current liabilities                          199,773            4,270             679
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            471,640            9,611
Accumulated deferred investment tax credits         30,970
Customer advances and other deferred credits        38,548           30,708          10,017
                                                ------------------------------------------------------
Total deferred credits                             541,158           40,319          10,017
                                                ------------------------------------------------------
Minority interest                                  630,154
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $4,374,036         $338,285          $1,223
                                                ======================================================

<PAGE 60>

Nonutility Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                  Edison
                                                  Capital        The Mission    Consolidating
                                               Consolidated         Group        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                   $147,866       ($67,130)
    Additional Paid in Capital                    $80,597           821,712       (912,294)
    Retained earnings                             140,414           536,820       (508,906)
                                                ------------------------------------------------------
                                                  221,011         1,506,398     (1,488,330)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                    108,919
                                                ------------------------------------------------------
Total capitalization                              329,930         1,506,398     (1,488,330)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock
Short-term debt
Accounts payable                                    5,021               422        (10,438)
Accrued taxes
Accrued interest                                      407
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other               139,677             1,737
                                                ------------------------------------------------------
Total current liabilities                         145,105             2,159        (10,438)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net           550,419                           (1,783)
Accumulated deferred investment tax credits
Customer advances and other deferred credits       37,541                          (10,681)
                                                ------------------------------------------------------
Total deferred credits                            587,960                          (12,464)
                                                ------------------------------------------------------
Minority interest                                    (215)
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $1,062,780       $1,508,557    ($1,511,232)
                                                ======================================================

<PAGE 61>

Nonutiliity Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                Nonutility
                                               Subsidiaries
                                               Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $147,866
    Additional Paid in Capital                     821,712
    Retained earnings                              535,514
                                                ------------------------------------------------------
                                                 1,505,092
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership           150,000
Long-term debt                                   1,980,080
                                                ------------------------------------------------------
Total capitalization                             3,635,172
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term
  debt and redeemable preferred stock               38,953
Short-term debt
Accounts payable                                    80,676
Accrued taxes                                       11,735
Accrued interest                                    14,269
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                195,915
                                                ------------------------------------------------------
Total current liabilities                          341,548
                                                ------------------------------------------------------
Accumulated deferred income taxes - net          1,029,887
Accumulated deferred investment tax credits         30,970
Customer advances and other deferred credits       106,133
                                                ------------------------------------------------------
Total deferred credits                           1,166,990
                                                ------------------------------------------------------
Minority interest                                  629,939
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $5,773,649
                                                ======================================================

<PAGE 62>

Nonutility Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                  Edison                           Mission
                                                  Mission          Mission          Power
                                                  Energy        Land Company     Engineering
                                               Consolidated     Consolidated       Company
============================================================================================================

Electric utility revenue                         $297,200
Diversified operations                            170,146          $39,007
                                                ------------------------------------------------------
Total operating revenue                           467,346           39,007
                                                ------------------------------------------------------
Fuel                                               79,162
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                          135,403           23,817            $584
Maintenance                                                          1,857
Depreciation and decommissioning                   45,589            4,066
Income taxes                                       17,984              923            (240)
Property and other taxes                            3,874            5,747
                                                ------------------------------------------------------
Total operating expenses                          282,012           36,410             344
                                                ------------------------------------------------------
Operating income                                  185,334            2,597            (344)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                    23,299            1,337           1,196
Minority interest                                 (48,343)              12
Taxes on nonoperating income                      (13,016)            (580)           (143)
Other nonoperating income - net                     9,879              252            (848)
                                                ------------------------------------------------------
Total other income (deductions) - net             (28,181)           1,021             205
                                                ------------------------------------------------------
Income before interest and other expenses         157,153            3,618            (139)
                                                ------------------------------------------------------
Interest on long-term debt                        141,404            3,355
Other interest expense                                                 (19)
Allowance for borrowed funds used during
  construction
Capitalized interest                              (58,354)
Dividends on subsidiary preferred
  securities                                       10,095
                                                ------------------------------------------------------
Total interest and other expenses - net            93,145            3,336
                                                ------------------------------------------------------
NET INCOME                                        $64,008             $282           ($139)
Retained Earnings - beginning of year             256,521           58,848         (12,334)
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                  $320,529          $59,130        ($12,473)
                                                ======================================================

<PAGE 63>

Nonutility Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                  Edison
                                                  Capital        The Mission    Consolidating
                                               Consolidated         Group        Adjustments
============================================================================================================

Electric utility revenue
Diversified operations                            $25,577                             $214
                                                ------------------------------------------------------
Total operating revenue                            25,577                              214
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                           12,418             $317
Maintenance
Depreciation and decommissioning                   10,462
Income taxes                                      (45,295)            (126)             89
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                          (22,415)             191              89
                                                ------------------------------------------------------
Operating income                                   47,992             (191)            125
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       223               7
Minority interest                                     634
Taxes on nonoperating income                                           (3)
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net                 857               4
                                                ------------------------------------------------------
Income before interest and other expenses          48,849             (187)            125
                                                ------------------------------------------------------
Interest on long-term debt                          9,396
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net             9,396
                                                ------------------------------------------------------
NET INCOME                                        $39,453            ($187)           $125
Retained Earnings - beginning of year             117,961          450,403        (422,427)
Dividends declared on common stock                (17,000)          86,604         (86,604)
                                                -----------------------------------------------------
Retained Earnings - end of year                  $140,414         $536,820       ($508,906)
                                                ======================================================

<PAGE 64>

Nonutility Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                  Nonutility
                                                 Subsidiaries
                                                 Consolidated
============================================================================================================

Electric utility revenue                              297,200
Diversified operations                                234,944
                                                   ------------------------------------------------------
Total operating revenue                               532,144
                                                   ------------------------------------------------------
Fuel                                                   79,162
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              172,539
Maintenance                                             1,857
Depreciation and decommissioning                       60,117
Income taxes                                          (26,665)
Property and other taxes                                9,621
                                                   ------------------------------------------------------
Total operating expenses                              296,631
                                                   ------------------------------------------------------
Operating income                                      235,513
                                                   ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        26,062
Minority interest                                     (47,697)
Taxes on nonoperating income                          (13,742)
Other nonoperating income - net                         9,283
                                                   ------------------------------------------------------
Total other income (deductions) - net                 (26,094)
                                                   ------------------------------------------------------
Income before interest and other expenses             209,419
                                                   ------------------------------------------------------
Interest on long-term debt                            154,155
Other interest expense                                    (19)
Allowance for borrowed funds used during
  construction
Capitalized interest                                  (58,354)
Dividends on subsidiary preferred
  securities                                           10,095
                                                   ------------------------------------------------------
Total interest and other expenses - net               105,877
                                                   ------------------------------------------------------
NET INCOME                                           $103,542
Retained Earnings - beginning of year                 448,972
Dividends declared on common stock                    (17,000)
                                                   -----------------------------------------------------
Retained Earnings - end of year                      $535,514
                                                   =====================================================

<PAGE 65>


PAGE

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Edison            Renewable
                                                                           Funding            Energy
                                                      Burlington           Company            Capital
                                                      Apts., Inc.       Consolidated          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $29,862
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $312,723
Investments in leveraged leases                                              574,090
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       29,862            886,813
                                                     ------------------------------------------------------
Cash and equivalents                                          575             71,010
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     644             43,449               $315
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                          541                 13
                                                     ------------------------------------------------------
Total current assets                                        1,760            114,472                315
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                        997             33,769
                                                     ------------------------------------------------------
Total deferred charges                                        997             33,769
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $32,619         $1,035,054               $315
                                                     ======================================================

<PAGE 66>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Mission
                                                      International        Mission
                                                        Capital         Bartlett Hill
                                                         Inc.              Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                  $6,148
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                           6,148
                                                     ------------------------------------------------------
Cash and equivalents                                                              15
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      $1                172
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              98
                                                     ------------------------------------------------------
Total current assets                                            1                285
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                           598
                                                     ------------------------------------------------------
Total deferred charges                                                           598
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $1             $7,031
                                                     ======================================================

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                $726                                $36,736
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                         23,364           $(24,166)            311,921
Investments in leveraged leases                                                   1             574,091
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      24,090            (24,165)            922,748
                                                     ------------------------------------------------------
Cash and equivalents                                        (611)               403              71,392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  3,655            (15,187)             33,049
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                           9                 (1)                660
                                                     ------------------------------------------------------
Total current assets                                       3,053            (14,785)            105,101
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                       (31)              (402)             34,931
                                                     ------------------------------------------------------
Total deferred charges                                       (31)              (402)             34,931
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $27,112           $(39,352)         $1,062,780
                                                     ======================================================

<PAGE 68>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Edison            Renewable
                                                                           Funding            Energy
                                                      Burlington           Company            Capital
                                                      Apts., Inc.       Consolidated          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $1,682            $126,749                 $3
    Retained earnings                                     (1,237)            105,090                185
                                                     ------------------------------------------------------
                                                             445             231,839                188
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                            29,327              74,612
                                                     ------------------------------------------------------
Total capitalization                                      29,772             306,451                188
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                             342               6,924                127
Accrued taxes
Accrued interest                                             146                 261
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                          447             136,391
                                                     ------------------------------------------------------
Total current liabilities                                    935             143,576                127
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    2,120             548,818
Accumulated deferred investment tax credits
Customer advances and other deferred credits                   7              36,209
                                                     ------------------------------------------------------
Total deferred credits                                     2,127             585,027
                                                     ------------------------------------------------------
Minority interest                                           (215)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $32,619          $1,035,054               $315
                                                     ======================================================

<PAGE 69>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Mission
                                                      International        Mission
                                                        Capital         Bartlett Hill
                                                         Inc.              Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                $819
    Retained earnings                                        $(3)                 47
                                                     ------------------------------------------------------
                                                              (3)                866
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                 4,980
                                                     ------------------------------------------------------
Total capitalization                                          (3)              5,846
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               4                 271
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                               83
                                                     ------------------------------------------------------
Total current liabilities                                      4                 354
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                           30
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                            30
                                                     ------------------------------------------------------
Minority interest                                                                801
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                          $1              $7,031
                                                     ======================================================

<PAGE 70>

Edison Capital and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $80,597          $(129,253)           $80,597
    Retained earnings                                    (69,561)           105,893            140,414
                                                     ------------------------------------------------------
                                                          11,036            (23,360)           221,011
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                                 108,919
                                                     ------------------------------------------------------
Total capitalization                                      11,036            (23,360)           329,930
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          12,547            (15,194)             5,021
Accrued taxes
Accrued interest                                                                                   407
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                        2,753                  3            139,677
                                                     ------------------------------------------------------
Total current liabilities                                 15,300            (15,191)           145,105
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     (549)                              550,419
Accumulated deferred investment tax credits
Customer advances and other deferred credits               1,325                                37,541
                                                     ------------------------------------------------------
Total deferred credits                                       776                               587,960
                                                     ------------------------------------------------------
Minority interest                                                              (801)              (215)
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $27,112           $(39,352)        $1,062,780
                                                     ======================================================

<PAGE 71>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                           Edison            Renewable
                                                                           Funding            Energy
                                                      Burlington           Company            Capital
                                                      Apts., Inc.       Consolidated          Company
============================================================================================================

Electric utility revenue
Diversified operations                                    $3,875            $21,260
                                                     ------------------------------------------------------
Total operating revenue                                    3,875             21,260
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   1,517              1,180
Maintenance
Depreciation and decommissioning                             886              9,225
Income taxes                                                 190            (41,373)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   2,593            (30,968)
                                                     ------------------------------------------------------
Operating income                                           1,282             52,228
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 222
Minority interest                                             27                312
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                         27                534
                                                     ------------------------------------------------------
Income before interest and other expenses                  1,309             52,762
                                                     ------------------------------------------------------
Interest on long-term debt                                 1,953              7,108
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                    1,953              7,108
                                                     ------------------------------------------------------
NET INCOME                                                  (644)            45,654
Retained Earnings - beginning of year                       (593)            76,855                $185
Dividends declared on common stock                                          (17,419)
                                                     ------------------------------------------------------
Retained Earnings - End of year                          $(1,237)          $105,090                $185
                                                     ======================================================

<PAGE 72>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                        Mission
                                                      International        Mission
                                                        Capital         Bartlett Hill
                                                         Inc.              Company
============================================================================================================

Electric utility revenue
Diversified operations                                                         $441
                                                     ------------------------------------------------------
Total operating revenue                                                         441
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $3                335
Maintenance
Depreciation and decommissioning                                                195
Income taxes                                                                   (176)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       3                354
                                                     ------------------------------------------------------
Operating income                                              (3)                87
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest                                                               295
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           295
                                                     ------------------------------------------------------
Income before interest and other expenses                     (3)               382
                                                     ------------------------------------------------------
Interest on long-term debt                                                      335
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                         335
                                                     ------------------------------------------------------
NET INCOME                                                    (3)                47
Retained Earnings - beginning of year
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - End of year                              $(3)               $47
                                                     ======================================================

<PAGE 73>

Edison Capital and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                                                              Edison
                                                        Edison          Consolidating         Capital
                                                        Capital          Adjustments       Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                        $4                $(3)           $25,577
                                                     ------------------------------------------------------
Total operating revenue                                        4                 (3)            25,577
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   9,388                 (5)            12,418
Maintenance
Depreciation and decommissioning                             157                 (1)            10,462
Income taxes                                              (3,934)                (2)           (45,295)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   5,611                 (8)           (22,415)
                                                     ------------------------------------------------------
Operating income                                          (5,607)                 5             47,992
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                   1                223
Minority interest                                                                                  634
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                             1                857
                                                     ------------------------------------------------------
Income before interest and other expenses                 (5,607)                 6             48,849
                                                     ------------------------------------------------------
Interest on long-term debt                                                                       9,396
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                                          9,396
                                                     ------------------------------------------------------
NET INCOME                                                (5,607)                 6             39,453
Retained Earnings - beginning of year                    (63,954)           105,468            117,961
Dividends declared on common stock                                              419            (17,000)
                                                     ------------------------------------------------------
Retained Earnings - End of year                         $(69,561)          $105,893           $140,414
                                                     ======================================================

<PAGE 74>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                        MHICAL 95 Company
                                                &                Edison             Edison
                                         Edison Housing          Housing            Housing
                                           Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                           MHICAL 95 LP/      A E Associates         Argyle
                                         Abby Associates    (Avenida Espana)     Redevelopment
                                                                                  Partnership

Ownership Interest:                      99.0%                    99.0%               99.0%

Equity Interest in (000):

Assets                                      $7,659             $8,908              $6,163

Revenues                                     $303                $482              $1,809

Net Income (Loss)                           ($306)              ($269)              ($275)

<PAGE 75>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison              Edison             Edison
                                     Housing             Housing             Housing            Housing
                                   Investments         Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Bartlett Hill       MHIFED 94 LP/       MHIFED 94 LP/       Centertown
                                   Associates         Berry Avenue      Carlton Way Apts/     Associates


Ownership Interest:                      70.0%         99.0%x1.0%          99.0%x1.0%              99.0%

Equity Interest in (000):

Assets                                    $0              $127                 $46              $7,707

Revenues                                  $8              $256                $204                $369

Net Income (Loss)                       ($59)            ($267)              ($169)              ($192)

<PAGE 76>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)



                                             Edison              Edison             Edison
                                             Housing             Housing            Housing
                                           Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                              Centro           MHIFED 94 LP/     Coyote Springs
                                            Partners        Corona Ely Ranch       Apartments
                                                               Associates         Associates


Ownership Interest:                      99.0%               99.0%x1.0%               99.0%

Equity Interest in (000):

Assets                                     $5,656                $150             $12,072

Revenues                                     $239                $396                $577

Net Income (Loss)                           ($313)              ($262)              ($348)

<PAGE 77>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison              Edison             Edison
                                     Housing             Housing             Housing            Housing
                                   Investments         Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Cypress Cove        EAH Larkspur         East Cotati         Edmundson
                                   Associates           Creekside        Avenue Partners      Associates
                                                       Associates                              (Willows)


Ownership Interest:                     99.0%              99.0%                99.0%             99.0%

Equity Interest in (000):

Assets                                $2,981             $2,799               $5,897            $3,540

Revenues                                $203               $228                 $258              $151

Net Income (Loss)                       ($79)              ($94)               ($228)            ($146)

<PAGE 78>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                    Farm (The)         MHIFED 94 LP/          Gilroy             Ginzton
                                   Associates          Fell Street           Redwood          Associates
                                                         Housing           Associates
                                                       Associates

Ownership Interest:                      99.0%         99.0%x1.0%               99.0%              99.0%

Equity Interest in (000):

Assets                                 $6,185               $154              $3,312             $9,710

Revenues                                 $298               $449                $172               $637

Net Income (Loss)                       ($111)             ($348)              ($129)             ($179)

<PAGE 79>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                     Grossman          Heather Glen         Holy Family       MHIFED 94 LP/
                                   Apartments          Associates          Associates       Hope West Apts
                                   Investors


Ownership Interest:                    99.0%               99.0%                99.0%         99.0%x1.0%

Equity Interest in (000):

Assets                               $1,278              $5,686               $9,949                $29

Revenues                                $96                $366                 $548                $64

Net Income (Loss)                      ($47)              ($598)               ($236)             ($126)

<PAGE 80>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                Kennedy Lofts       MHIFED 95 LP/           MHIFED 95 LP/  Mission Housing
                                Associates         La Brea/Franklin        Larkin & Pine        I/
                                                                                         Calif Park Apts.


Ownership Interest:                   97.0%            99.0%x1.0%          99.0%x1.0%         99.0%x1.0%

Equity Interest in (000):

Assets                             $20,527                $61                 $126                $35

Revenues                              $257                $81                  $65                 $4

Net Income (Loss)                    ($183)             ($124)                ($86)               ($1)

<PAGE 81>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                                                                   Mission
                                                                                   Housing
                                                                                  Delta and
                                   Edison          Edison          Edison          Edison          Edison
                                   Housing         Housing         Housing         Housing         Housing
                                 Investments     Investments     Investments     Investments     Investments
============================================================================================================
============================================================================================================
Name of Entity:                    Mission         Mission         Mission         Mission           Mar
                                 Housing II/    Housing III/     Housing IV/     Housing V/      Associates
                                  5363 Dent        De Rose           MPT         Centennial
                                   Avenue          Housing       Apartments         Place
                                 Associates      Associates


Ownership Interest:            99.0%x1.0%      99.0%x1.0%      99.0%x1.0%            99.0%           99.0%

Equity Interest in (000):

Assets                              $13            $50              $76           $10,731         $11,975

Revenues                             $2             $5              $10              $534            $687

Net Income (Loss)                   ($1)           ($3)             ($3)            ($313)          ($427)

<PAGE 82>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                MHICAL 94 Company
                                        &
                                     Edison              Edison             Edison             Mission
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments           Alpha
============================================================================================================
============================================================================================================
Name of Entity:                MHICAL 94 LP/         Mid-Peninsula     Mission Capp          Lee Park
                                 Mayacamas           Sharmon Palms                           Investors
                                  Village             Associates
                                Associates

Ownership Interest:                   99.0%                 99.0%               99.0%             99.0%

Equity Interest in (000):

Assets                              $6,691                $3,093              $5,713            $33,726

Revenues                              $296                  $191                $378             $6,516

Net Income (Loss)                    ($350)                 ($98)              ($243)             ($518)

<PAGE 83>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Beta                Gamma              Delta              Delta
============================================================================================================
============================================================================================================
Name of Entity:                  Richmond              Del Carlo           MH I                MH II
                                City Center              Court            Limited             Limited
                                Associates            Associates       Partnership/        Partnership/
                                                                       Cal Park Apts       5363 Dent Ave

Ownership Interest:                   99.0%                 99.0%         99.0%x99.0%        99.0%x99.0%

Equity Interest in (000):

Assets                              $7,404                $5,421              $3,417             $1,278

Revenues                              $342                  $175                $349               $152

Net Income (Loss)                    ($307)                ($206)              ($123)              ($81)

<PAGE 84>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                                 Mission             Mission            Mission
                                                 Housing             Housing            Housing
                                                  Delta               Delta             Epsilon
===========================================================================================================
===========================================================================================================
Name of Entity:                                  MH III               MH IV               Riverside/
                                                 Limited             Limited               Liebrandt
                                               Partnership         Partnership        Partners (La Playa)
                                                 De Rose         MPT Apartments

Ownership Interest:                         99.0%x99.0%          99.0%x99.0%                99.0%

Equity Interest in (000):

Assets                                          $4,906               $7,512               $2,791

Revenues                                          $453               $1,026                  $61

Net Income (Loss)                                ($331)               ($278)               ($104)

<PAGE 85>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Zeta                Theta              Theta              Theta
============================================================================================================
============================================================================================================
Name of Entity:               Fremont Building LP       Mission             Mission            Mission
                                (Crescent Arms)         Housing             Housing            Housing
                                                       Investors           Investors          Investors
                                                     Partnership/        Partnership/       Partnership/
                                                     Forest Winds          Glen Eden       Gray's Meadows

Ownership Interest:                   99.0%            99.0%x5.0%          99.0%x5.0%         99.0%x5.0%

Equity Interest in (000):

Assets                             $25,359                  $301                $377               $288

Revenues                              $181                   $14                 $12                $14

Net Income (Loss)                    ($792)                 ($12)               ($14)              ($14)

<PAGE 86>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                     Mission             Mission            Mission            Mission
                                     Housing             Housing            Housing            Housing
                                      Theta               Theta              Theta              Theta
============================================================================================================
============================================================================================================
Name of Entity:                   Mission               Mission             Mission             Mission
                                  Housing               Housing             Housing             Housing
                                 Investors             Investors           Investors           Investors
                               Partnership/          Partnership/        Partnership/        Partnership/
                              Rancho Park           Rustic Gardens         Sea Ranch        Prince Bozzuto


Ownership Interest:              99.0%x5.0%            99.0%x5.0%          99.0%x5.0%         99.0%x5.0%

Equity Interest in (000):

Assets                                $421                  $159                $135               $582

Revenues                               $15                    $5                  $8                $69

Net Income (Loss)                     ($12)                  ($6)                ($5)              ($21)

<PAGE 87>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                                 Mission             Mission            Edison
                                                 Housing             Housing            Housing
                                                  Theta               Theta           Investments
=====================================================================================================
=====================================================================================================
Name of Entity:                                Mission                 Mission        MHIFED 94 LP/
                                               Housing                 Housing       Morrone Gardens
                                              Investors               Investors        Associates
                                            Partnership/            Partnership/
                                         Springdale Kresson        1028 Howard


Ownership Interest:                          99.0%x5.0%           99.0%x5.0%           99.0%x1.0%

Equity Interest in (000):

Assets                                            $434                 $253                  $91

Revenues                                           $25                  $10                 $479

Net Income (Loss)                                 ($11)                 ($9)               ($216)

<PAGE 88>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  Neary Lagoon        Open Doors          MHIFED 94 LP/         Palmer
                                  Associates          Associates         Pajaro Court           House


Ownership Interest:                 99.0%                 99.0%          99.0%x1.0%              99.0%

Equity Interest in (000):

Assets                           $10,126                $8,353                 $19             $1,891

Revenues                            $440                  $392                 $30               $196

Net Income (Loss)                  ($384)                ($202)               ($55)              ($51)

<PAGE 89>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHIFED 95C Co
                                        &
                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                 MHIFED 95C LP/           Pilot           MHIFED 95 LP/        Post Office
                              Park Place Terrace         Grove           Pinole Grove            Plaza


Ownership Interest:                 99.0%               99.0%             99.0%x1.0%             99.0%

Equity Interest in (000):

Assets                            $9,950              $7,503                    $98           $62,729

Revenues                             $20                  $0                   $133            $9,046

Net Income (Loss)                  ($104)                 $0                  ($101)             $365

<PAGE 90>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                                           MHICAL 94 Co.
                                                                 &
                                                              Edison                Edison
                                                              Housing               Housing
                                                            Investments           Investments
============================================================================================================
============================================================================================================
Name of Entity:                                            MHICAL 94 LP/           Rosebloom
                                                           Rincon De Los          Associates
                                                           Esteros Assoc          (Oakshade)


Ownership Interest:                                             99.0%                99.0%

Equity Interest in (000):

Assets                                                       $32,543               $3,268

Revenues                                                      $1,661                 $174

Net Income (Loss)                                            ($1,954)               ($165)

<PAGE 91>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                      San Pablo          San Pedro        Santa Paulan        MHIFED 95 LP/
                                  Senior Housing         Gardens            Senior           Second Street
                                    Associates         Associates         Apartments            Center
                                                                          Associates


Ownership Interest:                 99.0%               99.0%                99.0%              99.0%x1.0%

Equity Interest in (000):

Assets                            $4,307              $3,124               $9,103                     $51

Revenues                            $301                $109                 $780                     $74

Net Income (Loss)                  ($164)              ($142)               ($234)                     $8

<PAGE 92>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
===========================================================================================================
===========================================================================================================
Name of Entity:                   South Beach           Stoney            Studebaker           Sultana
                                    Housing              Creek             Building             Acres
                                  Associates          Associates                             Associates


Ownership Interest:                  99.0%                99.0%               99.0%              99.0%

Equity Interest in (000):

Assets                            $13,907               $9,810              $3,356             $2,624

Revenues                             $693                 $397                $216               $146

Net Income (Loss)                   ($359)               ($306)              ($151)              ($80)

<PAGE 93>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                   Tabor Grand       The Josephinum       MHIFED 94 LP/      MHIFED 94 LP/
                                                      Associates         Tierra Linda        Tlaquepaque
                                                                          Associates        Housing Assoc


Ownership Interest:                  99.0%                99.0%          99.0%x1.0%         99.0%x1.0%

Equity Interest in (000):

Assets                             $3,699              $10,243                 $32                $66

Revenues                             $204                 $985                $206               $359

Net Income (Loss)                   ($132)               ($505)              ($102)             ($102)

<PAGE 94>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                    Tuscany          Washington           Westport             Wheeler
                                 Associates            Creek           Village Homes           Manor
                                                    Associates          Associates          Associates


Ownership Interest:                 99.0%                99.0%               99.0%              99.0%

Equity Interest in (000):

Assets                            $4,343               $3,929              $1,222            $13,313

Revenues                            $237                 $185                $123               $605

Net Income (Loss)                  ($210)               ($119)                ($8)             ($367)

<PAGE 95>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHICAL 94 Co.
                                        &
                                     Edison              Edison             Edison
                                     Housing             Housing            Housing
                                   Investments         Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                MHICAL 94 LP/          Y.W.C.A.             16th and
                               Winfield Hill         Villa Nueva         Church Street
                                Associates           Associates           Associates


Ownership Interest:                   99%                  99%                 99%

Equity Interest in (000):

Assets                           $30,217               $8,882              $2,573

Revenues                            $916                 $308                $120

Net Income (Loss)                  ($748)               ($329)              ($143)

<PAGE 96>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                                              Edison                Edison
                                                              Housing               Housing
                                                            Investments           Investments
============================================================================================================
============================================================================================================
Name of Entity:                                                 210                  Delta
                                                            Washington               Plaza
                                                              Avenue              Apartments
                                                            Associates            Associates
                                                           (Renaissance
                                                              Plaza)

Ownership Interest:                                             99.0%                99.0%

Equity Interest in (000):

Assets                                                        $8,522               $2,257

Revenues                                                        $534                  $70

Net Income (Loss)                                              ($479)               ($139)

<PAGE 97>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:               MHIFED 94 LP/        MHIFED 94 LP/        MHIFED 95 LP/        MHIFED 95 LP/
                                Fairview            CDR Senior            Hollywood           1101 Howard
                                 Village          Housing Assoc.          El Centro         St. Associates
                               Associates

Ownership Interest:          99.0%x1.0%            99.0%x1.0%              .099.0%x1.0%    99.0%x1.00%

Equity Interest in (000):

Assets                              $8                   $72                  $113                $59

Revenues                           $44                  $306                  $312                $64

Net Income (Loss)                 ($20)                ($260)                ($131)              ($76)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:               MHIFED 95 LP/        MHIFED 95 LP/        MHIFED 95 LP/        MHIFED 95 LP/
                                 Solinas              Avalon            Mercy Housing         Three Oaks
                                 Village             Courtyard          California III          Housing
                                Partners


Ownership Interest:            99.0%x1.0%           95.0%x1.0%            99.0%x1.0%           99.0%x1.0%

Equity Interest in (000):

Assets                               $34                 $326                   $22                  $31

Revenues                             $67                  $14                   $14                   $9

Net Income (Loss)                   ($64)                ($23)                 ($19)                 ($9)

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHICAL 94 Co        MHIFED 96 Co       MHIFED 96 Co       MHIFED 96 Co
                                        &                   &                  &                  &
                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 94 LP/       MHIFED 96 LP/       MHIFED 96 LP/       MHIFED 96 LP/
                                 West Capital       Lavell Village        North Town           Poco Way
                                   Courtyard          Associates            Housing           Associates

Ownership Interest:                 99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                            $6,738              $1,029                $16,273           $13,491

Revenues                            $244                  $0                     $0              $125

Net Income (Loss)                  ($290)                 $0                     $0             ($226)

<PAGE 100>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHIFED 96 Co       EHI Development      MHICAL 95 Co       MHICAL 95 Co
                                        &                Company               &                  &
                                     Edison                 &               Edison             Edison
                                     Housing           Mission SA           Housing            Housing
                                   Investments           Company          Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHIFED 96 LP/       Santa Alicia        MHICAL 95 LP/       MHICAL 95 LP/
                              Seasons Affordable                           Antelope           Baker Park
                                Senior Housing                            Associates          Associates

Ownership Interest:                 99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                                $0                $396                $21,915           $16,198

Revenues                              $0                  $0                   $320               $83

Net Income (Loss)                     $0                  $0                  ($468)            ($159)

<PAGE 101>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHICAL 95 Co        MHICAL 95 Co       MHICAL 95 Co       MHICAL 95 Co
                                        &                   &                  &                  &
                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 95 LP/       MHICAL 95 LP/       MHICAL 95 LP/       MHICAL 95 LP/
                                    Bracher            Catalonia         Colina Vista        Florin Woods
                                  Associates          Associates                              Associates

Ownership Interest:                 99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                           $12,100                  $0                 $6,116            $7,808

Revenues                             $22                  $0                   $135               $93

Net Income (Loss)                   ($68)                 $0                  ($188)            ($212)

<PAGE 102>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                                                        Mission Housing
                                  MHICAL 95 Co        MHICAL 95 Co         Holdings         MHIFED 96A Co
                                        &                   &                  &                  &
                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                  MHICAL 95 LP/       MHICAL 95 LP/      Mission Housing     MHIFED 96A LP/
                                    Pinmore          Sunset Creek      Partnership 1996/    Altamont Hotel
                                  Associates           Partners           La Terraza

Ownership Interest:                 99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                           $11,145             $14,516                $30,716                $0

Revenues                             $13                $104                     $0                $0

Net Income (Loss)                   ($91)              ($221)                 ($420)               $0

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)

                                  MHIFED 96A Co       MHIFED 96A Co      MHIFED 96A Co      MHIFED 96A Co
                                        &                   &                  &                  &
                                     Edison              Edison             Edison             Edison
                                     Housing             Housing            Housing            Housing
                                   Investments         Investments        Investments        Investments
============================================================================================================
============================================================================================================
Name of Entity:                 MHIFED 96A LP/      MHIFED 96A LP/      MHIFED 96A LP/      MHIFED 96A LP/
                                Good Samaritan       Mercy Housing      Reseda Village      Oxnard Housing
                                                     California VI

Ownership Interest:                 99.0%               99.0%                  99.0%             99.0%

Equity Interest in (000):

Assets                                $0                  $0                     $0                $0

Revenues                              $0                  $0                     $0                $0

Net Income (Loss)                     $0                  $0                     $0                $0

<PAGE 104>

Edison Capital
Equity Investments in Real Estate Limited Partnerships
December 31, 1995
(In thousands)


                                                              Mission
                                                              Housing
                                                              Denver
============================================================================================================
============================================================================================================
Name of Entity:                                          Mercantile Square




Ownership Interest:                                             99.0%

Equity Interest in (000):

Assets                                                         $2,376

Revenues                                                           $0

Net Income (Loss)                                                  $0

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission            Funding
                                                      First Asset          Funding            Epsilon
                                                      Investment            Beta           Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                              $76,084           $385,166
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                          76,084            385,166
                                                     ------------------------------------------------------
Cash and equivalents                                                                                  3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 $19,777             38,995            229,953
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                       19,777             38,995            229,969
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                                3
                                                     ------------------------------------------------------
Total deferred charges                                                                                3
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $19,777           $115,079           $615,138
                                                     ======================================================

<PAGE 106>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Gamma              Kappa              Theta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                $83
Investments in leveraged leases                           $61,947
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       61,947                 83
                                                     ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  22,427                 13                 $7
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                       22,427                 13                  7
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $84,374                $96                 $7
                                                     ======================================================

<PAGE 107>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                          Mu                 Nu                Zeta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $22,689
Investments in leveraged leases                           $14,559            $35,535
Other investments
                                                     ------------------------------------------------------
Total other property and investments                       14,559             35,535             22,689
                                                     ------------------------------------------------------
Cash and equivalents                                            8                 17
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   5,530             10,620             40,666
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                        5,538             10,637             40,666
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                              $20,097            $46,172            $63,355
                                                     ======================================================

<PAGE 108>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Edison                                Edison
                                                      Integrated           Edison             Housing
                                                        Energy             Funding          Investments
                                                       Services            Company         Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           $670,466           $289,951
Investments in leveraged leases                                                                     799
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                         670,466            290,750
                                                     ------------------------------------------------------
Cash and equivalents                                                          69,969              1,013
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     $30              9,811            222,483
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                           30             79,780            223,496
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                          4              1,077             32,685
                                                     ------------------------------------------------------
Total deferred charges                                          4              1,077             32,685
                                                     ------------------------------------------------------
TOTAL ASSETS                                                  $34           $751,323           $546,931
                                                     ======================================================

<PAGE 109>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Edison
                                                                           Funding
                                                     Consolidating         Company
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $(670,466)           $312,723
Investments in leveraged leases                                              574,090
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (670,466)            886,813
                                                     ------------------------------------------------------
Cash and equivalents                                                          71,010
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               (556,863)             43,449
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              13
                                                     ------------------------------------------------------
Total current assets                                    (556,863)            114,472
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                        33,769
                                                     ------------------------------------------------------
Total deferred charges                                                        33,769
                                                     ------------------------------------------------------
TOTAL ASSETS                                         $(1,227,329)         $1,035,054
                                                     ======================================================

<PAGE 110>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission            Funding
                                                      First Asset          Funding            Epsilon
                                                      Investment            Beta           Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $19,764            $39,747           $245,312
    Retained earnings                                          13                153              1,108
                                                     ------------------------------------------------------
                                                           19,777             39,900            246,420
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       19,777             39,900            246,420
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                                  48                108
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                                 147
                                                     ------------------------------------------------------
Total current liabilities                                                         48                255
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                       74,848            368,463
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                     283
                                                     ------------------------------------------------------
Total deferred credits                                                        75,131            368,463
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $19,777           $115,079           $615,138
                                                     ======================================================

<PAGE 111>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Gamma              Kappa              Theta
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $31,488              $100
    Retained earnings                                         292               (21)              $(10)
                                                     ------------------------------------------------------
                                                           31,780                79                (10)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       31,780                79                (10)
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                               53                17                 17
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                      53                17                 17
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                    52,541
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                     52,541
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $84,374               $96                 $7
                                                     ======================================================

<PAGE 112>

Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                          Mu                 Nu                Zeta
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $14,750            $33,188            $26,450
    Retained earnings                                       1,876              4,093              8,259
                                                     ------------------------------------------------------
                                                           16,626             37,281             34,709
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       16,626             37,281             34,709
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                6                  6                114
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                       6                  6                114
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                     3,465              8,885             28,532
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                      3,465              8,885             28,532
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      $20,097            $46,172            $63,355
                                                     ======================================================

<PAGE 113>
Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                        Edison                                Edison
                                                      Integrated           Edison             Housing
                                                        Energy             Funding          Investments
                                                       Services            Company         Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $126,747            $273,064
    Retained earnings                                        $(3)           (11,626)             87,561
                                                     ------------------------------------------------------
                                                              (3)           115,121             360,625
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                               74,612
                                                     ------------------------------------------------------
Total capitalization                                          (3)           189,733             360,625
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                              37            557,639               5,742
Accrued taxes
Accrued interest                                                                261
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                             136,244
                                                     ------------------------------------------------------
Total current liabilities                                     37            557,900             141,986
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      (2,479)             14,563
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  6,169              29,757
                                                     ------------------------------------------------------
Total deferred credits                                                        3,690              44,320
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                         $34           $751,323            $546,931
                                                     ======================================================

<PAGE 114>
Edison Funding Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Edison
                                                                           Funding
                                                     Consolidating         Company
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $(683,861)           $126,749
    Retained earnings                                     13,395             105,090
                                                     ------------------------------------------------------
                                                        (670,466)            231,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                74,612
                                                     ------------------------------------------------------
Total capitalization                                    (670,466)            306,451
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        (556,863)              6,924
Accrued taxes
Accrued interest                                                                 261
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                          136,391
                                                     ------------------------------------------------------
Total current liabilities                               (556,863)            143,576
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      548,818
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                  36,209
                                                     ------------------------------------------------------
Total deferred credits                                                       585,027
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $(1,227,329)         $1,035,054
                                                     ======================================================

<PAGE 115>
Edison Funding Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission            Funding
                                                      First Asset          Funding            Epsilon
                                                      Investment            Beta           Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                                       $1,020             $7,015
                                                     ------------------------------------------------------
Total operating revenue                                                       1,020              7,015
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $3                  3                  9
Maintenance
Depreciation and decommissioning
Income taxes                                                  (2)               300                746
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       1                303                755
                                                     ------------------------------------------------------
Operating income                                              (1)               717              6,260
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                     (1)               717              6,260
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                    (1)               717              6,260
Retained Earnings - beginning of year                         14             19,585             99,017
Dividends declared on common stock                                          (20,149)          (104,169)
                                                     ------------------------------------------------------
Retained Earnings - End of year                              $13               $153             $1,108
                                                     ======================================================

<PAGE 116>
Edison Funding Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                         Gamma              Kappa              Theta
============================================================================================================
Electric utility revenue
Diversified operations                                    $2,066
                                                     ------------------------------------------------------
Total operating revenue                                    2,066
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       3                 $3                 $3
Maintenance
Depreciation and decommissioning
Income taxes                                                 507                 (5)                (2)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                     510                 (2)                 1
                                                     ------------------------------------------------------
Operating income                                           1,556                  2                 (1)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                  1,556                  2                 (1)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                 1,556                  2                 (1)
Retained Earnings - beginning of year                     15,598                (23)                (8)
Dividends declared on common stock                       (16,862)                                   (1)
                                                     ------------------------------------------------------
Retained Earnings - End of year                             $292               $(21)              $(10)
                                                     ======================================================

<PAGE 117>

Edison Funding Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                        Mission            Mission            Mission
                                                        Funding            Funding            Funding
                                                          Mu                 Nu                Zeta
============================================================================================================
Electric utility revenue
Diversified operations                                     $2,355             $5,722            $1,152
                                                     ------------------------------------------------------
Total operating revenue                                     2,355              5,722             1,152
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        3                  3                 3
Maintenance
Depreciation and decommissioning                                                                   894
Income taxes                                                  894              2,244            (2,482)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                      897              2,247            (1,585)
                                                     ------------------------------------------------------
Operating income                                            1,458              3,475             2,737
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                   1,458              3,475             2,737
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                  1,458              3,475             2,737
Retained Earnings - beginning of year                         418                618             5,522
Dividends declared on common stock
                                                     ------------------------------------------------------
Retained Earnings - End of year                            $1,876             $4,093            $8,259
                                                     ======================================================

<PAGE 118>
Edison Funding Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                        Edison                                Edison
                                                      Integrated           Edison             Housing
                                                        Energy             Funding          Investments
                                                       Services            Company         Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                                       $1,963               $(33)
                                                     ------------------------------------------------------
Total operating revenue                                                       1,963                (33)
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      $3              1,062                 82
Maintenance
Depreciation and decommissioning                                                153              8,178
Income taxes                                                  (1)            (3,051)           (40,521)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                       2             (1,836)           (32,261)
                                                     ------------------------------------------------------
Operating income                                              (2)             3,799             32,228
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  98                124
Minority interest                                                                                  312
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                            98                436
                                                     ------------------------------------------------------
Income before interest and other expenses                     (2)             3,897             32,664
                                                     ------------------------------------------------------
Interest on long-term debt                                                    7,107                  1
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                       7,107                  1
                                                     ------------------------------------------------------
NET INCOME                                                    (2)            (3,210)            32,663
Retained Earnings - beginning of year                         (1)          (132,211)            55,318
Dividends declared on common stock                                          123,795               (420)
                                                     ------------------------------------------------------
Retained Earnings - End of year                              $(3)          $(11,626)           $87,561
                                                     ======================================================

<PAGE 119>
Edison Funding Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                           Edison
                                                                           Funding
                                                     Consolidating         Company
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                                      $21,260
                                                     ------------------------------------------------------
Total operating revenue                                                      21,260
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                      1,180
Maintenance
Depreciation and decommissioning                                              9,225
Income taxes                                                                (41,373)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                    (30,968)
                                                     ------------------------------------------------------
Operating income                                                             52,228
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                 222
Minority interest                                                               312
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net                                           534
                                                     ------------------------------------------------------
Income before interest and other expenses                                    52,762
                                                     ------------------------------------------------------
Interest on long-term debt                                                    7,108
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net                                       7,108
                                                     ------------------------------------------------------
NET INCOME                                                                   45,654
Retained Earnings - beginning of year                     $13,008            76,855
Dividends declared on common stock                            387           (17,419)
                                                     ------------------------------------------------------
Retained Earnings - End of year                           $13,395          $105,090
                                                     ======================================================

<PAGE 120>

Mission Funding Epsilon and Subsidiaries
Consolidating Income Statement
December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission           (Bermuda)
                                                        Funding            Funding         Investments,
                                                         Alpha              Delta              Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                          $189,745            $22,740
Other investments
                                                     ------------------------------------------------------
Total other property and investments                      189,745             22,740
                                                     ------------------------------------------------------
Cash and equivalents                                                                                 $1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 128,096             18,334                 12
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                     ------------------------------------------------------
Total current assets                                      128,096             18,334                 13
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                     ------------------------------------------------------
Total deferred charges
                                                     ------------------------------------------------------
TOTAL ASSETS                                             $317,841            $41,074                $13
                                                     ======================================================

<PAGE 121>

Mission Funding Epsilon and Subsidiaries
Consolidating Income Statement
December 31, 1995
(In thousands)

                                                                           Misson
                                                        Mission            Bermuda            Mission
                                                      Investments          Inv Pi             Funding
                                                         Inc.               Ltd.              Epsilon
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              $104,415
Investments in leveraged leases                                                                 172,681
Other investments
                                                     ------------------------------------------------------
Total other property and investments                                                            277,096
                                                     ------------------------------------------------------
Cash and equivalents                                           $1                 $1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       2                               141,972
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                                 13
                                                     ------------------------------------------------------
Total current assets                                            3                  1            141,985
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                                3
                                                     ------------------------------------------------------
Total deferred charges                                                                                3
                                                     ------------------------------------------------------
TOTAL ASSETS                                                   $3                 $1           $419,084
                                                     ======================================================

<PAGE 122>

Mission Funding Epsilon and Subsidiaries
Consolidating Income Statement
December 31, 1995
(In thousands)

                                                                           Mission
                                                                           Funding
                                                     Consolidating         Epsilon
                                                      Adjustments       Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                     ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                     ------------------------------------------------------
Total utility plant
                                                     ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $(104,415)
Investments in leveraged leases                                             $385,166
Other investments
                                                     ------------------------------------------------------
Total other property and investments                    (104,415)            385,166
                                                     ------------------------------------------------------
Cash and equivalents                                                               3
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (58,463)            229,953
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                              13
                                                     ------------------------------------------------------
Total current assets                                     (58,463)            229,969
                                                     ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                             3
                                                     ------------------------------------------------------
Total deferred charges                                                             3
                                                     ------------------------------------------------------
TOTAL ASSETS                                           $(162,878)           $615,138
                                                     ======================================================

<PAGE 123>

Mission Funding Epsilon and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission           (Bermuda)
                                                        Funding            Funding         Investments,
                                                         Alpha              Delta              Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                          $90,522            $13,880                $12
    Retained earnings                                         488                 64
                                                     ------------------------------------------------------
                                                           91,010             13,944                 12
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                       91,010             13,944                 12
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           53,391              5,163                  1
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                     ------------------------------------------------------
Total current liabilities                                  53,391              5,163                  1
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                   173,440             21,967
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                    173,440             21,967
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $317,841            $41,074                $13
                                                     ======================================================

<PAGE 124>
Mission Funding Epsilon and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Misson
                                                        Mission            Bermuda            Mission
                                                      Investments          Inv Pi             Funding
                                                         Inc.               Ltd.              Epsilon
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                               $1                              $245,312
    Retained earnings                                                                               556
                                                     ------------------------------------------------------
                                                                1                               245,868
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                            1                               245,868
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                2                 $1                 13
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                                 147
                                                     ------------------------------------------------------
Total current liabilities                                       2                  1                160
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                                         173,056
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                                          173,056
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                           $3                 $1           $419,084
                                                     ======================================================

<PAGE 125>

Mission Funding Epsilon and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                           Mission
                                                                           Funding
                                                     Consolidating         Epsilon
                                                      Adjustments       Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $(104,415)           $245,312
    Retained earnings                                                          1,108
                                                     ------------------------------------------------------
                                                        (104,415)            246,420
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                     ------------------------------------------------------
Total capitalization                                    (104,415)            246,420
                                                     ------------------------------------------------------
Other long-term liabilities
                                                     ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         (58,463)                108
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                              147
                                                     ------------------------------------------------------
Total current liabilities                                (58,463)                255
                                                     ------------------------------------------------------
Accumulated deferred income taxes - net                                      368,463
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                     ------------------------------------------------------
Total deferred credits                                                       368,463
                                                     ------------------------------------------------------
Minority interest
                                                     ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $(162,878)           $615,138
                                                     ======================================================

<PAGE 126>

Mission Funding Epsilon and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                              Mission
                                                        Mission            Mission           (Bermuda)
                                                        Funding            Funding         Investments,
                                                         Alpha              Delta              Ltd.
============================================================================================================
Electric utility revenue
Diversified operations                                    $4,242               $487
                                                     ------------------------------------------------------
Total operating revenue                                    4,242                487
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       3                  3
Maintenance
Depreciation and decommissioning
Income taxes                                               1,140                623
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                   1,143                626
                                                     ------------------------------------------------------
Operating income                                           3,099               (139)
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                  3,099               (139)
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                 3,099               (139)
Retained Earnings - beginning of year                     50,731              5,310
Dividends declared on common stock                       (53,342)            (5,107)
                                                     ------------------------------------------------------
Retained Earnings - End of year                             $488                $64
                                                     ======================================================

<PAGE 127>

Mission Funding Epsilon and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                           Mission
                                                        Mission            Bermuda            Mission
                                                      Investments          Inv Pi             Funding
                                                         Inc.               Ltd.              Epsilon
============================================================================================================
Electric utility revenue
Diversified operations                                                                          $2,286
                                                     ------------------------------------------------------
Total operating revenue                                                                          2,286
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                             3
Maintenance
Depreciation and decommissioning
Income taxes                                                                                    (1,017)
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                                        (1,014)
                                                     ------------------------------------------------------
Operating income                                                                                 3,300
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                                                        3,300
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                                                       3,300
Retained Earnings - beginning of year                                                           42,976
Dividends declared on common stock                                                             (45,720)
                                                     ------------------------------------------------------
Retained Earnings - End of year                                                                   $556
                                                     ======================================================

<PAGE 128>

Mission Funding Epsilon and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                           Mission
                                                                           Funding
                                                     Consolidating         Epsilon
                                                      Adjustments       Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                                       $7,015
                                                     ------------------------------------------------------
Total operating revenue                                                       7,015
                                                     ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                          9
Maintenance
Depreciation and decommissioning
Income taxes                                                                    746
Property and other taxes
                                                     ------------------------------------------------------
Total operating expenses                                                        755
                                                     ------------------------------------------------------
Operating income                                                              6,260
                                                     ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                     ------------------------------------------------------
Total other income (deductions) - net
                                                     ------------------------------------------------------
Income before interest and other expenses                                     6,260
                                                     ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                     ------------------------------------------------------
Total interest and other expenses - net
                                                     ------------------------------------------------------
NET INCOME                                                                    6,260
Retained Earnings - beginning of year                                        99,017
Dividends declared on common stock                                         (104,169)
                                                     ------------------------------------------------------
Retained Earnings - End of year                                              $1,108
                                                     ======================================================

<PAGE 129>


PAGE

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                     Alpha            Beta             Delta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $1,229           $2,990            $6,800
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                   1,229            2,990             6,800
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              3,948            2,662             6,457
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                   3,948            2,662             6,457
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   137
                                                 ------------------------------------------------------
Total deferred charges                                   137
                                                 ------------------------------------------------------
TOTAL ASSETS                                          $5,314           $5,652           $13,257
                                                 ======================================================

<PAGE 130>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                    Epsilon           Gamma            Theta
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $739           $2,349            $1,170
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                     739            2,349             1,170
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                320            2,003               609
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                     320            2,003               609
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                       86
                                                 ------------------------------------------------------
Total deferred charges                                                                       86
                                                 ------------------------------------------------------
TOTAL ASSETS                                          $1,059           $4,352            $1,865
                                                 ======================================================

<PAGE 131>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission
                                                    Housing          MHIFED           MHICAL
                                                     Zeta              94               94
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $9,905               $1           $23,951
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                   9,905                1            23,951
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                357           19,809            12,245
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                     357           19,809            12,245
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  8,910               556
                                                 ------------------------------------------------------
Total deferred charges                                                  8,910               556
                                                 ------------------------------------------------------
TOTAL ASSETS                                         $10,262          $28,720           $36,752
                                                 ======================================================

<PAGE 132>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                      EHI
                                                      Dev            MHIFED           MHICAL
                                                     Fund              95               95
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                       $38,815
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                                     38,815
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts             $4,013          $12,648             5,427
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                   4,013           12,648             5,427
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   990           10,544
                                                 ------------------------------------------------------
Total deferred charges                                   990           10,544
                                                 ------------------------------------------------------
TOTAL ASSETS                                          $5,003          $23,192           $44,242
                                                 ======================================================

<PAGE 133>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)



                                                    MHIFED           MHIFED           MHIFED
                                                      95B              96A              95C
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $9,886            $4,888
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                    9,886             4,888
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 $1                1               124
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                       1                1               124
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                 ------------------------------------------------------
Total deferred charges
                                                 ------------------------------------------------------
TOTAL ASSETS                                              $1           $9,887            $5,012
                                                 ======================================================

<PAGE 134>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                      EHI                             Mission
                                                      Dev            MHIFED           Housing
                                                      Co               96            Holdings
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                       $211          $21,357           $17,946
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                     211           21,357            17,946
                                                 ------------------------------------------------------
Cash and equivalents                                   1,008
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                  1              217               193
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                   1,009              217               193
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                 ------------------------------------------------------
Total deferred charges
                                                 ------------------------------------------------------
TOTAL ASSETS                                          $1,220          $21,574           $18,139
                                                 ======================================================

<PAGE 135>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                                      Mission
                                                    MHICAL           Mission          Housing
                                                      96               SA             Denver
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $8,000            $6,316
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                    8,000             6,316
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                 $1                1                 1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                       1                1                 1
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                 ------------------------------------------------------
Total deferred charges
                                                 ------------------------------------------------------
TOTAL ASSETS                                              $1           $8,001            $6,317
                                                 ======================================================

<PAGE 136>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Edison
                                                    Edison                            Housing
                                                    Housing       Consolidating     Investments
                                                  Investments      Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   $240,677       $(107,279)          $289,951
Investments in leveraged leases                          799                                799
Other investments
                                                 ------------------------------------------------------
Total other property and investments                 241,476        (107,279)           290,750
                                                 ------------------------------------------------------
Cash and equivalents                                       5                              1,013
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            153,276          (1,831)           222,483
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                 153,281          (1,831)           223,496
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                11,462                             32,685
                                                 ------------------------------------------------------
Total deferred charges                                11,462                             32,685
                                                 ------------------------------------------------------
TOTAL ASSETS                                        $406,219       $(109,110)          $546,931
                                                 ======================================================

<PAGE 137>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                     Alpha            Beta             Delta
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $3,264          $4,459            $10,073
    Retained earnings                                    832           1,295              2,837
                                                 ------------------------------------------------------
                                                       4,096           5,754             12,910
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                   4,096           5,754             12,910
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          27              17                 17
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                          22
                                                 ------------------------------------------------------
Total current liabilities                                 27              17                 39
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                1,191            (119)               308
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                 1,191            (119)               308
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $5,314          $5,652            $13,257
                                                 ======================================================

<PAGE 138>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                    Epsilon           Gamma            Theta
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $847           $3,340             $1,181
    Retained earnings                                    14            1,092                353
                                                 ------------------------------------------------------
                                                        861            4,432              1,534
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                    861            4,432              1,534
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         17               17                146
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                     204                                 132
                                                 ------------------------------------------------------
Total current liabilities                               221               17                278
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                 (23)             (97)                53
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                  (23)             (97)                53
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $1,059           $4,352             $1,865
                                                 ======================================================

<PAGE 139>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Mission
                                                    Housing          MHIFED           MHICAL
                                                     Zeta              94               94
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $792           $20,040           $25,491
    Retained earnings                                  (460)            4,500             3,973
                                                 ------------------------------------------------------
                                                        332            24,540            29,464
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                    332            24,540            29,464
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         18               180               537
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                   9,396             1,661             5,374
                                                 ------------------------------------------------------
Total current liabilities                             9,414             1,841             5,911
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                   7               308             1,377
Accumulated deferred investment tax credits
Customer advances and other deferred credits            509             2,031
                                                 ------------------------------------------------------
Total deferred credits                                  516             2,339             1,377
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                $10,262           $28,720           $36,752
                                                 ======================================================

<PAGE 140>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                      EHI
                                                      Dev            MHIFED           MHICAL
                                                     Fund              95               95
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $5,000           $8,662           $20,569
    Retained earnings                                                   5,519             1,588
                                                 ------------------------------------------------------
                                                       5,000           14,181            22,157
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                   5,000           14,181            22,157
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           3              296                 4
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                     2,317            21,514
                                                 ------------------------------------------------------
Total current liabilities                                  3            2,613            21,518
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                                 2,148               567
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            4,250
                                                 ------------------------------------------------------
Total deferred credits                                                  6,398               567
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $5,003          $23,192           $44,242
                                                 ======================================================

<PAGE 141>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)



                                                    MHIFED           MHIFED           MHIFED
                                                      95B              96A              95C
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                        $347              $396
    Retained earnings                                   $(3)              (3)               (1)
                                                 ------------------------------------------------------
                                                         (3)             344               395
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                     (3)             344               395
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          4                4                 4
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                    9,539             4,618
                                                 ------------------------------------------------------
Total current liabilities                                 4            9,543             4,622
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                                                     (5)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                                                      (5)
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $1           $9,887            $5,012
                                                 ======================================================

<PAGE 142>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                      EHI                             Mission
                                                      Dev            MHIFED           Housing
                                                      Co               96            Holdings
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                      $1,000            $670              $899
    Retained earnings                                      6              (3)             (237)
                                                 ------------------------------------------------------
                                                       1,006             667               662
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                   1,006             667               662
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                         214               3                 3
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                   20,901            17,463
                                                 ------------------------------------------------------
Total current liabilities                                214          20,904            17,466
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                                    3                11
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                                     3                11
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $1,220         $21,574           $18,139
                                                 ======================================================

<PAGE 143>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                                      Mission
                                                    MHICAL           Mission          Housing
                                                      96              SA              Denver
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                         $50              $200
    Retained earnings                                   $(2)              (3)               (3)
                                                 ------------------------------------------------------
                                                         (2)              47               197
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                     (2)              47               197
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          3                4                 4
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                 ------------------------------------------------------
Total current liabilities                                 3                4                 4
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                           7,950             6,116
                                                 ------------------------------------------------------
Total deferred credits                                                 7,950             6,116
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $1           $8,001            $6,317
                                                 ======================================================

<PAGE 144>

Edison Housing Investments and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Edison
                                                    Edison                            Housing
                                                    Housing       Consolidating     Investments
                                                  Investments      Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                    $273,063       $(107,279)          $273,064
    Retained earnings                                 66,267                             87,561
                                                 ------------------------------------------------------
                                                     339,330        (107,279)           360,625
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                 339,330        (107,279)           360,625
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                       6,051          (1,831)             5,742
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                   43,103                            136,244
                                                 ------------------------------------------------------
Total current liabilities                             49,154          (1,831)           141,986
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net                8,834                             14,563
Accumulated deferred investment tax credits
Customer advances and other deferred credits           8,901                             29,757
                                                 ------------------------------------------------------
Total deferred credits                                17,735                             44,320
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                $406,219       $(109,110)          $546,931
                                                 ======================================================

<PAGE 145>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                     Alpha            Beta             Delta
============================================================================================================
Electric utility revenue
Diversified operations                                $(518)           $(307)          $(1,122)
                                                 ------------------------------------------------------
Total operating revenue                                (518)            (307)           (1,122)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  3                2                 3
Maintenance
Depreciation and decommissioning                         31              180               294
Income taxes                                           (418)            (969)           (2,185)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                               (384)            (787)           (1,888)
                                                 ------------------------------------------------------
Operating income                                       (134)             480               766
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net
                                                 ------------------------------------------------------
Income before interest and other expenses              (134)             480               766
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                             (134)             480               766
Retained Earnings - beginning of year                   966              816             2,071
Dividends declared on common stock                                        (1)
                                                 ------------------------------------------------------
Retained Earnings - End of year                        $832           $1,295            $2,837
                                                 ======================================================

<PAGE 146>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                    Mission          Mission          Mission
                                                    Housing          Housing          Housing
                                                    Epsilon           Gamma            Theta
============================================================================================================
Electric utility revenue
Diversified operations                                $(104)           $(205)             $(92)
                                                 ------------------------------------------------------
Total operating revenue                                (104)            (205)              (92)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  3                3                 3
Maintenance
Depreciation and decommissioning                         37              121                71
Income taxes                                           (173)            (698)              (35)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                               (133)            (574)               39
                                                 ------------------------------------------------------
Operating income                                         29              369              (131)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                             68
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net                                                       68
                                                 ------------------------------------------------------
Income before interest and other expenses                29              369               (63)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                               29              369               (63)
Retained Earnings - beginning of year                   (15)             723               416
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                         $14           $1,092              $353
                                                 ======================================================

<PAGE 147>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                    Mission
                                                    Housing          MHIFED           MHICAL
                                                     Zeta              94               94
============================================================================================================
Electric utility revenue
Diversified operations                                $(792)         $(2,311)          $(3,308)
                                                 ------------------------------------------------------
Total operating revenue                                (792)          (2,311)           (3,308)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  3                3                 3
Maintenance
Depreciation and decommissioning                                         576             1,116
Income taxes                                           (342)          (3,219)           (6,600)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                               (339)          (2,640)           (5,481)
                                                 ------------------------------------------------------
Operating income                                       (453)             329             2,173
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                             36
Minority interest                                                        607
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net                                    607                36
                                                 ------------------------------------------------------
Income before interest and other expenses              (453)             936             2,209
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                             (453)             936             2,209
Retained Earnings - beginning of year                    (7)           3,564             1,764
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                       $(460)          $4,500            $3,973
                                                 ======================================================

<PAGE 148>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                      EHI
                                                      Dev            MHIFED           MHICAL
                                                     Fund              95               95
============================================================================================================
Electric utility revenue
Diversified operations                                                 $(564)          $(1,697)
                                                 ------------------------------------------------------
Total operating revenue                                                 (564)           (1,697)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 $3                3                 3
Maintenance
Depreciation and decommissioning                                         234             1,571
Income taxes                                              2             (382)           (4,860)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                  5             (145)           (3,286)
                                                 ------------------------------------------------------
Operating income                                         (5)            (419)            1,589
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           6
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net                     6
                                                 ------------------------------------------------------
Income before interest and other expenses                 1             (419)            1,589
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                                1             (419)            1,589
Retained Earnings - beginning of year                    (1)           5,938                (1)
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                          $0           $5,519            $1,588
                                                 ======================================================

<PAGE 149>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)



                                                    MHIFED           MHIFED           MHIFED
                                                      95B              96A              95C
============================================================================================================
Electric utility revenue
Diversified operations                                                                   $(103)
                                                 ------------------------------------------------------
Total operating revenue                                                                   (103)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 $3               $3                 3
Maintenance
Depreciation and decommissioning                                                            23
Income taxes                                             (1)              (1)             (128)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                  2                2              (102)
                                                 ------------------------------------------------------
Operating income                                         (2)              (2)               (1)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net
                                                 ------------------------------------------------------
Income before interest and other expenses                (2)              (2)               (1)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                               (2)              (2)               (1)
Retained Earnings - beginning of year                    (1)              (1)
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                         $(3)             $(3)              $(1)
                                                 ======================================================

<PAGE 150>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                      EHI                             Mission
                                                      Dev            MHIFED           Housing
                                                      Co               96            Holdings
============================================================================================================
Electric utility revenue
Diversified operations                                    $8           $(215)            $(416)
                                                 ------------------------------------------------------
Total operating revenue                                    8            (215)             (416)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2               3                 3
Maintenance
Depreciation and decommissioning
Income taxes                                                            (215)             (182)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                   2            (212)             (179)
                                                 ------------------------------------------------------
Operating income                                           6              (3)             (237)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net
                                                 ------------------------------------------------------
Income before interest and other expenses                  6              (3)             (237)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                                 6              (3)             (237)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                           $6             $(3)            $(237)
                                                 ======================================================

<PAGE 151>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                                                      Mission
                                                    MHICAL           Mission          Housing
                                                      96               SA             Denver
============================================================================================================
Electric utility revenue
Diversified operations
                                                 ------------------------------------------------------
Total operating revenue
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 $3               $3                $3
Maintenance
Depreciation and decommissioning
Income taxes                                             (1)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                  2                3                 3
                                                 ------------------------------------------------------
Operating income                                         (2)              (3)               (3)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net
                                                 ------------------------------------------------------
Income before interest and other expenses                (2)              (3)               (3)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                               (2)              (3)               (3)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                 ------------------------------------------------------
Retained Earnings - End of year                         $(2)             $(3)              $(3)
                                                 ======================================================

<PAGE 152>

Edison Housing Investments and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                      Edison
                                                    Edison                            Housing
                                                    Housing       Consolidating     Investments
                                                  Investments      Adjustments     Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                              $11,418             $295              $(33)
                                                 ------------------------------------------------------
Total operating revenue                              11,418              295               (33)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 21                                 82
Maintenance
Depreciation and decommissioning                      3,924                              8,178
Income taxes                                        (20,114)                           (40,521)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                            (16,169)                           (32,261)
                                                 ------------------------------------------------------
Operating income                                     27,587              295            32,228
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          14                                124
Minority interest                                                       (295)              312
Other nonoperating income - net
                                                 ------------------------------------------------------
Total other income (deductions) - net                    14             (295)              436
                                                 ------------------------------------------------------
Income before interest and other expenses            27,601                             32,664
                                                 ------------------------------------------------------
Interest on long-term debt                                1                                  1
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                   1                                  1
                                                 ------------------------------------------------------
NET INCOME                                           27,600                             32,663
Retained Earnings - beginning of year                39,086                             55,318
Dividends declared on common stock                     (419)                              (420)
                                                 ------------------------------------------------------
Retained Earnings - End of year                     $66,267               $0           $87,561
                                                 ======================================================

<PAGE 153>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern
                                                  Investment                        CA Commerce
                                                    Company         Calabasas         Center
                                                 Consolidated     Palatino Inc.     North, L.P.
============================================================================================================
ASSETS                                                                              (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $1,004
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    18,893          $(1,810)
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                 19,897           (1,810)
                                                 ------------------------------------------------------
Cash and equivalents                                    158              118
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts             3,321            1,026
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                     (3)
                                                 ------------------------------------------------------
Total current assets                                  3,476            1,144
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                     4
                                                 ------------------------------------------------------
Total deferred charges                                                     4
                                                 ------------------------------------------------------
TOTAL ASSETS                                        $23,373            ($662)
                                                 ======================================================

<PAGE 154>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                     Carol
                                                    Stream         Centrelake         Corona
                                                  Developers     Partners, L.P.   Partners, L.P.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $9,912         $20,481           $11,079
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                   9,912          20,481            11,079
                                                 ------------------------------------------------------
Cash and equivalents                                      36              14               192
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              1,850               7                72
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                       (42)
                                                 ------------------------------------------------------
Total current assets                                   1,886              21               222
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     1              (1)              237
                                                 ------------------------------------------------------
Total deferred charges                                     1              (1)              237
                                                 ------------------------------------------------------
TOTAL ASSETS                                         $11,799         $20,501           $11,538
                                                 ======================================================

<PAGE 155>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                   Irwindale      Lusk-Mission        Mission
                                                     Land          Industrial      Airport Park
                                                    Company        Partners I        Dvlp. Co.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $3,223                           $31,437
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                   3,223                            31,437
                                                 ------------------------------------------------------
Cash and equivalents                                      28                               449
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                198                            22,538
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                        (8)
                                                 ------------------------------------------------------
Total current assets                                     226                            22,979
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     6                            11,018
                                                 ------------------------------------------------------
Total deferred charges                                     6                            11,018
                                                 ------------------------------------------------------
TOTAL ASSETS                                          $3,455                           $65,434
                                                 ======================================================

<PAGE 156>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Ontario
                                                    Airport          Mission          Mission
                                                   Ind. Park       CCH I, L.P.      DAI I, L.P.
============================================================================================================
ASSETS                                                                              (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                 ------------------------------------------------------
Total deferred charges
                                                 ------------------------------------------------------
TOTAL ASSETS
                                                 ======================================================

<PAGE 157>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission
                                                  Industrial
                                                 Constructors,       Mission          Mission
                                                     Inc.         Koll I, L.P.     Nexus I. L.P.
============================================================================================================
ASSETS                                            (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated                               $7,291
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                    7,291
                                                 ------------------------------------------------------
Cash and equivalents                                                        4
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets                                                        4
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    116
                                                 ------------------------------------------------------
Total deferred charges                                                    116
                                                 ------------------------------------------------------
TOTAL ASSETS                                                           $7,411
                                                 ======================================================

<PAGE 158>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission          Mission          Mission
                                                Nexus II, L.P.      Oceangate      Ontario Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $5,719          $52,581            $25,060
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                  5,719           52,581             25,060
                                                 ------------------------------------------------------
Cash and equivalents                                      3              390                 24
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                895              1,405
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                      1              (11)                 1
                                                 ------------------------------------------------------
Total current assets                                      4            1,274              1,430
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                   (1)             779             10,008
                                                 ------------------------------------------------------
Total deferred charges                                   (1)             779             10,008
                                                 ------------------------------------------------------
TOTAL ASSETS                                         $5,722          $54,634            $36,498
                                                 ======================================================

<PAGE 159>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission       Mission Texas       Mission
                                                   South Bay        Property         Vacaville
                                                    Company      Holdings, Inc.        L.P.
============================================================================================================
ASSETS                                            (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                           $54,350
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $750
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                     750            54,350
                                                 ------------------------------------------------------
Cash and equivalents                                                       4                68
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               $226            (741)               19
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                       (23)
                                                 ------------------------------------------------------
Total current assets                                     226            (737)               64
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                    (1)            1,666
                                                 ------------------------------------------------------
Total deferred charges                                                    (1)            1,666
                                                 ------------------------------------------------------
TOTAL ASSETS                                            $226             $12           $56,080
                                                 ======================================================

<PAGE 160>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     Realco
                                                    Ontario       Texas Master        Mission
                                                   Lakeshore         Limited           Land
                                                Partners, L.P.     Partnership        Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                            $60,386
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                       171,767
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                                    232,153
                                                 ------------------------------------------------------
Cash and equivalents                                                                      4,347
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                               137,180
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                        237
                                                 ------------------------------------------------------
Total current assets                                                                    141,764
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                    4,116
                                                 ------------------------------------------------------
Total deferred charges                                                                    4,116
                                                 ------------------------------------------------------
TOTAL ASSETS                                                                           $378,033
                                                 ======================================================

<PAGE 161>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Land
                                                 Consolidating       Company
                                                  Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                           $749          $283,272
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  (189,600)
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments               (188,851)          283,272
                                                 ------------------------------------------------------
Cash and equivalents                                      8             5,843
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts          (146,787)           21,209
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                     19               171
                                                 ------------------------------------------------------
Total current assets                               (146,760)           27,223
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                 (158)           27,790
                                                 ------------------------------------------------------
Total deferred charges                                 (158)           27,790
                                                 ------------------------------------------------------
TOTAL ASSETS                                      ($335,769)         $338,285
                                                 ======================================================

<PAGE 162>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern
                                                  Investment                        CA Commerce
                                                    Company         Calabasas         Center
                                                 Consolidated     Palatino Inc.     North, L.P.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                    ($8,622)                                 $0
    Retained earnings                                30,506          ($2,257)
                                                 ------------------------------------------------------
                                                     21,884           (2,257)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         1,368
                                                 ------------------------------------------------------
Total capitalization                                 21,884             (889)
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term
   debt and redeemable preferred stock
Short-term debt
Accounts payable                                        252              283
Accrued taxes                                           445               60
Accrued interest                                                         116
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                 ------------------------------------------------------
Total current liabilities                               697              459
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits             792             (232)
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                  792             (232)
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                $23,373            ($662)                $0
                                                 ======================================================

<PAGE 163>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                     Carol
                                                    Stream         Centrelake         Corona
                                                  Developers     Partners, L.P.   Partners, L.P.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $9,961          $16,874              $956
    Retained earnings                                  (187)          (1,241)           (1,691)
                                                 ------------------------------------------------------
                                                      9,774           15,633              (735)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                        2,455            4,234             9,648
                                                 ------------------------------------------------------
Total capitalization                                 12,229           19,867             8,913
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
   debt and redeemable preferred stock
Short-term debt
Accounts payable                                       (923)             235              (112)
Accrued taxes                                           191
Accrued interest                                        281              384               912
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                         41
                                                 ------------------------------------------------------
Total current liabilities                              (451)             619               841
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits             21               15             1,784
                                                 ------------------------------------------------------
Total deferred credits                                   21               15             1,784
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                $11,799          $20,501           $11,538
                                                 ======================================================

<PAGE 164>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                   Irwindale      Lusk-Mission        Mission
                                                     Land          Industrial      Airport Park
                                                    Company        Partners I        Dvlp. Co.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                        $45,051
    Retained earnings                                 $(516)                              2,534
                                                 ------------------------------------------------------
                                                       (516)                             47,585
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                           97                               7,431
                                                 ------------------------------------------------------
Total capitalization                                   (419)                             55,016
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                      3,589                               6,831
Accrued taxes                                          (220)                                579
Accrued interest                                        430                                 842
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                      12                                 137
                                                 ------------------------------------------------------
Total current liabilities                             3,811                               8,389
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits              54                                 177
Customer advances and other deferred credits              9                               1,852
                                                 ------------------------------------------------------
Total deferred credits                                   63                               2,029
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $3,455                             $65,434
                                                 ======================================================

<PAGE 165>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Ontario
                                                    Airport          Mission          Mission
                                                   Ind. Park       CCH I, L.P.      DAI I, L.P.
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                      (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Retained earnings
                                                 ------------------------------------------------------

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                 ------------------------------------------------------
Total current liabilities
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES
                                                 ======================================================

<PAGE 166>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission
                                                  Industrial
                                                 Constructors,       Mission          Mission
                                                     Inc.         Koll I, L.P.     Nexus I, L.P.
============================================================================================================
CAPITALIZATION AND LIABILITIES                    (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                      $7,929
    Retained earnings                                   $(1)            (573)
                                                 ------------------------------------------------------
                                                         (1)           7,356
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                     (1)           7,356
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          2               50
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                        5
                                                 ------------------------------------------------------
Total current liabilities                                 2               55
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits              (1)
Customer advances and other deferred credits
                                                 ------------------------------------------------------
Total deferred credits                                   (1)
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     $0           $7,411
                                                 ======================================================

<PAGE 167>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission          Mission          Mission
                                                Nexus II, L.P.      Oceangate      Ontario Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $5,457          $17,903           $16,544
    Retained earnings                                   (22)          (2,865)              527
                                                 ------------------------------------------------------
                                                      5,435           15,038            17,071
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        33,805
                                                 ------------------------------------------------------
Total capitalization                                  5,435           48,843            17,071
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        291              147            19,155
Accrued taxes                                                                             (356)
Accrued interest                                                       5,565
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                      (4)              48
                                                 ------------------------------------------------------
Total current liabilities                               287            5,760            18,799
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits                                                (74)
Customer advances and other deferred credits                              31               702
                                                 ------------------------------------------------------
Total deferred credits                                                    31               628
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $5,722          $54,634           $36,498
                                                 ======================================================

<PAGE 168>

Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission       Mission Texas       Mission
                                                   South Bay        Property         Vacaville
                                                    Company      Holdings, Inc.        L.P.
============================================================================================================
CAPITALIZATION AND LIABILITIES                    (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                         $32           $47,814
    Retained earnings                                    $1             (936)           (6,632)
                                                 ------------------------------------------------------
                                                          1             (904)           41,182
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                            75            12,146
                                                 ------------------------------------------------------
Total capitalization                                      1             (829)           53,328
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                         739               150
Accrued taxes                                           (16)              21
Accrued interest                                                                         1,405
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                         23
                                                 ------------------------------------------------------
Total current liabilities                               (16)             760             1,578
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits             241               81
Customer advances and other deferred credits                                             1,174
                                                 ------------------------------------------------------
Total deferred credits                                  241               81             1,174
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $226              $12           $56,080
                                                 ======================================================

<PAGE 169>
Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     Realco
                                                    Ontario       Texas Master        Mission
                                                   Lakeshore         Limited           Land
                                                Partners, L.P.     Partnership        Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                       $211,379
    Retained earnings                                                                    55,272
                                                 ------------------------------------------------------
                                                                                        266,651
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                           39,773
                                                 ------------------------------------------------------
Total capitalization                                                                    306,424
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt                                                         1,944
Short-term debt
Accounts payable                                                                         32,372
Accrued taxes                                                                               219
Accrued interest                                                                            221
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                                                         559
                                                 ------------------------------------------------------
Total current liabilities                                                                35,315
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits                                               8,450
Customer advances and other deferred credits                                             27,091
                                                 ------------------------------------------------------
Total deferred credits                                                                   35,541
                                                 ------------------------------------------------------
Minority interest                                                                           753
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                   $378,033
                                                 ======================================================

<PAGE 170>
Mission Land Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Land
                                                 Consolidating       Company
                                                  Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  ($168,870)         $202,408
    Retained earnings                               (12,789)           59,130
                                                 ------------------------------------------------------
                                                   (181,659)          261,538
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      (78,874)           32,158
                                                 ------------------------------------------------------
Total capitalization                               (260,533)          293,696
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt                                       1,944
Short-term debt
Accounts payable                                    (62,207)              854
Accrued taxes                                          (476)              447
Accrued interest                                     (9,935)              221
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other                     (17)              804
                                                 ------------------------------------------------------
Total current liabilities                           (72,635)            4,270
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits             123             9,611
Customer advances and other deferred credits         (1,971)           30,708
                                                 ------------------------------------------------------
Total deferred credits                               (1,848)           40,319
                                                 ------------------------------------------------------
Minority interest                                      (753)
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              ($335,769)         $338,285
                                                 ======================================================

<PAGE 171>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern                         CA Commerce
                                                  Investment        Calabasas         Center
                                                    Company       Palatino Inc.     North, L.P.
============================================================================================================

Electric utility revenue
Diversified operations                                  $942           $(221)
                                                 ------------------------------------------------------
Total operating revenue                                  942            (221)
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                   2              (1)
Maintenance
Depreciation and decommissioning                                           2
Income taxes                                             332              (7)
Property and other taxes                                   5
                                                 ------------------------------------------------------
Total operating expenses                                 339              (6)
                                                 ------------------------------------------------------
Operating income                                         603            (215)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            6
Minority interest
Taxes on nonoperating income                               1              24
Other - net                                                              234
                                                 ------------------------------------------------------
Total other income - net                                   7             258
                                                 ------------------------------------------------------
Income before interest and other expenses                610              43
                                                 ------------------------------------------------------
Interest on long-term debt                                 4              89
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                    4              89
                                                 ------------------------------------------------------
NET INCOME                                               606             (46)
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period              29,900          (2,212)
   Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
RETAINED EARNINGS AT END OF PERIOD                   $30,506         ($2,257)
                                                 ======================================================

<PAGE 172>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                     Carol
                                                    Stream         Centrelake         Corona
                                                  Developers     Partners, L.P.   Partners, L.P.
============================================================================================================

Electric utility revenue
Diversified operations                               $4,261              $61            $1,052
                                                 ------------------------------------------------------
Total operating revenue                               4,261               61             1,052
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              3,897              117               161
Maintenance                                             164               55               276
Depreciation and decommissioning                          1                                405
Income taxes                                                               1                (7)
Property and other taxes                                241              188               118
                                                 ------------------------------------------------------
Total operating expenses                              4,303              361               953
                                                 ------------------------------------------------------
Operating income                                        (42)            (300)               99
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                                (8)
Other - net                                                                               (252)
                                                 ------------------------------------------------------
Total other income - net                                                                  (260)
                                                 ------------------------------------------------------
Income before interest and other expenses               (42)            (300)             (161)
                                                 ------------------------------------------------------
Interest on long-term debt                              230              338               793
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                 230              338               793
                                                 ------------------------------------------------------
NET INCOME                                             (272)            (638)             (954)
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period                 85             (603)             (737)
   Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                    ($187)         ($1,241)          ($1,691)
                                                 ======================================================

<PAGE 173>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                   Irwindale      Lusk-Mission        Mission
                                                     Land          Industrial      Airport Park
                                                    Company        Partners I        Dvlp. Co.
============================================================================================================

Electric utility revenue
Diversified operations                                  $12                              $9,780
                                                 ------------------------------------------------------
Total operating revenue                                  12                               9,780
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                118                               6,079
Maintenance                                              76                                 728
Depreciation and decommissioning                          8                               1,218
Income taxes                                           (250)                                276
Property and other taxes                                111                                 318
                                                 ------------------------------------------------------
Total operating expenses                                 63                               8,619
                                                 ------------------------------------------------------
Operating income                                        (51)                              1,161
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                             101
Minority interest
Taxes on nonoperating income                                                                 11
Other - net                                                                                   4
                                                 -------------------------------------------------------
Total other income - net                                                                    116
                                                 ------------------------------------------------------
Income before interest and other expenses               (51)                              1,277
                                                 ------------------------------------------------------
Interest on long-term debt                              309                                 687
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                 309                                 687
                                                 ------------------------------------------------------
NET INCOME                                             (360)                                590
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period               (156)                              1,944
   Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                    ($516)                             $2,534
                                                 ======================================================

<PAGE 174>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Ontario
                                                    Airport          Mission          Mission
                                                   Ind. Park       CCH I, L.P.      DAI I, L.P.
============================================================================================================
                                                                                     (Inactive)
Electric utility revenue                                  $0               $0                $0
Diversified operations
                                                 ------------------------------------------------------
Total operating revenue
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses
                                                 ------------------------------------------------------
Operating income
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                 ------------------------------------------------------
Total other income - net
                                                 ------------------------------------------------------
Income before interest and other expenses
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period
   Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                        $0               $0                $0
                                                 ======================================================

<PAGE 175>
Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission
                                                  Industrial
                                                 Constructors,       Mission          Mission
                                                     Inc.         Koll I, L.P.     Nexus I, L.P.
============================================================================================================
                                                  (Inactive)
Electric utility revenue
Diversified operations
                                                 ------------------------------------------------------
Total operating revenue
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                 $12
Maintenance                                                               33
Depreciation and decommissioning
Income taxes                                                              (1)
Property and other taxes                                                  84
                                                 ------------------------------------------------------
Total operating expenses                                                 128
                                                 ------------------------------------------------------
Operating income                                                        (128)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                              (3)
Other - net
                                                 ------------------------------------------------------
Total other income - net                                                  (3)
                                                 ------------------------------------------------------
Income before interest and other expenses                               (131)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                                              (131)
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period                $(1)            (442)
  Deduct  - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                      ($1)           ($573)
                                                 ======================================================

<PAGE 176>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission          Mission          Mission
                                                Nexus II, L.P.      Oceangate      Ontario Inc.
============================================================================================================

Electric utility revenue
Diversified operations                                   $8           $3,650            $2,823
                                                 ------------------------------------------------------
Total operating revenue                                   8            3,650             2,823
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 12              461             2,636
Maintenance                                               4              209               (49)
Depreciation and decommissioning                                         217                 2
Income taxes                                              1               (1)             (539)
Property and other taxes                                 23              767             1,546
                                                 ------------------------------------------------------
Total operating expenses                                 40            1,653             3,596
                                                 ------------------------------------------------------
Operating income                                        (32)           1,997              (773)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                              (1)
Other - net
                                                 ------------------------------------------------------
Total other income - net                                                  (1)
                                                 ------------------------------------------------------
Income before interest and other expenses               (32)           1,996              (773)
                                                 ------------------------------------------------------
Interest on long-term debt                                             3,139
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                                3,139
                                                 ------------------------------------------------------
NET INCOME                                              (32)          (1,143)             (773)
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period                 10           (1,722)            1,300
   Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                     ($22)         ($2,865)             $527
                                                 ======================================================

<PAGE 177>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission       Mission Texas       Mission
                                                   South Bay        Property         Vacaville
                                                    Company      Holdings, Inc.        L.P.
============================================================================================================
                                                  (Inactive)
Electric utility revenue
Diversified operations                                                                  $1,383
                                                 ------------------------------------------------------
Total operating revenue                                                                  1,383
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                 1,503
Maintenance                                                                                166
Depreciation and decommissioning                                                           432
Income taxes                                                            $922                 1
Property and other taxes                                                                 1,057
                                                 ------------------------------------------------------
Total operating expenses                                                 922             3,159
                                                 ------------------------------------------------------
Operating income                                                        (922)           (1,776)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                              2
Minority interest
Taxes on nonoperating income
Other - net                                                                1
                                                 ------------------------------------------------------
Total other income - net                                                   1                 2
                                                 ------------------------------------------------------
Income before interest and other expenses                               (921)           (1,774)
                                                 ------------------------------------------------------
Interest on long-term debt                                                               1,068
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                                                  1,068
                                                 ------------------------------------------------------
NET INCOME                                                              (921)           (2,842)
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period                   1             (15)           (3,790)
   Deduct - Dividends on Commonstock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                        $1           ($936)          ($6,632)
                                                 ======================================================

<PAGE 178>

Mission Land Company and Subsidiaries
Consolidating Statements of Income of Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                     Realco
                                                    Ontario       Texas Master        Mission
                                                   Lakeshore         Limited           Land
                                                Partners, L.P.     Partnership        Company
============================================================================================================

Electric utility revenue
Diversified operations                                                                 $15,254
                                                 ------------------------------------------------------
Total operating revenue                                                                 15,254
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                 8,271
Maintenance                                                                                187
Depreciation and decommissioning                                                         1,781
Income taxes                                                                             1,693
Property and other taxes                                                                 1,267
                                                 ------------------------------------------------------
Total operating expenses                                                                13,199
                                                 ------------------------------------------------------
Operating income                                                                         2,055
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                          7,701
Minority interest                                                                           12
Taxes on nonoperating income                                                               886
Other - net                                                                                213
                                                 ------------------------------------------------------
Total other income - net                                                                 8,812
                                                 ------------------------------------------------------
Income before interest and other expenses                                               10,867
                                                 ------------------------------------------------------
Interest on long-term debt                                                               3,354
Other interest expense                                                                     (19)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net                                                  3,335
                                                 ------------------------------------------------------
NET INCOME                                                                               7,532
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period                                                47,740
    Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                                                     $55,272
                                                 ======================================================

<PAGE 179>

Mission Land Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                  Mission Land
                                                 Consolidating       Company
                                                  Adjustments     Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                                   $2          $39,007
                                                 ------------------------------------------------------
Total operating revenue                                   2           39,007
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                549           23,817
Maintenance                                               8            1,857
Depreciation and decommissioning                                       4,066
Income taxes                                         (1,498)             923
Property and other taxes                                 22            5,747
                                                 ------------------------------------------------------
Total operating expenses                               (919)          36,410
                                                 ------------------------------------------------------
Operating income                                        921            2,597
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                      (6,473)           1,337
Minority interest                                                         12
Taxes on nonoperating income                         (1,490)            (580)
Other - net                                              52              252
                                                 ------------------------------------------------------
Total other income - net                             (7,911)           1,021
                                                 ------------------------------------------------------
Income before interest and other expenses            (6,990)           3,618
                                                 ------------------------------------------------------
Interest on long-term debt                           (6,656)           3,355
Other interest expense                                                   (19)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                 ------------------------------------------------------
Total interest and other expenses - net              (6,656)           3,336
                                                 ------------------------------------------------------
NET INCOME                                             (334)             282
                                                 ------------------------------------------------------
Retained Earnings at Beginning of Period            (12,455)          58,848
    Deduct - Dividends on Common Stock and Other
                                                 ------------------------------------------------------
Retained Earnings at End of Period                 ($12,789)         $59,130
                                                 ======================================================

<PAGE 180>

Mission Land Company and Subsidiaries
Equity Investments
December 31, 1995

                               Associated
                                Southern       Mission      Mission       Mission      Mission
                               Investment       Land         Land          Land         Land
                              Consolidated     Company      Company       Company      Company
============================================================================================================
============================================================================================================
Name of Entity:                 Calabasas     Mission-     Mission-         701        Parkway
                                 Central      Dominion      Shea I       Minnesota    Business
                                 Valley      Partners I      L.P.                      Centre
                                                L.P.                               Partners, Ltd.

Ownership Interest:                89.5%           60%        50.0%         71.2%        30.0%

Nature/Purpose of Business:          (a)           (b)          (c)           (d)          (e)

Ownership Interest (000) in:

   Assets                            $1             $0        $113           $112           $0

   Revenues                       2,943             $0       2,452          1,852           $0

   Net Income                    (4,067)            $0        (229)         1,144           $0

NOTE:  Values shown are at Mission's % interest.

(a) To acquire, hold, purchase, lease, sell, exchange, subdivide, improve, design, construct, operate, supervise and manage real and personal property in Calabasas, California.

(b)  To develop and sell condominiums in Culver City, California.
Investment in Dominion has been written off and Mission is involved in litigation with the partner.

(c) To develop and sell single-family homes in Escondido Heights, California. Investment in Mission-Shea has been fully reserved.

(d) To develop an existing building into atrium-style residential lofts in San Francisco, California.

(e) To develop industrial lots for sale in Poway, California. The investment in Parkway Business Centre Partners has been fully reserved.
<PAGE 181>

Mission Power Engineering Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern       Mission Power
                                                  Engineering      Engineering     Consolidating
                                                    Company          Company        Adjustments
============================================================================================================
ASSETS                                            (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                            $750
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                                     750
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                   473
                                                 ------------------------------------------------------
Total deferred charges                                                   473
                                                 ------------------------------------------------------
TOTAL ASSETS                                                          $1,223
                                                 ======================================================

<PAGE 182>

Mission Power Engineering Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Mission Power
                                                Engineering Co.
                                                 Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                 ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                 ------------------------------------------------------
Total utility plant
                                                 ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                           $750
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                 ------------------------------------------------------
Total other property and investments                    750
                                                 ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                 ------------------------------------------------------
Total current assets
                                                 ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  473
                                                 ------------------------------------------------------
Total deferred charges                                  473
                                                 ------------------------------------------------------
TOTAL ASSETS                                         $1,223
                                                 ======================================================

<PAGE 183>

Mission Power Engineering Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern       Mission Power
                                                  Engineering      Engineering     Consolidating
                                                    Company          Company        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES                    (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                      $3,000
    Additional Paid in Capital
    Retained earnings                                   ($1)         (12,472)
                                                 ------------------------------------------------------
                                                         (1)          (9,472)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                     (1)          (9,472)
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                          1              678
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                 ------------------------------------------------------
Total current liabilities                                 1              678
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                          10,017
                                                 ------------------------------------------------------
Total deferred credits                                                10,017
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                  $1,223
                                                 ======================================================

Mission Power Engineering Company and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Mission Power
                                                Engineering Co.
                                                 Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $3,000
    Additional Paid in Capital
    Retained earnings                               (12,473)
                                                 ------------------------------------------------------
                                                     (9,473)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                 ------------------------------------------------------
Total capitalization                                 (9,473)
                                                 ------------------------------------------------------
Other long-term liabilities
                                                 ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        679
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                 ------------------------------------------------------
Total current liabilities                               679
                                                 ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits         10,017
                                                 ------------------------------------------------------
Total deferred credits                               10,017
                                                 ------------------------------------------------------
Minority interest
                                                 ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $1,223
                                                 ======================================================

Mission Power Engineering Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                  Associated
                                                   Southern       Mission Power
                                                  Engineering      Engineering     Consolidating
                                                    Company          Company        Adjustments
============================================================================================================
                                                  (Inactive)
Electric utility revenue
Diversified operations
                                                 ------------------------------------------------------
Total operating revenue
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                $584
Maintenance
Depreciation and decommissioning
Income taxes                                                            (240)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                                 344
                                                 ------------------------------------------------------
Operating income                                                        (344)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        1,196
Taxes on nonoperating income                                            (143)
Minority interest
Other nonoperating income - net                                         (848)
                                                 ------------------------------------------------------
Total other income (deductions) - net                                    205
                                                 ------------------------------------------------------
Income before interest and other expenses                               (139)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                                             ($139)
Retained Earnings - beginning of year                   $(1)         (12,333)
Dividends declared on common stock
                                                 -------------------------------------------------------
Retained Earnings - end of year                         ($1)        ($12,472)
                                                 ======================================================

<PAGE 186>

Mission Power Engineering Company and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                 Mission Power
                                                Engineering Co.
                                                 Consolidated
============================================================================================================

Electric utility revenue
Diversified operations
                                                 ------------------------------------------------------
Total operating revenue
                                                 ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $584
Maintenance
Depreciation and decommissioning
Income taxes                                           (240)
Property and other taxes
                                                 ------------------------------------------------------
Total operating expenses                                344
                                                 ------------------------------------------------------
Operating income                                       (344)
                                                 ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       1,196
Taxes on nonoperating income                           (143)
Minority interest
Other nonoperating income - net                        (848)
                                                 ------------------------------------------------------
Total other income (deductions) - net                   205
                                                 ------------------------------------------------------
Income before interest and other expenses              (139)
                                                 ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                                 ------------------------------------------------------
Total interest and other expenses - net
                                                 ------------------------------------------------------
NET INCOME                                            ($139)
Retained Earnings - beginning of year               (12,334)
Dividends declared on common stock
                                                 -------------------------------------------------------
Retained Earnings - end of year                    ($12,473)

                                                 ======================================================

<PAGE 187>


PAGE

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Aguila           Anacapa        Anacostia
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $17,891           $5,761
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                17,891            5,761
                                                ------------------------------------------------------
Cash and equivalents                                     5
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 1
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                     13
                                                ------------------------------------------------------
Total current assets                                     5               14
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $17,896           $5,775
                                                ======================================================

<PAGE 188>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Bergen
                                                 Arrowhead         Balboa           Point
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                    $1,056
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                                  1,056
                                                ------------------------------------------------------
Cash and equivalents                                    $7
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                     7
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                            $7                           $1,056
                                                ======================================================

<PAGE 189>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                   Blue                            Bretton
                                                   Ridge             BN             Woods
                                                  Energy         Geothermal        Energy
                                                  Company           Inc.           Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $35,785
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 35,785
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $35,785
                                                ======================================================

<PAGE 190>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Camino         Capistrano        Capitol
                                                  Energy        Cogeneration       Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 $130,277          $28,737
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments               130,277           28,737
                                                ------------------------------------------------------
Cash and equivalents                                16,014               20
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              582                8
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                    59
                                                ------------------------------------------------------
Total current assets                                16,655               28
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               2,231
                                                ------------------------------------------------------
Total deferred charges                               2,231
                                                ------------------------------------------------------
TOTAL ASSETS                                      $149,163          $28,765
                                                ======================================================

<PAGE 191>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                Centerport       Chesapeake        Chester
                                                  Energy         Bay Energy        Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $2,589
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 2,589
                                                ------------------------------------------------------
Cash and equivalents                                                     1
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               (1)
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                         $2,589
                                                ======================================================

<PAGE 192>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Clayville        Colonial         Conejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                   $38,399
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                                 38,399
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                                        $38,399
                                                ======================================================

<PAGE 193>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Crescent
                                                 Coronado          Valley
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $15,447
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 15,447
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                      9
                                                ------------------------------------------------------
Total current assets                                                      9
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $15,456
                                                ======================================================

<PAGE 194>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                   Del Mar        Delaware
                                                                   Energy          Energy
                                                                   Company    Conservers, Inc.
============================================================================================================
ASSETS                                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                    $6,263
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                  6,263
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 1
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                      8
                                                ------------------------------------------------------
Total current assets                                                      9
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                         $6,272
                                                ======================================================

<PAGE 195>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Desert                           Eastern
                                                  Sunrise         Devereaux        Sierra
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                          (Inactive)
(Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $31,479         $10,395
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 31,479          10,395
                                                ------------------------------------------------------
Cash and equivalents                                                                     58
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                70
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                                    128
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $31,479         $10,523
                                                ======================================================

<PAGE 196>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                East Maine        El Dorado
                                                  Energy           Energy            EMP
                                                  Company          Company          Inc.
============================================================================================================
ASSETS                                          (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $26,465        $30,914
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 26,465         30,914
                                                ------------------------------------------------------
Cash and equivalents                                                      3              6
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               172           (145)
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                    175           (139)
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $26,640         $30,775
                                                ======================================================

<PAGE 197>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                   Four            Hanover
                                                 Countries         Energy        Holtsville
                                                    Gas            Company         Energy
                                                  Company       Consolidated       Company
============================================================================================================
ASSETS                                          (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $10,819
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                 10,819
                                                ------------------------------------------------------
Cash and equivalents                                                     71
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                57
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                    128
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $10,947
                                                ======================================================

<PAGE 198>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                    Kings
                                                Indiana Bay       Jefferson        Canyon
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                           (Inactive)      (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS
                                                ======================================================

<PAGE 199>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Kingspark         Laguna         La Jolla
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                           (Inactive)      (Inactive)
(Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS
                                                ======================================================

<PAGE 200>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Lehigh
                                                Lake Grove        Lakeview          River
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                          (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS
                                                ======================================================

<PAGE 201>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                 Longview          Madera          Madison
                                               Cogeneration        Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                   $29,997
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                                 29,997
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                                        $29,997
                                                ======================================================

<PAGE 202>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    MEC                           Mission/
                                               International                        Eagle
                                                   B.V.            Mission         Energy
                                               Consolidated        Capital         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                     $2,742,263
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  (362,576)
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments              2,379,687
                                                ------------------------------------------------------
Cash and equivalents                                 93,682
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            88,988
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets                  4,899                74
                                                ------------------------------------------------------
Total current assets                                187,569                74
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              395,939            $6,341
                                                ------------------------------------------------------
Total deferred charges                              395,939             6,341
                                                ------------------------------------------------------
TOTAL ASSETS                                     $2,963,195            $6,415
                                                ======================================================

<PAGE 203>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission          Mission         Mission
                                                  Energy           Energy          Energy
                                                  Canada        Construction      Holdings
                                                Corporation     Services,Inc.  International,Inc.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $46,114
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                46,114
                                                ------------------------------------------------------
Cash and equivalents                                    29
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                            $1,167
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                    29            1,167
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $46,143           $1,167
                                                ======================================================

<PAGE 204>
Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission          Mission         Mission
                                                  Energy           Energy          Energy
                                               Holding, Inc.      Indonesia        Mexico
============================================================================================================
ASSETS                                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents                                                                    $11
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                                     11
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                                            $11
                                                ======================================================

<PAGE 205>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Mission
                                                  Mission          Mission       Energy Fuel
                                                  Energy           Energy          Company
                                              New York, Inc.   Westside, Inc.   Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $76,625                         $226,993
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                76,625                          226,993
                                                ------------------------------------------------------
Cash and equivalents                                                                    163
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                21
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                    403
                                                ------------------------------------------------------
Total current assets                                                                    587
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant - net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges                                                                    0
                                                ------------------------------------------------------
TOTAL ASSETS                                       $76,625                         $227,580
                                                ======================================================

<PAGE 206>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Edison           Mission
                                                  Mission        Operations        Mission
                                                Operation &      de Mexico,     Triple Cycle
                                                Maintenance         S.A.           Systems
                                                   Inc.            de C.V.         Company
============================================================================================================
ASSETS                                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $240
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                   240
                                                ------------------------------------------------------
Cash and equivalents                                    34
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            8,494
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                    33
                                                ------------------------------------------------------
Total current assets                                 8,561
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  26
                                                ------------------------------------------------------
Total deferred charges                                  26
                                                ------------------------------------------------------
TOTAL ASSETS                                        $8,827
                                                ======================================================

<PAGE 207>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                    North         Northern
                                                  Niguel           Jackson         Sierra
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS                                                           (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $40,905
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                40,905
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $40,905
                                                ======================================================

<PAGE 208>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Ortega          Paradise         Panther
                                                  Energy           Energy          Timber
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS
                                                ======================================================

<PAGE 209>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission         Pleasant         Prince
                                                  Energy           Valley          George
                                                   Wales           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                    $2,403         $16,491
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                  2,403          16,491
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 3
Fuel inventory
Materials and supplies, at average cost
Regulatory balanced accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                      3
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                         $2,406         $16,491
                                                ======================================================

<PAGE 210>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Quartz
                                                   Peak            Rapidan       Reeves Bay
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $12,225            $645
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                12,225             645
                                                ------------------------------------------------------
Cash and equivalents                                                   (73)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                               96
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                    54
                                                ------------------------------------------------------
Total current assets                                    54              23
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $12,279             $668
                                                ======================================================

<PAGE 211>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     Rio
                                                Ridgecrest        Escondido       Riverport
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                            $1,685
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                                  1,685
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                               86,024
                                                ------------------------------------------------------
Total deferred charges                                               86,024
                                                ------------------------------------------------------
TOTAL ASSETS                                                        $87,709
                                                ======================================================

<PAGE 212>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                San Felipe       San Gabriel
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $31,391
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                31,391
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $31,391
                                                ======================================================

<PAGE 213>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                San Joaquin       San Juan        San Pedro
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $34,875           $9,559
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                34,875            9,559
                                                ------------------------------------------------------
Cash and equivalents                                    10               10
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                6
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                    38               44
                                                ------------------------------------------------------
Total current assets                                    54               54
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $34,929           $9,613
                                                ======================================================

<PAGE 214>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Santa Ana       Santa Clara      Silverado
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                    $5,863
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                                  5,863
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                 1
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                     11
                                                ------------------------------------------------------
Total current assets                                                                     12
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                                         $5,875
                                                ======================================================

<PAGE 215>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Silver
                                                  Springs          Sonoma        South Coast
                                                  Energy          Gothermal        Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                    $6,454          $9,779
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                  6,454           9,779
                                                ------------------------------------------------------
Cash and equivalents                                                                     26
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 8              14
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                                     19
                                                ------------------------------------------------------
Total current assets                                                      8              59
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                                         $6,462          $9,838
                                                ======================================================

<PAGE 216>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Southern
                                                  Sierra          Thorofare         Viejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                  $52,682                           $5,794
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                52,682                            5,794
                                                ------------------------------------------------------
Cash and equivalents                                     9
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               19                                1
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                    57                               13
                                                ------------------------------------------------------
Total current assets                                    85                               14
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                       $52,767                           $5,808
                                                ======================================================

<PAGE 217>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                   Western
                                                   Vista           Sierra
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   $7,927          $48,645
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                 7,927           48,645
                                                ------------------------------------------------------
Cash and equivalents                                     1               12
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 8
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                     63
                                                ------------------------------------------------------
Total current assets                                     1               83
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                        $7,928          $48,728
                                                ======================================================

<PAGE 218>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Edison
                                                  Edison                           Mission
                                                  Mission      Consolidating       Energy
                                                  Energy       Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                        $6,877                       $2,749,380
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                1,498,129     ($1,312,357)         880,840
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments             1,505,006      (1,312,357)       3,630,220
                                                ------------------------------------------------------
Cash and equivalents                                27,437               4          137,540
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              411              (4)         101,663
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                 5,141               3           10,941
                                                ------------------------------------------------------
Total current assets                                32,989               3          250,144
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               3,109               2          493,672
                                                ------------------------------------------------------
Total deferred charges                               3,109               2          493,672
                                                ------------------------------------------------------
TOTAL ASSETS                                    $1,541,104     ($1,312,352)      $4,374,036
                                                ======================================================

<PAGE 219>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Aguila           Anacapa        Anacostia
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $17,301           $3,295
    Retained earnings                              (3,285)            (117)            $(3)
                                                ------------------------------------------------------
                                                   14,016            3,178              (3)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               14,016            3,178              (3)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                  (13,874)           1,714               3
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                     15
                                                ------------------------------------------------------
Total current liabilities                         (13,874)           1,729               3
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            17,754              868
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                             17,754              868
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $17,896           $5,775
                                                =======================================================

<PAGE 220>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Bergen
                                                 Arrowhead         Balboa           Point
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                        $968
    Retained earnings                                  $2              $(7)         (1,226)
                                                ------------------------------------------------------
                                                        2               (7)           (258)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                    2               (7)           (258)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (364)              12           1,095
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (364)              12           1,095
                                                ------------------------------------------------------
Accumulated deferred income taxes - net               369              (5)             219
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                369              (5)             219
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $7               $0          $1,056
                                                =======================================================

<PAGE 221>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                   Blue                            Bretton
                                                   Ridge             BN             Woods
                                                  Energy         Geothermal        Energy
                                                  Company           Inc.           Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                     $31,196            $313
    Retained earnings                                 $(6)          (4,139)             68
                                                ------------------------------------------------------
                                                       (6)          27,057             381
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (6)          27,057             381
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                       12            2,754            (432)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                              12            2,754            (432)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                (6)           5,741              51
Accumulated deferred investment tax credits                            233
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                 (6)           5,974              51
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0          $35,785              $0
                                                =======================================================

<PAGE 222>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Camino         Capistrano        Capitol
                                                  Energy        Cogeneration       Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                     $22,900         $10,112
    Retained earnings                               27,838             868             $(1)
                                                ------------------------------------------------------
                                                    50,738          10,980              (1)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                      33,000
                                                ------------------------------------------------------
Total capitalization                                83,738          10,980              (1)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                    11,000
Short-term debt
Accounts payable                                    13,525          (1,071)              1
Accrued taxes
Accrued interest                                     1,549
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                     73
                                                ------------------------------------------------------
Total current liabilities                           26,147          (1,071)              1
                                                ------------------------------------------------------
Accumulated deferred income taxes - net             30,551          16,515
Accumulated deferred investment tax credits          8,727           2,341
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                              39,278          18,856
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $149,163         $28,765               $0
                                                =======================================================

<PAGE 223>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                Centerport       Chesapeake        Chester
                                                  Energy         Bay Energy        Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                       $241            $2,536           $114
    Retained earnings                                  49                14           (140)
                                                ------------------------------------------------------
                                                      290             2,550            (26)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                  290             2,550            (26)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (334)               38             26
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (334)               38             26
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                44                1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                 44                1
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0            $2,589             $0
                                                =======================================================

<PAGE 224>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Clayville        Colonial         Conejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                     $16,092
    Retained earnings                                 $(4)             $(2)            990
                                                ------------------------------------------------------
                                                       (4)              (2)         17,082
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (4)              (2)         17,082
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock
Short-term debt
Accounts payable                                        4                2          (1,174)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               4                2          (1,174)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                             18,984
Accumulated deferred investment tax credits                                          3,507
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                              22,491
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0               $0         $38,399
                                                =======================================================

<PAGE 225>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Crescent
                                                 Coronado          Valley
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                 $(4)           $5,252
                                                ------------------------------------------------------
                                                       (4)            5,252
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (4)            5,252
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        4             2,553
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                      11
                                                ------------------------------------------------------
Total current liabilities                               4             2,564
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                               4,351
Accumulated deferred investment tax credits                           3,289
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                7,640
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0           $15,456
                                                =======================================================

<PAGE 226>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                   Del Mar        Delaware
                                                                   Energy          Energy
                                                                   Company     Conservers, Inc
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                       $2,240
    Retained earnings                                                   523
                                                ------------------------------------------------------
                                                                      2,763
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                                  2,763
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                        748
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                      10
                                                ------------------------------------------------------
Total current liabilities                                               758
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                               2,751
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                2,751
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                 $6,272
                                                =======================================================

<PAGE 227>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Desert                           Eastern
                                                  Sunrise         Devereaux        Sierra
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                        $12          $35,280          $9,153
    Retained earnings                                  (2)          (2,813)           (121)
                                                ------------------------------------------------------
                                                       10           32,467            9,032
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   10           32,467            9,032
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                      (11)          (2,914)           1,265
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                             (11)          (2,914)           1,265
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                 1            1,926              226
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                  1            1,926              226
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0          $31,479          $10,523
                                                =======================================================

<PAGE 228>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                East Maine        El Dorado
                                                  Energy           Energy            EMP
                                                  Company          Company          Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock                                                                    $8,800
    Additional Paid in Capital                                     $29,700            $480
    Retained earnings                                 $(6)          (1,844)           (790)
                                                ------------------------------------------------------
                                                       (6)          27,856           8,490
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (6)          27,856           8,490
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        5              590          (1,557)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               5              590          (1,557)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                             (1,806)         18,766
Accumulated deferred investment tax credits                                          5,076
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                              (1,806)         23,842
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  $<1>         $26,640         $30,775
                                                =======================================================

<PAGE 229>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                   Four            Hanover
                                                 Counties          Energy        Holtsville
                                                    Gas            Company         Energy
                                                  Company       Consolidated       Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                       $7,774         $1,273
    Retained earnings                                 $(4)               25           (894)
                                                ------------------------------------------------------
                                                       (4)            7,799            379
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (4)           7,799             379
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        4             (329)           (548)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               4             (329)           (548)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                               3,477            169
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                3,477            169
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0           $10,947             $0
                                                =======================================================

<PAGE 230>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                    Kings
                                                Indian Bay        Jefferson        Canyon
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                   (Inactive)      (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                       $207
    Retained earnings                                  41          $(1,680)            $(4)
                                                ------------------------------------------------------
                                                      248           (1,680)             (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                 (248)          (1,680)             (4)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (287)             561               4
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (287)             561               4
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                38            1,119
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                 38            1,119
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  ($1)              $0              $0
                                                =======================================================

<PAGE 231>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Kingspark         Laguna         La Jolla
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                   (Inactive)      (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                     $3,094          $11,535
    Retained earnings                                 245           (1,468)            $(4)
                                                ------------------------------------------------------
                                                    3,339           10,067              (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                                       2,644
                                                ------------------------------------------------------
Total capitalization                                3,339           12,711              (4)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                   (4,598)         (12,793)              4
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          (4,598)         (12,793)              4
                                                ------------------------------------------------------
Accumulated deferred income taxes - net              1,259              82
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                               1,259              82
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0                $0             $0
                                                =======================================================

<PAGE 232>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                Lake Grove        Lakeview      Lehigh River
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                       $697                           $8,093
    Retained earnings                                (507)             $(4)         (6,612)
                                                ------------------------------------------------------
                                                      190               (4)          1,481
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                  190               (4)          1,481
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (190)               4          (2,388)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                            (190)               4          (2,388)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                                898
Accumulated deferred investment tax credits                                              9
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                                 907
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0               $0              $0
                                                =======================================================

<PAGE 233>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                 Longview          Madera          Madison
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                      $25,440
    Retained earnings                                 $(3)             $(6)           1,711
                                                ------------------------------------------------------
                                                       (3)              (6)          27,151
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (3)              (6)         27,151
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        3               11            (129)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               3               11            (129)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                 (5)          2,975
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                  (5)          2,975
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0               $0          $29,997
                                                =======================================================

<PAGE 234>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    MEC                           Mission/
                                               International                        Eagle
                                                   B.V.            Mission         Energy
                                               Consolidated        Capital         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                   $22,886
    Additional Paid in Capital                    $386,126
    Retained earnings                               31,514            $396
                                                ------------------------------------------------------
                                                   440,526             396
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                          $150,000
Long-term debt                                   1,388,784
                                                ------------------------------------------------------
Total capitalization                             1,829,310         150,396
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable stock                              26,009
Short-term debt
Accounts payable                                    78,677        (143,964)
Accrued taxes                                       10,058
Accrued interest                                     9,947
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                 28,437
                                                ------------------------------------------------------
Total current liabilities                          153,128        (143,964)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            328,371             (17)
Accumulated deferred investment tax credits
Customer advances and other deferred credits        22,232
                                                ------------------------------------------------------
Total deferred credits                             350,603             (17)
                                                ------------------------------------------------------
Minority interest                                  630,154
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            $2,963,195          $6,415
                                                =======================================================

<PAGE 235>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission          Mission         Mission
                                                  Energy           Energy          Energy
                                                  Canada        Construction      Holdings
                                                Corporation     Services,Inc.  International,Inc.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $45,135
    Retained earnings                              (1,414)                              (1)
                                                ------------------------------------------------------
                                                   43,721                               (1)

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               43,721                               (1)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                    4,496            $1,167              1
Accrued taxes                                      (2,135)
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                     1
                                                ------------------------------------------------------
Total current liabilities                           2,362             1,167              1
                                                ------------------------------------------------------
Accumulated deferred income taxes - net              (730)
Accumulated deferred investment tax credits
Customer advances and other deferred credits          790
                                                ------------------------------------------------------
Total deferred credits                                 60                 0              0
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $46,143            $1,167             $0
                                                =======================================================

<PAGE 236>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                  Mission          Mission         Mission
                                                  Energy           Energy          Energy
                                              Holdings, Inc.      Indonesia        Mexico
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                        $200
    Retained earnings                                 $(1)             $(4)         (1,139)
                                                ------------------------------------------------------
                                                       (1)              (4)           (939)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (1)              (4)           (939)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        1                4             945
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               1                4             945
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                 0                                5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                  0                                5
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0               $0             $11
                                                =======================================================

<PAGE 237>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Mission
                                                  Mission          Mission       Energy Fuel
                                                  Energy           Energy          Company
                                              New York, Inc.   Westside, Inc.   Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $62,834                         $205,631
    Retained earnings                              (1,173)             $(1)         36,817
                                                ------------------------------------------------------
                                                   61,661               (1)        242,448
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt                                     12,257
                                                ------------------------------------------------------
Total capitalization                               73,918               (1)        242,448
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                    8,356                1         (15,207)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                  1,617
                                                ------------------------------------------------------
Total current liabilities                           8,356                1         (13,590)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            (5,649)                          (1,278)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                             (5,649)               0          (1,278)
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $76,625               $0        $227,580
                                                =======================================================

<PAGE 238>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Edison
                                                  Mission          Mission         Mission
                                                Operation &      Operations     Triple Cycle
                                                Maintenance       de Mexico        Systems
                                                   Inc.         S.A. de C.V.       Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $11,250                             $335
    Retained earnings                               3,098                              155
                                                ------------------------------------------------------
                                                   14,348                              490
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               14,348                              490
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                   (7,178)                            (314)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                 2,267
                                                ------------------------------------------------------
Total current liabilities                          (4,911)                            (314)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net              (610)                            (176)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                               (610)                            (176)
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $8,827                               $0
                                                =======================================================

<PAGE 239>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                    North         Northern
                                                  Niguel           Jackson         Sierra
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $13,730
    Retained earnings                               6,333              $(1)           $134
                                                ------------------------------------------------------
                                                   20,063               (1)            134
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               20,063               (1)            134
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                   (3,286)               1            (134)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          (3,286)               1            (134)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            20,339
Accumulated deferred investment tax credits         3,789
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                             24,128
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $40,905                $0             $0
                                                =======================================================

<PAGE 240>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Ortega          Paradise         Panther
                                                  Energy           Energy          Timber
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                        $966
    Retained earnings                                 $(5)                             256
                                                ------------------------------------------------------
                                                       (5)                           1,222
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (5)                           1,222
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        5                             (787)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               5                             (787)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                               (435)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                  0                             (435)
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0                               $0
                                                =======================================================

<PAGE 241>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission         Pleasant         Prince
                                                  Energy           Valley          George
                                                   Wales           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                        $119         $12,790
    Retained earnings                                 $(4)             273            (494)
                                                ------------------------------------------------------
                                                       (4)             392          12,296
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (4)             392          12,296
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        4            1,857           1,094
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                               4            1,857           1,094
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                                 98           3,101
Accumulated deferred investment tax credits
Customer advances and other deferred credits                            59
                                                ------------------------------------------------------
Total deferred credits                                                 157           3,101
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    $0          $2,406         $16,491
                                                =======================================================

<PAGE 242>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Quartz
                                                   Peak            Rapidan       Reeves Bay
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                      $9,278          $2,114            $788
    Retained earnings                                  104            (265)           (669)
                                                ------------------------------------------------------
                                                     9,382           1,849             119
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                 9,382           1,849             119
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                       495              19            (119)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                     65
                                                ------------------------------------------------------
Total current liabilities                              560              19            (119)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net              2,337          (1,200)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                               2,337          (1,200)
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $12,279            $668              $0
                                                =======================================================

<PAGE 243>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                     Rio
                                                Ridgecrest        Escondido       Riverport
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                    $101,131            $332
    Retained earnings                                 $(6)         (11,492)             77
                                                ------------------------------------------------------
                                                       (6)          89,639             409
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (6)          89,639             409
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                       11           (6,203)           (461)
Accrued taxes                                                        3,365
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                              11           (2,838)           (461)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                (5)             908              52
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                 (5)             908              52
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0          $87,709              $0
                                                =======================================================

<PAGE 244>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                San Felipe       San Gabriel
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                                   (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $18,282
    Retained earnings                               2,292            $(222)
                                                ------------------------------------------------------
                                                   20,574             (222)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               20,574             (222)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                  (11,088)             100
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                    115
                                                ------------------------------------------------------
Total current liabilities                         (11,088)             215
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            17,854                7
Accumulated deferred investment tax credits         4,051
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                             21,905                7
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $31,391               $0
                                                =======================================================

<PAGE 245>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                San Joaquin       San Juan        San Pedro
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Addional Paid in Capital                        $3,000          $4,942
    Retained earnings                                7,776          (1,417)            $(6)
                                                ------------------------------------------------------
                                                    10,776           3,525              (6)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                10,776           3,525              (6)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     6,478           3,800              11
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                     45               52
                                                ------------------------------------------------------
Total current liabilities                            6,523            3,852             11
                                                ------------------------------------------------------
Accumulated deferred income taxes - net             14,496            2,236             (5)
Accumulated deferred investment tax credits          3,134
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                              17,630            2,236             (5)
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $34,929           $9,613             $0
                                                =======================================================

<PAGE 246>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Santa Ana       Santa Clara      Silverado
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                                      $2,910
    Retained earnings                                 $(7)             $(4)          1,014
                                                ------------------------------------------------------
                                                       (7)              (4)          3,924
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (7)              (4)          3,924
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                       11                4           1,331
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                     13
                                                ------------------------------------------------------
Total current liabilities                              11                4           1,344
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                (4)               0             607
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                 (4)               0             607
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0               $0           $5,875
                                                =======================================================

<PAGE 247>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Silver
                                                  Springs          Sonoma        South Coast
                                                  Energy         Geothermal        Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                      $5,511           $2,070
    Retained earnings                                 $(4)            (328)           1,522
                                                ------------------------------------------------------
                                                       (4)           5,183            3,592
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                   (4)           5,183            3,592
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                        4            1,550            1,953
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                                      60
                                                ------------------------------------------------------
Total current liabilities                               4            1,550            2,013
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                               (295)           3,484
Accumulated deferred investment tax credits                             24              749
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                                (271)           4,233
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   $0           $6,462           $9,838
                                                =======================================================

<PAGE 248>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Southern
                                                  Sierra          Thorofare         Viejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                      $5,456                          $3,255
    Retained earnings                               19,341                             (57)
                                                ------------------------------------------------------
                                                    24,797                           3,198
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                24,797                           3,198
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                    11,250                           1,574
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                     68                              16
                                                ------------------------------------------------------
Total current liabilities                           11,318                           1,590
                                                ------------------------------------------------------
Accumulated deferred income taxes - net             12,257                           1,020
Accumulated deferred investment tax credits          4,395
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                              16,652                           1,020
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $52,767                          $5,808
                                                =======================================================

<PAGE 249>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                   Western
                                                   Vista           Sierra
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $12,910           $13,090
    Retained earnings                                 526             2,065
                                                ------------------------------------------------------
                                                   13,436            15,155
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               13,436            15,155
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                   (4,974)           11,855
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                      76
                                                ------------------------------------------------------
Total current liabilities                          (4,974)           11,931
                                                ------------------------------------------------------
Accumulated deferred income taxes - net              (534)           17,123
Accumulated deferred investment tax credits                           4,519
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                               (534)           21,642
                                                ------------------------------------------------------
Minority interest
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES               $7,928           $48,728
                                                =======================================================

<PAGE 250>

Edison Mission Energy and Subsidiaries
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                   Edison
                                                  Edison                           Mission
                                                  Mission       Consolidating      Energy
                                                  Energy         Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                  $64,131         ($31,687)         $64,130
    Additional Paid in Capital                    636,790       (1,171,732)         629,289
    Retained earnings                             318,101         (104,482)         320,529
                                                ------------------------------------------------------
                                                1,019,022       (1,307,902)       1,013,948

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership                                            150,000
Long-term debt                                    402,316                2        1,839,003
                                                ------------------------------------------------------
Total capitalization                            1,421,338       (1,307,900)       3,002,951
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                                     37,009
Short-term debt
Accounts payable                                  159,770             (921)          84,138
Accrued taxes                                                                        11,288
Accrued interest                                    2,145                            13,641
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                20,755                1           53,697
                                                ------------------------------------------------------
Total current liabilities                         182,670             (920)         199,773
                                                ------------------------------------------------------
Accumulated deferred income taxes - net           (78,371)           9,341          471,640
Accumulated deferred investment tax credits                        (12,873)          30,970
Customer advances and other deferred credits       15,467                            38,548
                                                ------------------------------------------------------
Total deferred credits                            (62,904)          (3,532)         541,158
                                                ------------------------------------------------------
Minority interest                                                                   630,154
                                                -------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES           $1,541,104      ($1,312,352)      $4,374,036
                                                =======================================================

<PAGE 251>


PAGE

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Aguila           Anacapa        Anacostia
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                                                 (inactive)
Electric utility revenue
Diversified operations                            ($1,749)            $603
                                                -----------------------------------------------------
Total operating revenue                            (1,749)             603
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              343              701
Maintenance
Depreciation and decommissioning                      133               68
Income taxes                                       (1,092)             (54)             $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                             (616)             715               1
                                                ------------------------------------------------------
Operating income                                   (1,133)            (112)             (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       239
Minority interest
Taxes on nonoperating income                          (93)
Other nonoperating income - net                        (1)
                                                ------------------------------------------------------
Total other income (deductions) - net                 145
                                                ------------------------------------------------------
Income before interest and
  other expenses                                     (988)            (112)             (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                          ($988)           ($112)            ($1)
Retained Earnings - beginning of year              (2,297)              (5)             (2)
Dividends declared on common stock
                                                ------------------------------------------------------
Retained Earnings - end of year                   ($3,285)           ($117)            ($3)
                                                ======================================================

<PAGE 252>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                                   Bergen
                                                 Arrowhead         Balboa           Point
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                                                                $124
                                                -----------------------------------------------------
Total operating revenue                                                                124
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                               685
Maintenance
Depreciation and decommissioning                                                        14
Income taxes                                           $3               $1            (230)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                3                1             469
                                                ------------------------------------------------------
Operating income                                       (3)              (1)           (345)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                           (3)
Other nonoperating income - net                         7
                                                ------------------------------------------------------
Total other income (deductions) - net                   4
                                                ------------------------------------------------------
Income before interest and
  other expenses                                        1               (1)           (345)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                             $1              ($1)          ($345)
Retained Earnings - beginning of year                                   (6)           (881)
Dividends declared on common stock                      1
                                                ------------------------------------------------------
Retained Earnings - end of year                        $2              ($7)        ($1,226)
                                                ======================================================

<PAGE 253>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                   Blue                            Bretton
                                                   Ridge             BN             Woods
                                                  Energy         Geothermal        Energy
                                                  Company           Inc.           Company
============================================================================================================

Electric utility revenue
Diversified operations                                             $12,031
                                                -----------------------------------------------------
Total operating revenue                                             12,031
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               685
Maintenance
Depreciation and decommissioning
Income taxes                                           $1            4,225              $3
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1            4,910               3
                                                ------------------------------------------------------
Operating income                                       (1)           7,121              (3)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)           7,121              (3)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)          $7,121             ($3)
Retained Earnings - beginning of year                  (6)          (2,320)             70
Dividends declared on common stock                      1           (8,940)              1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($6)         ($4,139)            $68

                                                ======================================================

<PAGE 254>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Camino         Capistrano        Capitol
                                                  Energy        Cogeneration       Energy
                                                  Company          Company         Company
============================================================================================================
                                                                                 (Inactive)
Electric utility revenue
Diversified operations                            $33,264           $3,331
                                                -----------------------------------------------------
Total operating revenue                            33,264            3,331
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              760              685
Maintenance
Depreciation and decommissioning                      688                8
Income taxes                                       10,398              784
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                           11,846            1,477
                                                ------------------------------------------------------
Operating income                                   21,418            1,854
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     1,892
Minority interest
Taxes on nonoperating income                         (742)
Other nonoperating income - net                        (1)
                                                ------------------------------------------------------
Total other income (deductions) - net               1,149
                                                ------------------------------------------------------
Income before interest and
  other expenses                                   22,567             1,854
                                                ------------------------------------------------------
Interest on long-term debt                          5,158
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net             5,158
                                                ------------------------------------------------------
NET INCOME                                        $17,409           $1,854
Retained Earnings - beginning of year              22,509              735             $(1)
Dividends declared on common stock                (12,080)          (1,721)
                                                ------------------------------------------------------
Retained Earnings - end of year                   $27,838             $868             ($1)

                                                ======================================================

<PAGE 255>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                Centerport       Chesapeake        Chester
                                                  Energy         Bay Energy        Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                           $2               $1              $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                2                1               1
                                                ------------------------------------------------------
Operating income                                       (2)              (1)             (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                          3
Minority interest
Taxes on nonoperating income                                            (1)
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net                                    2
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (2)               1              (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($2)              $1             ($1)
Retained Earnings - beginning of year                  52               13            (140)
Dividends declared on common stock                     (1)               0               1
                                                ------------------------------------------------------
Retained Earnings - end of year                       $49              $14           ($140)

                                                ======================================================

<PAGE 256>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                 Clayville        Colonial         Conejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                                 (Inactive)
Electric utility revenue
Diversified operations                                                              $8,074
                                                -----------------------------------------------------
Total operating revenue                                                              8,074
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                               685
Maintenance
Depreciation and decommissioning
Income taxes                                           $1               $1           2,491
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1                1           3,176
                                                ------------------------------------------------------
Operating income                                       (1)              (1)          4,898
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)              (1)          4,898
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)             ($1)         $4,898
Retained Earnings - beginning of year                  (3)              (2)          3,292
Dividends declared on common stock                      0                1          (7,200)
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)             ($2)           $990

                                                ======================================================

<PAGE 257>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                  Crescent
                                                 Coronado          Valley
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================

Electric utility revenue
Diversified operations                                              $2,560
                                                -----------------------------------------------------
Total operating revenue                                              2,560
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               696
Maintenance
Depreciation and decommissioning                                         7
Income taxes                                           $1              510
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1            1,213
                                                ------------------------------------------------------
Operating income                                       (1)           1,347
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)           1,347
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)          $1,347
Retained Earnings - beginning of year                  (3)           3,904
Dividends declared on common stock                      0                1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)           $5,252

                                                ======================================================

<PAGE 258>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)


                                                            Del Mar               Delaware
                                                            Energy                 Energy
                                                            Company           Conservers, Inc.
============================================================================================================
                                                                                 (Inactive)
Electric utility revenue
Diversified operations                                          $1,486
                                                -----------------------------------------------------
Total operating revenue                                          1,486
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                           697
Maintenance
Depreciation and decommissioning                                    14
Income taxes                                                       324
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                         1,035
                                                ------------------------------------------------------
Operating income                                                   451
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                      1
                                                ------------------------------------------------------
Total other income (deductions) - net                                1
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                   452
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                                        $452
Retained Earnings - beginning of year                              679
Dividends declared on common stock                                (608)
                                                ------------------------------------------------------
Retained Earnings - end of year                                   $523

                                                ======================================================

<PAGE 259>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Desert
                                                  Sunrise         Devereaux
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================
                                                (Inactive)
Electric utility revenue
Diversified operations                                               ($691)
                                                -----------------------------------------------------
Total operating revenue                                               (691)
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               386
Maintenance
Depreciation and decommissioning
Income taxes                                                          (158)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                               228
                                                ------------------------------------------------------
Operating income                                                      (919)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                         (1)
                                                ------------------------------------------------------
Total other income (deductions) - net                                   (1)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                      (920)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                                           ($920)
Retained Earnings - beginning of year                  $1           (1,894)
Dividends declared on common stock                     (3)               1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($2)         ($2,813)


                                                ======================================================

<PAGE 260>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Eastern
                                                  Sierra         East Maine       El Dorado
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                                 (Inactive)
Electric utility revenue
Diversified operations                              $1,865                          $9,314
                                                -----------------------------------------------------
Total operating revenue                              1,865                           9,314
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              685                              386
Maintenance
Depreciation and decommissioning                      204                              218
Income taxes                                          228               $1          (1,117)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            1,117                1            (513)
                                                ------------------------------------------------------
Operating income                                      748               (1)          9,827
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         4                            9,194
Minority interest
Taxes on nonoperating income                          (40)                          (3,666)
Other nonoperating income - net                        99                          (12,877)
                                                ------------------------------------------------------
Total other income (deductions) - net                  63                           (7,349)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                      811               (1)          2,478
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                           $811              ($1)         $2,478
Retained Earnings - beginning of year                (931)              (5)          2,296
Dividends declared on common stock                     (1)               0          (6,618)
                                                ------------------------------------------------------
Retained Earnings - end of year                     ($121)             ($6)        ($1,844)


                                                ======================================================

<PAGE 261>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                    Four           Hanover
                                                                  Counties         Energy
                                                    EMP              Gas           Company
                                                   Inc.            Company      Consolidated
============================================================================================================
                                                                 (Inactive)
Electric utility revenue
Diversified operations                               $616                           $1,519
                                                -----------------------------------------------------
Total operating revenue                               616                            1,519
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              685                              685
Maintenance
Depreciation and decommissioning                                                       126
Income taxes                                         (425)              $1             201
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                              260                1           1,012
                                                ------------------------------------------------------
Operating income                                      356               (1)            507
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                         (142)                              16
Other nonoperating income - net                       361                              (40)
                                                ------------------------------------------------------
Total other income (deductions) - net                 219                              (24)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                      575               (1)            483
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                           $575              ($1)           $483
Retained Earnings - beginning of year              (1,366)              (3)           (442)
Dividends declared on common stock                      1                0             (16)
                                                ------------------------------------------------------
Retained Earnings - end of year                     ($790)             ($4)            $25

                                                ======================================================

<PAGE 262>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                Holtsville       Indian Bay       Jefferson
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                                                 (Inactive)
Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                          $13               $2             $63
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                               13                2              63
                                                ------------------------------------------------------
Operating income                                      (13)              (2)            (63)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                                                           (64)
Other nonoperating income - net                                                        162
                                                ------------------------------------------------------
Total other income (deductions) - net                                                   98
                                                ------------------------------------------------------
Income before interest and
  other expenses                                      (13)              (2)             35
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                           ($13)             ($2)            $35
Retained Earnings - beginning of year                (880)              43          (1,717)
Dividends declared on common stock                     (1)              (0)              2
                                                ------------------------------------------------------
Retained Earnings - end of year                     ($894)             $41         ($1,680)

                                                ======================================================

<PAGE 263>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                   Kings
                                                  Canyon          Kingspark        Laguna
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                (Inactive)                       (Inactive)
Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                           $1              $32           $(116)
Property and other taxes                                                 0               0
                                                ------------------------------------------------------
Total operating expenses                                1               32            (116)
                                                ------------------------------------------------------
Operating income                                       (1)             (32)            116
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)             (32)            116
                                                ------------------------------------------------------
Interest on long-term debt                                                             196
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net                                                196
                                                ------------------------------------------------------
NET INCOME                                            ($1)            ($32)           ($80)
Retained Earnings - beginning of year                  (3)             277          (1,389)
Dividends declared on common stock                      0                0               1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)            $245         ($1,468)

                                                ======================================================

<PAGE 264>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                 La Jolla        Lake Grove       Lakeview
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                (Inactive)       (Inactive)
Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                           $1                               $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1                                1
                                                ------------------------------------------------------
Operating income                                       (1)                              (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)                              (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)              $0             ($1)
Retained Earnings - beginning of year                  (3)            (507)             (3)
Dividends declared on common stock                      0               (0)              0
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)           ($507)            ($4)

                                                ======================================================

<PAGE 265>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Lehigh
                                                   River          Longview         Madera
                                                  Energy        Cogeneration       Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             $685
Maintenance
Depreciation and decommissioning
Income taxes                                         (321)              $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                              364                1
                                                ------------------------------------------------------
Operating income                                     (364)              (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                            2
Other nonoperating income - net                        (5)
                                                ------------------------------------------------------
Total other income (deductions) - net                  (3)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                     (367)              (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                          ($367)             ($1)             $0
Retained Earnings - beginning of year              (6,245)              (3)             (6)
Dividends declared on common stock                      0                1              (0)
                                                ------------------------------------------------------
Retained Earnings - end of year                   ($6,612)             ($3)            ($6)

                                                ======================================================

<PAGE 266>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                     MEC
                                                  Madison       International
                                                  Energy            B.V.           Mission
                                                  Company       Consolidated       Capital
============================================================================================================

Electric utility revenue                                          $297,201
Diversified operations                             $1,994           $2,667
                                                -----------------------------------------------------
Total operating revenue                             1,994          299,868
                                                -----------------------------------------------------
Fuel                                                                79,162
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              343           62,066
Maintenance
Depreciation and decommissioning                      131           35,484
Income taxes                                          500           17,975         $(3,964)
Property and other taxes                                             3,662
                                                ------------------------------------------------------
Total operating expenses                              974          198,349          (3,964)
                                                ------------------------------------------------------
Operating income                                    1,020          101,519           3,964
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       119            3,045
Minority interest                                                  (48,343)
Taxes on nonoperating income                          (47)          (1,257)         (4,218)
Other nonoperating income - net                        (1)          17,284          10,751
                                                ------------------------------------------------------
Total other income (deductions) - net                  71          (29,271)          6,533
                                                ------------------------------------------------------
Income before interest and
  other expenses                                     1,091          72,248           10,497
                                                ------------------------------------------------------
Interest on long-term debt                                          89,772
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                               (47,663)
Dividend on subsidiary preferred securities                                         10,095
                                                ------------------------------------------------------
Total interest and other expenses - net                             42,109          10,095
                                                ------------------------------------------------------
NET INCOME                                         $1,091          $30,139            $402
Retained Earnings - beginning of year                 619            1,375               0
Dividends declared on common stock                      1                0              (6)
                                                ------------------------------------------------------
Retained Earnings - end of year                    $1,711          $31,514            $396

                                                ======================================================

<PAGE 267>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Mission          Mission         Mission
                                                   Eagle           Energy          Energy
                                                  Energy           Canada       Construction
                                                  Company        Corporation   Services, Inc.
============================================================================================================

Electric utility revenue
Diversified operations                                             ($4,570)
                                                -----------------------------------------------------
Total operating revenue                                              4,570
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                 6
Maintenance
Depreciation and decommissioning                                        23
Income taxes                                                        (1,996)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                            (1,967)
                                                ------------------------------------------------------
Operating income                                                    (2,603)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                       (335)
                                                ------------------------------------------------------
Total other income (deductions) - net                                 (335)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                    (2,938)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                                         ($2,938)
Retained Earnings - beginning of year                                1,524
Dividends declared on common stock                                       0
                                                ------------------------------------------------------
Retained Earnings - end of year                                    ($1,414)

                                                ======================================================

<PAGE 268>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnigns
For The Year Ended December 31, 1995
(in thousands)

                                                  Mission                          Mission
                                                Energy Fuel        Mission         Energy
                                                  Company          Energy         Holdings
                                               Consolidated     Holdings,Inc.  International,Inc.
============================================================================================================

Electric utility revenue
Diversified operations                            $14,087               $0              $0
                                                -----------------------------------------------------
Total operating revenue                            14,087                0               0
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                            1,596
Maintenance
Depreciation and decommissioning                    5,188
Income taxes                                       (1,462)                              $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            5,322                                1
                                                ------------------------------------------------------
Operating income                                    8,765                               (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        87
Minority interest
Taxes on nonoperating income                          (35)
Other nonoperating income - net                         1
                                                ------------------------------------------------------
Total other income (deductions) - net                  53
                                                ------------------------------------------------------
Income before interest and
  other expenses                                    8,818                               (1)
                                                ------------------------------------------------------
Interest on long-term debt                            315
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net               315
                                                ------------------------------------------------------
NET INCOME                                         $8,503               $0             ($1)
Retained Earnings - beginning of year              (2,256)              (6)              0
Dividends declared on common stock                 30,570                5               0
                                                ------------------------------------------------------
Retained Earnings - end of year                   $36,817              ($1)            ($1)

                                                ======================================================

<PAGE 269>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)


                                                  Mission          Mission         Mission
                                                  Energy           Energy          Energy
                                                 Indonesia         Mexico      New York, Inc.
============================================================================================================
                                                                 (Inactive)
Electric utility revenue
Diversified operations                                                                 $15
                                                -----------------------------------------------------
Total operating revenue                                                                 15
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                $5
Maintenance
Depreciation and decommissioning
Income taxes                                           $1               (7)         (1,099)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1               (2)         (1,099)
                                                ------------------------------------------------------
Operating income                                       (1)               2           1,114
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                      7,728
Minority interest
Taxes on nonoperating income                                                        (3,561)
Other nonoperating income - net                                                      1,348
                                                ------------------------------------------------------
Total other income (deductions) - net                                                5,515
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)               2           6,629
                                                ------------------------------------------------------
Interest on long-term debt                                                           2,043
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net                                              2,043
                                                ------------------------------------------------------
NET INCOME                                            ($1)              $2          $4,586
Retained Earnings - beginning of year                  (3)          (1,141)           (372)
Dividends declared on common stock                      0                0          (5,387)
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)         ($1,139)        ($1,173)

                                                ======================================================

<PAGE 270>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                                   Edison
                                                                   Mission         Mission
                                                  Mission        Operations     Operations &
                                                  Energy          de Mexico      Maintenance
                                              Westside, Inc.    S.A. de C.V.        Inc.
============================================================================================================

Electric utility revenue
Diversified operations                                                             $29,648
                                                -----------------------------------------------------
Total operating revenue                                                             29,648
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                            25,781
Maintenance
Depreciation and decommissioning                                                        62
Income taxes                                           $1                            1,383
Property and other taxes                                                                 3
                                                ------------------------------------------------------
Total operating expenses                                1                           27,229
                                                ------------------------------------------------------
Operating income                                       (1)                           2,419
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                         34
Minority interest
Taxes on nonoperating income                                                           (71)
Other nonoperating income - net                                                        146
                                                ------------------------------------------------------
Total other income (deductions) - net                                                  109
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)                           2,528
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)                          $2,528
Retained Earnings - beginning of year                  (1)                           4,210
Dividends declared on common stock                      1                           (3,640)
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($1)                          $3,098

                                                ======================================================

<PAGE 271>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Mission                           North
                                               Triple Cycle        Niguel          Jackson
                                                  Systems          Energy          Energy
                                                  Company          Company         Company
============================================================================================================
                                                                                 (Inactive)
Electric utility revenue
Diversified operations                                              $8,232
                                                -----------------------------------------------------
Total operating revenue                                              8,232
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               685
Maintenance
Depreciation and decommissioning
Income taxes                                           $1            2,563              $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1            3,248               1
                                                ------------------------------------------------------
Operating income                                       (1)           4,984              (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)           4,984              (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)          $4,984             ($1)
Retained Earnings - beginning of year                 155            8,799               0
Dividends declared on common stock                      1           (7,450)              0
                                                ------------------------------------------------------
Retained Earnings - end of year                      $155           $6,333             ($1)

                                                ======================================================

<PAGE 272>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                 Northern
                                                  Sierra           Ortega          Panther
                                                  Energy           Energy          Timber
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                                                           $(1)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                                                (1)
                                                ------------------------------------------------------
Operating income                                                                         1
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                                         1
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                             $0               $0              $1
Retained Earnings - beginning of year                 134               (4)            255
Dividends declared on common stock                      0               (1)              0
                                                ------------------------------------------------------
Retained Earnings - end of year                      $134              ($5)           $256

                                                ======================================================

<PAGE 273>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                 Pleasant          Prince
                                                  Valley           George         Paradise
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                                $14           $3,462
                                                -----------------------------------------------------
Total operating revenue                                14            3,462
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              343              685
Maintenance
Depreciation and decommissioning                                       614
Income taxes                                         (115)             771
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                              228            2,070
                                                ------------------------------------------------------
Operating income                                     (214)           1,392
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       116
Minority interest
Taxes on nonoperating income                          (51)              (4)
Other nonoperating income - net                        13               10
                                                ------------------------------------------------------
Total other income (deductions) - net                  78                6
                                                ------------------------------------------------------
Income before interest and
  other expenses                                     (136)           1,398
                                                ------------------------------------------------------
Interest on long-term debt                             23
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net                23
                                                ------------------------------------------------------
NET INCOME                                          ($159)          $1,398
Retained Earnings - beginning of year                 432              780
Dividends declared on common stock                      0           (2,672)
                                                ------------------------------------------------------
Retained Earnings - end of year                      $273            ($494)

                                                ======================================================

<PAGE 274>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Quartz
                                                   Peak            Rapidan       Reeves Bay
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                             $2,460              $41
                                                -----------------------------------------------------
Total operating revenue                             2,460               41
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              757              343
Maintenance
Depreciation and decommissioning                       61                4
Income taxes                                          595             (124)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            1,413              223
                                                ------------------------------------------------------
Operating income                                    1,047             (182)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       151                2
Minority interest
Taxes on nonoperating income                          (59)             (49)
Other nonoperating income - net                                        123
                                                ------------------------------------------------------
Total other income (deductions) - net                  92               76
                                                ------------------------------------------------------
Income before interest and
  other expenses                                    1,139             (106)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                         $1,139            ($106)             $0
Retained Earnings - beginning of year                 561             (160)           (669)
Dividends declared on common stock                 (1,596)               1              (0)
                                                ------------------------------------------------------
Retained Earnings - end of year                      $104            ($265)          ($669)

                                                ======================================================

<PAGE 275>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                     Rio
                                                Ridgecrest        Escondido       Riverport
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations
                                                -----------------------------------------------------
Total operating revenue
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                             $(800)
Maintenance
Depreciation and decommissioning
Income taxes                                                           585              $3
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                              (215)              3
                                                ------------------------------------------------------
Operating income                                                       215              (3)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                     10,179
Minority interest
Taxes on nonoperating income                                        (5,284)
Other nonoperating income - net                                      3,290
                                                ------------------------------------------------------
Total other income (deductions) - net                                8,185
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                     8,400              (3)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                             $0           $8,400             ($3)
Retained Earnings - beginning of year                  (6)         (19,894)             79
Dividends declared on common stock                     (0)               2               1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($6)        ($11,492)            $77

                                                ======================================================

<PAGE 276>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                     San           Mission
                                                San Felipe         Gabriel         Energy
                                                  Energy           Energy           Wales
                                                  Company          Company         Company
============================================================================================================
                                                                                 (Inactive)
Electric utility revenue
Diversified operations                             $5,641            ($356)
                                                -----------------------------------------------------
Total operating revenue                             5,641             (356)
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              685
Maintenance
Depreciation and decommissioning
Income taxes                                        1,724             (137)             $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            2,409             (137)              1
                                                ------------------------------------------------------
Operating income                                    3,232             (219)             (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net
                                                ------------------------------------------------------
Income before interest and
  other expenses                                    3,232             (219)             (1)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                         $3,232            ($219)            ($1)
Retained Earnings - beginning of year               4,660               (3)             (3)
Dividends declared on common stock                 (5,600)               0               0
                                                ------------------------------------------------------
Retained Earnings - end of year                    $2,292            ($222)            ($4)

                                                ======================================================

<PAGE 277>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                San Joaquin       San Juan        San Pedro
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                            $12,899          $10,123
                                                -----------------------------------------------------
Total operating revenue                            12,899           10,123
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              742              739
Maintenance
Depreciation and decommissioning                       30               90
Income taxes                                        4,760            3,484
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            5,532            4,313
                                                ------------------------------------------------------
Operating income                                    7,367            5,810
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                          (20)
Other nonoperating income - net                        52
                                                ------------------------------------------------------
Total other income (deductions) - net                  32
                                                ------------------------------------------------------
Income before interest and
  other expenses                                    7,399            5,810
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                         $7,399           $5,810              $0
Retained Earnings - beginning of year               5,816              (97)             (6)
Dividends declared on common stock                 (5,439)          (7,130)             (0)
                                                ------------------------------------------------------
Retained Earnings - end of year                    $7,776          ($1,417)            ($6)

                                                ======================================================

<PAGE 278>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)


                                                 Santa Ana       Santa Clara      Silverado
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                                                              $1,550
                                                -----------------------------------------------------
Total operating revenue                                                              1,550
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                               698
Maintenance
Depreciation and decommissioning                                                        50
Income taxes                                                                           328
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                                             1,076
                                                ------------------------------------------------------
Operating income                                                                       474
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                                                         (1)
                                                ------------------------------------------------------
Total other income (deductions) - net                                                   (1)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                                                       473
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                             $0               $0            $473
Retained Earnings - beginning of year                  (6)              (4)            540
Dividends declared on common stock                     (1)              (0)              1
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($7)             ($4)         $1,014

                                                ======================================================

<PAGE 279>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                  Silver
                                                  Springs          Sonoma        South Coast
                                                  Energy         Geothermal        Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                                                $299          $3,593
                                                -----------------------------------------------------
Total operating revenue                                                299           3,593
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               685             697
Maintenance
Depreciation and decommissioning                                                         4
Income taxes                                           $1             (182)          1,208
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                1              503           1,909
                                                ------------------------------------------------------
Operating income                                       (1)            (204)          1,684
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                        301
Minority interest
Taxes on nonoperating income                                          (265)            220
Other nonoperating income - net                                        375            (561)
                                                ------------------------------------------------------
Total other income (deductions) - net                                  411            (341)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       (1)             207           1,343
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            ($1)            $207          $1,343
Retained Earnings - beginning of year                  (3)            (535)            254
Dividends declared on common stock                      0                0             (75)
                                                ------------------------------------------------------
Retained Earnings - end of year                       ($4)           ($328)         $1,522

                                                ======================================================

<PAGE 280>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)


                                                 Southern
                                                  Sierra          Thorofare         Viejo
                                                  Energy           Energy          Energy
                                                  Company          Company         Company
============================================================================================================

Electric utility revenue
Diversified operations                            $23,948                             $474
                                                -----------------------------------------------------
Total operating revenue                            23,948                              474
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              756                              701
Maintenance
Depreciation and decommissioning                       58                               65
Income taxes                                        9,136                              (99)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            9,950                              667
                                                ------------------------------------------------------
Operating income                                   13,998                             (193)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                            6
Other nonoperating income - net                       (14)
                                                ------------------------------------------------------
Total other income (deductions) - net                  (8)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                   13,990                             (193)
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                        $13,990                            ($193)
Retained Earnings - beginning of year              12,504                              137
Dividends declared on common stock                 (7,153)                              (1)
                                                ------------------------------------------------------
Retained Earnings - end of year                   $19,341                             ($57)

                                                ======================================================

<PAGE 281>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                   Western
                                                   Vista           Sierra
                                                  Energy           Energy
                                                  Company          Company
============================================================================================================

Electric utility revenue                                               $(1)
Diversified operations                                              25,630
                                                -----------------------------------------------------
Total operating revenue                                             25,629
                                                -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               799
Maintenance
Depreciation and decommissioning                                        37
Income taxes                                          $(1)           9,847
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                               (1)          10,683
                                                ------------------------------------------------------
Operating income                                        1           14,946
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income                           (9)               2
Other nonoperating income - net                        23               (5)
                                                ------------------------------------------------------
Total other income (deductions) - net                  14               (3)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                       15           14,943
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividend on subsidiary preferred securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            $15          $14,943
Retained Earnings - beginning of year                 509             (980)
Dividends declared on common stock                      2          (11,898)
                                                ------------------------------------------------------
Retained Earnings - end of year                      $526           $2,065

                                                ======================================================

<PAGE 282>

Edison Mission Energy and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(in thousands)

                                                                                   Edison
                                                  Edison                           Mission
                                                  Mission       Consolidating      Energy
                                                  Energy         Adjustments    Consolidated
============================================================================================================

Electric utility revenue                                                          $297,200
Diversified operations                           ($45,094)          $1,042         170,146
                                                -----------------------------------------------------
Total operating revenue                           (45,094)           1,042         467,346
                                                -----------------------------------------------------
Fuel                                                                                79,162
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                           29,368           (1,726)        135,403
Maintenance
Depreciation and decommissioning                    2,207                1          45,589
Income taxes                                      (53,994)          10,517          17,984
Property and other taxes                              210               (1)          3,874
                                                ------------------------------------------------------
Total operating expenses                          (22,209)           8,791         282,012
                                                ------------------------------------------------------
Operating income                                  (22,885)          (7,749)        185,334
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                     1,401          (11,196)         23,299
Minority interest                                                                  (48,343)
Taxes on nonoperating income                       (7,591)          14,010         (13,016)
Other nonoperating income - net                   (10,328)               3           9,879
                                                ------------------------------------------------------
Total other income (deductions) - net             (16,518)           2,817         (28,181)
                                                ------------------------------------------------------
Income before interest and
  other expenses                                  (39,403)          (4,932)        157,153
                                                ------------------------------------------------------
Interest on long-term debt                         43,897                          141,404
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                              (10,691)                         (58,354)
Dividend on subsidiary preferred securities                                         10,095
                                                ------------------------------------------------------
Total interest and other expenses - net            33,206                           93,145
                                                ------------------------------------------------------
NET INCOME                                       ($72,609)         ($4,932)        $64,008
Retained Earnings - beginning of year             249,118          (22,599)        256,521
Dividends declared on common stock                141,592          (76,951)             (0)
                                                ------------------------------------------------------
Retained Earnings - end of year                  $318,101        ($104,482)       $320,529

                                                ======================================================

<PAGE 283>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                                                                      Bergen
                              Aguila        Anacapa      Arrowhead      Balboa         Point
                              Energy        Energy        Energy        Energy        Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:              American    Salinas River     Crown       Smithtown      TEVCO/
                            Bituminous   Cogeneration     Energy,    Cogeneration,    Mission
                               Power        Company        L.P.          L.P.         Bayonne
                             Partners,                                              Partnership
                               L.P.
Ownership Interest:              50%           50%           50%           50%           50%


Nature/Purpose of Business:      (a)           (b)           (c)           (d)           (e)


Ownership Interest in (000):

   Assets                   $87,365        $21,516            $0            $0          $855

   Revenue                  $13,491         $6,697            $0            $0          $138

   Net Income (Loss)        ($2,113)          $719            $0            $0          $135



(a) To own an 80 MW cogeneration facility located in Grant Town, West Virginia.

(b) To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(c)  To own and operate power production facilities.

(d)  To own and operate power production facilities.

(e)  To own a limited partnership interest in the Cogen Technologies NJ
     Venture.
<PAGE 284>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                                          Bretton
                            Blue Ridge        BN           Woods        Camino      Capistrano
                              Energy      Geothermal,     Energy        Energy     Cogeneration
                              Company        Inc.         Company       Company       Company
                           ==============================================================================
Name of Entity:            Bretton Woods   Vulcan/BN   Bretton Woods    Watson      James River
                           Cogeneration,  Geothermal   Cogeneration, Cogeneration  Cogeneration
                               L.P.          Power         L.P.         Company       Company
                                            Company

Ownership Interest:              50%           50%           50%           49%           50%


Nature/Purpose of Business:      (f)           (g)           (h)           (i)           (j)


Ownership Interest in (000):

   Assets                       $359       $33,874          $359      $131,034       $44,017

   Revenue                        $0       $19,923            $0       $84,945       $26,544

   Net Income (Loss)              $0       $12,904            $0       $32,172        $3,647



(f)  To own and operate power production facilities.

(g) To own and operate the 34 MW geothermal facility located near Niland in Imperial County, California.

(h)  To own and operate power production facilities.

(i) To own and operate the 385 MW cogeneration facility at ARCO's Los Angeles Refinery in Carson, California.

(j) To own and operate the 110 MW cogeneration facility located in Hopewell, Chester County, Virginia.
<PAGE 285>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                          Chesapeake
                            Centerport        Bay        Clayville      Conejo       Coronado
                              Energy        Energy        Energy        Energy        Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:              Riverhead     Delaware       Oconee       Del Ranch      Oconee
                           Cogeneration      Clean        Energy,     Andy Hoch,      Energy,
                              I, L.P.       Energy         L.P.          L.P.          L.P.
                                            Project

Ownership Interest:              50%           50%           50%           50%           50%


Nature/Purpose of Business:      (k)           (l)           (m)           (n)           (o)


Ownership Interest in (000):

   Assets                      $244             $0            $0       $46,694            $0

   Revenue                       $0             $0            $0       $18,182            $0

   Net Income (Loss)           ($11)            $0            $0        $8,023            $0



(k)  To own and operate power production facilities.

(l)  To own a 232 MW power production facility located in Delaware.

(m)  To own and operate power production facilities.

(n) To own and operate the 38 MW geothermal facility located near Niland in Imperial County, California.

(o)  To own and operate power production facilities.
<PAGE 286>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                             Crescent                                   Eastern
                              Valley        Del Mar      Devereaux      Sierra       El Dorado
                              Energy        Energy        Energy        Energy        Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:               Beowawe       Mid-Set     Auburndale      Saguaro     Auburndale
                            Geothermal   Cogeneration      Power         Power         Power
                               Power        Company   Partners, L.P. Company, L.P. Partners, L.P
                              Company

Ownership Interest:              50%           50%           49%           50%            1%


Nature/Purpose of Business:      (p)           (q)           (r)           (s)           (t)


Ownership Interest in (000):

   Assets                    $11,891       $13,564      $88,133        $56,009       $1,799

   Revenue                    $6,006        $7,663      $23,102        $22,575         $471

   Net Income (Loss)          $2,526        $1,493      ($1,415)        $2,408         ($29)


(p) To own and operate the 15 MW geothermal facility at the Beowawe Known Geothermal Resource Area of Eureka and Lander County, Nevada.

(q) To own and operate the 38 MW cogeneration facility located in Kern County, California.

(r)  To own and operate a 150 MW power production facility located in Florida.

(s) To own and operate the 90 MW cogeneration facility located in Henderson, Nevada.

(t)  To own and operate a 150 MW power production facility located in Florida.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                              (1)
                                              GEO
                                           East Mesa   Chickahominy   Holtsville    Indian Bay
                               EMP,         Limited    River Energy     Energy        Energy
                               Inc.       Partnership      Corp.        Company       Company
                           ==============================================================================
Name of Entity:            GEO East Mesa      GEO      Commonwealth   Brookhaven     Riverhead
                              Limited      East Mesa     Atlantic    Cogeneration, Cogeneration
                            Partnership    Electric       Limited        L.P.        III, L.P.
                                (1)         Company     Partnership

Ownership Interest:              50%          100%           50%           50%           50%


Nature/Purpose of Business:      (u)           (v)           (w)           (x)           (y)


Ownership Interest in (000):

   Assets                    $69,424       $6,339        $64,451        $1,294          $216

   Revenue                   $23,771         ($30)       $12,103            $0            $0

   Net Income (Loss)          $1,843        ($315)        $1,311            $0            $0



(u) To own and operate geothermal facilities (53 MW) located near Holtville in Imperial Valley, California.

(v) To own and operate a 13 MW geothermal facility located near Holtville in Imperial Valley, California.

(w)  To own a 340 MW power production facility located in Chesapeake, Virginia.

(x)  To own and operate power production facilities.

(y)  To own and operate power production facilities.
<PAGE 288>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                                                          (2)
                                                          Lehigh        TEVCO/
                             Kingspark     Lakewiew        River       Mission        Madera
                              Energy        Energy        Energy        Assets        Energy
                              Company       Company       Company     Partnership     Company
                           ==============================================================================
Name of Entity:              Smithtown      Georgia       TEVCO/      Continental   Brookhaven
                           Cogeneration,    Peaker,       Mission       Energy     Cogeneration,
                               L.P.          L.P.         Assets      Associates            L.P.
                                                        Partnership           L.P.
                                                            (2)

Ownership Interest:              50%           50%           50%         22.5%           50%


Nature/Purpose of Business:      (z)          (ab)          (ac)          (ad)          (ae)


Ownership Interest in (000):

   Assets                         $0            $0            $0            $0        $1,294

   Revenue                        $0            $0            $0            $0            $0

   Net Income (Loss)              $0            $0            $0            $0            $0


(z)   To own and operate power production facilities.

(ab)  To own and operate power production facilities.

(ac) To own limited partnership interests in power production facilities located in Maine and Pennsylvania.

(ad)  To own a 131 MW cogeneration facility located in Hazleton, Pennsylvania.

(ae)  To own and operate power production facilities.
<PAGE 289>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                            Mission       Mission       Mission       Mission
                              Madison       Energy        Energy        Energy        Energy
                              Energy        Canada        Canada       Oil & Gas     New York,
                              Company        Corp.         Corp.        Company        Inc.
                           ==============================================================================
Name of Entity:            Gordonsville    B.C. Star      Mission      Four Star     Brooklyn
                              Energy,      Partners      Interface     Oil & Gas     Navy Yard
                               L.P.                     Partnership     Company    Cogeneration
                                                                                     Partners,
                                                                                       L.P.

Ownership Interest:              49%           50%           50%           46%           50%


Nature/Purpose of Business:     (af)          (ah)          (ai)          (aj)          (ak)



Ownership Interest in (000):

   Assets                   $109,138      $55,999           $338      $228,319      $176,304

   Revenue                   $18,971      $13,729           $122       $69,991           $18

   Net Income (Loss)          $2,013      ($1,075)           $29       $11,467            $0



(af) To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

(ah) To hold, acquire and operate oil, gas and mineral producing properties and leases and facilities.

(ai)  To own and operate power production facilities.

(aj) To own an interest in the common stock of a domestic oil and gas exploration and production company.

(ak) To own and operate the 286 MW power production facility located near the Brooklyn Bridge in Brooklyn, New York.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                              Mission                    Northern                    Pleasant
                           Triple Cycle     Niguel        Sierra        Panther       Valley
                              Systems       Energy        Energy        Timber        Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:            Triple Cycle     Elmore,        Sobel       American      American
                            Partnership      L.P.      Cogeneration      Kiln       Bituminous
                                                          Company      Partners,       Power
                                                                         L.P.        Partners,
                                                                                       L.P.

Ownership Interest:              50%           50%           50%            2%           .5%


Nature/Purpose of Business:     (al)          (am)          (an)          (ao)          (aq)


Ownership Interest in (000):

   Assets                         $0       $49,872            $0            $0         $882

   Revenue                        $0       $18,527            $0            $0         $136

   Net Income (Loss)              $0        $8,088            $0            $0         ($21)


(al) To own 25% interest in a partnership that has rights to a proprietary technology.

(am) To own and operate the 38 MW geothermal facility located near Niland in Imperial Valley, California.

(an)  Currently is inactive.

(ao)  Currently inactive.

(aq) To own and operate the 80 MW cogeneration facility located in Grant Town, West Virginia.
<PAGE 291>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                             Mission/
                               Eagle       Paradise
                              Energy        Energy
                              Company       Company
                           ==============================================================================
Name of Entity:                Crown         Vista
                              Energy        Energy,
                               L.P.          L.P.



Ownership Interest:               2%           50%


Nature/Purpose of Business:     (ag)          (ap)


Ownership Interest in (000):

   Assets                         $0            $0

   Revenue                        $0            $0

   Net Income (Loss)              $0            $0


(ag)  To own and operate power production facilities.

(ap)  To own and operate power production facilities.






<PAGE 292>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                              Prince        Prince          (3)         Quartz
                              George        George       Hopewell        Peak         Rapidan
                              Energy        Energy     Cogeneration,    Energy        Energy
                              Company       Company        Inc.         Company       Company
                           ==============================================================================
Name of Entity:              Hopewell      Hopewell      Hopewell       Nevada     Gordonsville
                           Cogeneration  Cogeneration  Cogeneration    Sun-Peak       Energy,
                              Limited        Inc.         Limited        L.P.          L.P.
                            Partnership       (3)       Partnership


Ownership Interest:           24.75%           25%            1%           50%            1%


Nature/Purpose of Business:     (ar)          (as)          (at)          (au)          (av)


Ownership Interest in (000):

   Assets                    $44,972          $454        $1,817       $34,010        $2,227

   Revenue                   $14,042          $142          $567        $6,993          $387

   Net Income (Loss)          $3,533           $36          $143        $2,353           $41



(ar) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(as) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(at) To own and operate a 356 MW cogeneration facility located in Chester County, Virginia.

(au) To own 50% of the 210 MW independent power production plant located near Las Vegas, Nevada.

(av) To own and operate a 240 MW cogeneration facility located in Gordonsville, Virginia.

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995


                            Reeves Bay    Ridgecrest   Rio Escondido   Riverport    San Felipe
                              Energy        Energy        Energy        Energy        Energy
                              Company       Company      Company        Company       Company
                           ==============================================================================
Name of Entity:             North Shore    Riverhead      Energia      Riverhead     Leathers
                              Energy,    Cogeneration   del Norte,   Cogeneration      L.P.
                               L.P.         I, L.P.    S.A. de C.V.    II, L.P.


Ownership Interest:              50%           50%           49%           50%           50%


Nature/Purpose of Business:     (aw)          (ax)          (ay)          (az)          (ba)


Ownership Interest in (000):

   Assets                         $0         $244             $0          $316       $56,605

   Revenue                        $0           $0             $0            $0       $18,260

   Net Income (Loss)              $0         ($11)            $0            $0        $6,175



(aw)  To own and operate power production facilities.

(ax)  To own and operate power production facilities.

(ay)  To own and operate power production facilities in Mexico.

(az)  To own and operate power production facilities.

(ba) To own and operate the 38 MW geothermal facility located near Niland in Imperial Valley, California.
<PAGE 294>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                          San Joaquin    San Juan      San Pedro     Santa Ana
                                            Energy        Energy        Energy        Energy
                                            Company       Company       Company       Company
                           ==============================================================================
Name of Entity:                          Midway-Sunset  March Point    Riverhead     Riverhead
                                         Cogeneration  Cogeneration  Cogeneration  Cogeneration
                                            Company       Company      II, L.P.      III, L.P.
                                             L.P.

Ownership Interest:                            50%           50%           50%           50%


Nature/Purpose of Business:                   (bb)          (bc)          (bd)          (be)


Ownership Interest in (000):

   Assets                                  $63,708       $71,471          $316          $216

   Revenue                                 $42,745       $36,314            $0            $0

   Net Income (Loss)                       $13,023        $9,973            $0            $0



(bb) To own and operate the 225 MW cogeneration facility located near Taft in Kern County, California.

(bc) To own and operate the 140 MW cogeneration facility located in Anacortes, Washington.

(bd)  To own and operate power production facilities.

(be)  To own and operate power production facilities.
<PAGE 295>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                                                          Silver
                            Santa Clara    Silverado      Springs       Sonoma      South Coast
                              Energy        Energy        Energy      Geothermal      Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:             North Shore    Coalinga       Georgia     Geothermal      Harbor
                           Energy, L.P.  Cogeneration     Peaker,       Energy     Cogeneration
                                            Company        L.P.        Partners,      Company
                                                                         Ltd.

Ownership Interest:              50%           50%           50%            5%           30%


Nature/Purpose of Business:     (bf)          (bg)          (bh)          (bi)          (bj)


Ownership Interest in (000):

   Assets                         $0       $20,739            $0        $3,801       $15,762

   Revenue                        $0        $8,516            $0        $1,084       $12,247

   Net Income (Loss)              $0        $1,576            $0          $277        $3,669



(bf)  To own and operate power production facilities.

(bg) To own and operate the 38 MW cogeneration facility located in Fresno County, California.

(bh)  To own and operate power production facilities.

(bi) To own and operate the 20 MW geothermal facility located in Cloverdale, California.

(bj) To own and operate the 80 MW cogeneration facility at the Wilmington Oil Field located in Los Angeles, California.
<PAGE 296>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995

                             Southern      Southern                                   Western
                              Sierra        Sierra         Viejo         Vista        Sierra
                              Energy          Gas         Energy        Energy        Energy
                              Company       Company       Company       Company       Company
                           ==============================================================================
Name of Entity:             Kern River      TM Star       Sargent        Vista       Sycamore
                           Cogeneration      Fuel         Canyon      Energy, L.P  Cogeneration
                              Company       Company    Cogeneration                   Company
                                                          Company


Ownership Interest:              50%           50%           50%           50%           50%


Nature/Purpose of Business:     (bk)          (bl)          (bn)          (bo)          (bp)


Ownership Interest in (000):

   Assets                    $67,012          $993       $21,292            $0       $81,446

   Revenue                   $67,042        $9,308        $6,842            $0       $71,571

   Net Income (Loss)         $23,508        $1,505          $620            $0       $25,502


(bk) To own and operate the 300 MW Kern River ("Omar Hill") cogeneration facility at Texaco's Kern River Oil Field located near Bakersfield, California.

(bl) To own an 50% interest in a domestic oil and gas exploration and production company.

(bn) To own and operate the 38 MW cogeneration facility located in Monterey County, California.

(bo)  To own and operate power production facilities.

(bp) To own and operate the 300 MW cogeneration facility located at Texaco's Kern River Oil Field near Bakersfield, California.
<PAGE 297>

Edison Mission Energy and Subsidiaries
Equity Investments
December 31, 1995


                             Thorofare      Edison
                              Energy        Mission
                              Company       Energy
                           ==============================================================================
Name of Entity:                Crown          N/A
                              Energy
                               L.P.


Ownership Interest:              48%          N/A


Nature/Purpose of Business:     (bm)          (bq)


Ownership Interest in (000):

   Assets                         $0        $4,749

   Revenue                        $0            $0

   Net Income (Loss)              $0            $0


(bm)  To own and operate power production facilities.
(bq) Represents goodwill resulting from the acquisition of an entity having a partnership interest as its sole asset. The goodwill is being amortized over a twenty-seven year period.

 N/A  Not Applicable
<PAGE 298>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               Chicahominy       Hanover
                                                  River          Energy        Consolidating
                                                Engy. Co.        Company        Adjustments
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                               ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                               ----------------------------------------------------
Total utility plant
                                               ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 $10,819          $7,801         ($7,801)
Investments in leveraged leases
Other investments
                                               ----------------------------------------------------
Total other property and investments               10,819           7,801          (7,801)
                                               ----------------------------------------------------
Cash and equivalents                                   71
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              57
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                               ----------------------------------------------------
Total current assets                                  128
                                               ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                               ----------------------------------------------------
Total deferred charges
                                               ----------------------------------------------------
TOTAL ASSETS                                      $10,947          $7,801         ($7,801)
                                               ====================================================

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Hanover
                                                 Energy
                                                 Company
                                              Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                               ----------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized
                                               ----------------------------------------------------
Total utility plant
                                               ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 $10,819
Investments in leveraged leases
Other investments
                                               ----------------------------------------------------
Total other property and investments               10,819
                                               ----------------------------------------------------
Cash and equivalents                                   71
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              57
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                               ----------------------------------------------------
Total current assets                                  128
                                               ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                               ----------------------------------------------------
Total deferred charges
                                               ----------------------------------------------------
TOTAL ASSETS                                      $10,947
                                               ====================================================

<PAGE 300>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               Chicahominy       Hanover
                                                  River          Energy        Consolidating
                                              Energy Corp.       Company        Adjustments
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    $8,460          $7,759          ($8,445)
    Retained earnings                               (660)             41              644
                                               -----------------------------------------------------
                                                   7,800           7,800           (7,801)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                               -----------------------------------------------------
Total capitalization                               7,800           7,800           (7,801)
                                               -----------------------------------------------------
Other long-term liabilities
                                               -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                    (330)              1
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                               -----------------------------------------------------
Total current liabilities                           (330)              1
                                               -----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits        3,477
Customer advances and other deferred credits
                                               -----------------------------------------------------
Total deferred credits                             3,477
                                               -----------------------------------------------------
Minority interest
                                               -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $10,947          $7,801          ($7,801)
                                               =====================================================

<PAGE 301>

Hanover Energy Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Hanover
                                                 Energy
                                                 Company
                                              Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                     $7,774
    Retained earnings                                  25
                                               -----------------------------------------------------
                                                    7,799
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                               -----------------------------------------------------
Total capitalization                                7,799
                                               -----------------------------------------------------
Other long-term liabilities
                                               -----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                    (329)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                               -----------------------------------------------------
Total current liabilities                           (329)
                                               -----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits        3,477
Customer advances and other deferred credits
                                               -----------------------------------------------------
Total deferred credits                             3,477
                                               -----------------------------------------------------
Minority interest
                                               -----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              $10,947
                                               =====================================================

<PAGE 302>

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                               Chicahominy       Hanover
                                                  River          Energy        Consolidating
                                              Energy Corp.       Company        Adjustments
============================================================================================================

Electric utility revenue
Diversified operations                            $1,519
                                               -----------------------------------------------------
Total operating revenue                            1,519
                                               -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             685
Maintenance
Depreciation and decommissioning                     126
Income taxes                                         200              $1
Property and other taxes
                                               -----------------------------------------------------
Total operating expenses                           1,011               1
                                               -----------------------------------------------------
Operating income                                     508              (1)
                                               -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interst income
Minority interest
Taxes on nonoperating income                          16
Other nonoperating income - net                      (40)
                                               -----------------------------------------------------
Total other income (deductions) - net                (24)
                                               -----------------------------------------------------
Income before interest and other expenses            484              (1)
                                               -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                               -----------------------------------------------------
Total interest and other expenses - net
                                               -----------------------------------------------------
NET INCOME                                          $484             ($1)
Retained Earnings - beginning of year               (442)           (442)              442
Dividends declared on common stock                  (702)            484               202
                                               -----------------------------------------------------
Retained Earnings - end of year                    ($660)            $41               644
                                               =====================================================

<PAGE 303>

Hanover Energy Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                 Hanover
                                                 Energy
                                                 Company
                                              Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                            $1,519
                                               -----------------------------------------------------
Total operating revenue                            1,519
                                               -----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             685
Maintenance
Depreciation and decommissioning                     126
Income taxes                                         201
Property and other taxes
                                               -----------------------------------------------------
Total operating expenses                           1,012
                                               -----------------------------------------------------
Operating income                                     507
                                               -----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interst income
Minority interest
Taxes on nonoperating income                          16
Other nonoperating income - net                      (40)
                                               -----------------------------------------------------
Total other income (deductions) - net                (24)
                                               -----------------------------------------------------
Income before interest and other expenses            483
                                               -----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred securities
                                               -----------------------------------------------------
Total interest and other expenses - net
                                               -----------------------------------------------------
NET INCOME                                          $483
Retained Earnings - beginning of year               (442)
Dividends declared on common stock                   (16)
                                               -----------------------------------------------------
Retained Earnings - end of year                      $25

                                               =====================================================

<PAGE 304>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                  Mission          Mission
                                                  Energy           Energy
                                                 Oil & Gas        Petroleum
                                                  Company          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 $110,523
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments               110,523
                                                ------------------------------------------------------
Cash and equivalents                                   163
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               21
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets
                                                ------------------------------------------------------
Total current assets                                   184
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                      $110,707
                                                ======================================================

<PAGE 305>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Southern         Mission
                                                  Pocono           Sierra          Energy
                                                   Fuels             Gas            Fuel
                                                  Company          Company         Company
============================================================================================================
ASSETS                                          (Inactive)
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $187       $121,278
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments                                    187        121,278
                                                ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                  $403
                                                ------------------------------------------------------
Total current assets                                   403
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                          $403             $187       $121,278
                                                ======================================================

<PAGE 306>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                               Mission Energy
                                               Consolidating    Fuel Company
                                                Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning
                                                ------------------------------------------------------

Construction work in progress
Nuclear fuel, at amortized cost
                                                ------------------------------------------------------
Total utility plant
                                                ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                 ($4,995)         $226,993
Investments in leveraged leases
Other investments
                                                ------------------------------------------------------
Total other property and investments               (4,995)          226,993
                                                ------------------------------------------------------
Cash and equivalents                                                    163
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                21
Fuel inventory
Materials and supplies, at average cost
Regulatory balancing accounts - net
Prepayments and other current assets                                    403
                                                ------------------------------------------------------
Total current assets                                                    587
                                                ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                ------------------------------------------------------
Total deferred charges
                                                ------------------------------------------------------
TOTAL ASSETS                                      ($4,995)         $227,580
                                                ======================================================

<PAGE 307>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                 Mission           Mission
                                                  Energy           Energy
                                                 Oil & Gas        Petroleum
                                                  Company          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                   $119,290
    Retained earnings                               1,988              ($4)
                                                ------------------------------------------------------
                                                  121,278               (4)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                              121,278               (4)
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                  (10,440)              (1)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                 1,617
                                                ------------------------------------------------------
Total current liabilities                          (8,823)              (1)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net            (1,748)               5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                             (1,748)               5
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             $110,707               $0
                                                ======================================================

<PAGE 308>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Southern         Mission
                                                  Pocono           Sierra          Energy
                                                   Fuels             Gas            Fuel
                                                  Company          Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES                  (Inactive)
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                     $1,637                          $90,572
    Retained earnings                                 541           $1,005          32,414
                                                ------------------------------------------------------
                                                    2,178            1,005         122,986
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                                2,178            1,005         122,986
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                   (2,336)            (796)         (1,634)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other
                                                ------------------------------------------------------
Total current liabilities                          (2,336)            (796)         (1,634)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net               561              (22)            (74)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                561              (22)            (74)
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 $403             $187        $121,278
                                                ======================================================

<PAGE 309>

Mission Energy Fuel Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                               Mission Energy
                                               Consolidating    Fuel Company
                                                Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                    ($5,868)        $205,631
    Retained earnings                                 873           36,817
                                                ------------------------------------------------------
                                                   (4,995)         242,448
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
  Preferred Stock of Limited Partnership
Long-term debt
                                                ------------------------------------------------------
Total capitalization                               (4,995)         242,448
                                                ------------------------------------------------------
Other long-term liabilities
                                                ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                   (15,207)
Accrued taxes
Accrued interest
Dividends payable
Accumulated deferred income taxes - net
Deferred unbilled revenue and other                                  1,617
                                                ------------------------------------------------------
Total current liabilities                                          (13,590)
                                                ------------------------------------------------------
Accumulated deferred income taxes - net                             (1,278)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                ------------------------------------------------------
Total deferred credits                                              (1,278)
                                                ------------------------------------------------------
Minority interest
                                                ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              ($4,995)        $227,580
                                                ======================================================

<PAGE 310>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                 Mission           Mission
                                                  Energy           Energy
                                                 Oil & Gas        Petroleum
                                                  Company          Company
============================================================================================================

Electric utility revenue
Diversified operations                            $14,483
                                                ------------------------------------------------------
Total operating revenue                            14,483
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              910
Maintenance
Depreciation and decommissioning                    5,188
Income taxes                                        2,763               $1
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                            8,861                1
                                                ------------------------------------------------------
Operating income                                    5,622               (1)
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other nonoperating income - net                         1
                                                ------------------------------------------------------
Total other income (deductions) - net                   1
                                                ------------------------------------------------------
Income before interest and other expenses           5,623               (1)
                                                ------------------------------------------------------
Interest on long-term debt                            315
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net               315
                                                ------------------------------------------------------
NET INCOME                                         $5,308              ($1)
Retained Earnings - beginning of year              (1,702)              (3)
Dividends declared on common stock                 (1,618)               0
                                                -----------------------------------------------------
Retained Earnings - end of year                    $1,988              ($4)
                                                ======================================================

<PAGE 311>
Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                  Southern         Mission
                                                  Pocono           Sierra          Energy
                                                   Fuels             Gas            Fuel
                                                  Company          Company         Company
============================================================================================================
                                                (Inactive)
Electric utility revenue
Diversified operations                                              $1,512
                                                ------------------------------------------------------
Total operating revenue                                              1,512
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance
Depreciation and decommissioning
Income taxes                                            $3             279            $(10)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                                3              279             (10)
                                                ------------------------------------------------------
Operating income                                       (3)           1,233              10
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                        87
Minority interest
Taxes on nonoperatiang income                         (35)
Other nonoperating income - net
                                                ------------------------------------------------------
Total other income (deductions) - net                  52
                                                ------------------------------------------------------
Income before interest and other expenses              49            1,233              10
                                                ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net
                                                ------------------------------------------------------
NET INCOME                                            $49           $1,233             $10
Retained Earnings - beginning of year                 490              457            (901)
Dividends declared on common stock                      2             (685)         33,305
                                                -----------------------------------------------------
Retained Earnings - end of year                      $541           $1,005         $32,414

                                                ======================================================

<PAGE 312>

Mission Energy Fuel Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                               Mission Energy
                                               Consolidating    Fuel Company
                                                Adjustments     Consolidated
============================================================================================================

Electric utility revenue
Diversified operations                            ($1.908)         $14,087
                                                ------------------------------------------------------
Total operating revenue                            (1,908)          14,087
                                                ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              686            1,596
Maintenance
Depreciation and decommissioning                                     5,188
Income taxes                                       (4,498)          (1,462)
Property and other taxes
                                                ------------------------------------------------------
Total operating expenses                           (3,812)           5,322
                                                ------------------------------------------------------
Operating income                                    1,904            8,765
                                                ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                         87
Minority interest
Taxes on nonoperating income                                           (35)
Other nonoperating income - net                                          1
                                                ------------------------------------------------------
Total other income (deductions) - net                                   53
                                                ------------------------------------------------------
Income before interest and other expenses           1,904            8,818
                                                ------------------------------------------------------
Interest on long-term debt                                             315
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                ------------------------------------------------------
Total interest and other expenses - net                                315
                                                ------------------------------------------------------
NET INCOME                                         $1,904           $8,503
Retained Earnings - beginning of year                (597)          (2,256)
Dividends declared on common stock                   (434)          30,570
                                                -----------------------------------------------------
Retained Earnings - end of year                      $873          $36,817

                                                ======================================================

<PAGE 313>


PAGE

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                              Asia
                                              Power          Latrobe        Loy Yang
                                           Development        Power         Holdings
                                             Company        Pty. Ltd.       Pty. Ltd.
                                          Consolidated    Consolidated    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                             $1,444,125
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries             $5,956                           $6,325
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments           5,956      1,444,125             6,325
                                            -----------------------------------------------------
Cash and equivalents                                          2,731                21
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                    11,093
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            445
                                            -----------------------------------------------------
Total current assets                                         14,269                21
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             6         46,849
                                            -----------------------------------------------------
Total deferred charges                             6         46,849
                                            -----------------------------------------------------
TOTAL ASSETS                                   5,962      1,505,243             6,346
                                            =====================================================

<PAGE 314>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               MEC             MEC             MEC
                                            Columbia        Esenyurt           IES
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                 $1,289
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments                          1,289
                                            -----------------------------------------------------
Cash and equivalents                             $25            373               $25
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                       177
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                              25            550                25
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             2          2,366                 2
                                            -----------------------------------------------------
Total deferred charges                             2          2,366                 2
                                            -----------------------------------------------------
TOTAL ASSETS                                      27          4,205                27
                                            =====================================================

<PAGE 315>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                               MEC             MEC             MEC
                                              India         Indo Coal       Indonesia
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $18,243          $32,682
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments                          18,243           32,682
                                            -----------------------------------------------------
Cash and equivalents                             $25              56              179
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                              25              56              179
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             6             179              324
                                            -----------------------------------------------------
Total deferred charges                             6             179              324
                                            -----------------------------------------------------
TOTAL ASSETS                                      31          18,478           33,185
                                            =====================================================

<PAGE 316>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               MEC             MEC
                                          International      Laguna            MEC
                                            Holdings          Power          Mission
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries               $658
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments             658
                                            -----------------------------------------------------
Cash and equivalents                              24             $23              $25
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                              24              23               25
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                           (2)               1                2
                                            -----------------------------------------------------
Total deferred charges                           (2)               1                2
                                            -----------------------------------------------------
TOTAL ASSETS                                     680              24               27
                                            =====================================================

<PAGE 317>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                               MEC
                                               MEC             MEC             San
                                              Perth          Priolo          Pascual
                                              B.V.            B.V.            B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                 $69,639
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                            $11,067
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments          69.639          11,067
                                            -----------------------------------------------------
Cash and equivalents                              23           2,123
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                        763
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            -----------------------------------------------------
Total current assets                              23           2,886
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                         3,329              91               $1
                                            -----------------------------------------------------
Total deferred charges                         3,329              91                1
                                            -----------------------------------------------------
TOTAL ASSETS                                  72,991          14,044                1
                                            =====================================================

<PAGE 318>
MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Mission
                                               MEC             MEC           Energy
                                             Turkey           Wales           Asia
                                              B.V.            B.V.          Pte Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                              $1,042,430             $573
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments                       1,042,430              573
                                            -----------------------------------------------------
Cash and equivalents                             $25          64,298               68
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                     69,490              680
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                           1,243              222
                                            -----------------------------------------------------
Total current assets                              25         135,031              970
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                             2         324,743              361
                                            -----------------------------------------------------
Total deferred charges                             2         324,743              361
                                            -----------------------------------------------------
TOTAL ASSETS                                      27       1,502,204            1,904
                                            =====================================================

<PAGE 319>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                             Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                             Company        Holdings         Italia
                                            (UK) Ltd.       Pty. Ltd.        s.r.l.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                $181,578            $166
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries             13,219                               $5
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments         194,797             166                5
                                            -----------------------------------------------------
Cash and equivalents                          20,202             408               28
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts      6,157             634                5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets           2,959
                                            -----------------------------------------------------
Total current assets                          29,318           1,042               33
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                        21,979             599                7
                                            -----------------------------------------------------
Total deferred charges                        21,979             599                7
                                            -----------------------------------------------------
TOTAL ASSETS                                 246,094           1,807               45
                                            =====================================================

<PAGE 320>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                            Traralgon          MEC
                                           Pride Hold         Power       International
                                              Ltd.          Pty. Ltd.         B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                $157,896                           $2,459
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $130,173           416,395
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments         157,896        130,173           418,854
                                            -----------------------------------------------------
Cash and equivalents                          14,591                            2,964
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts      6,769
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets           2,790
                                            -----------------------------------------------------
Total current assets                          24,150                            2,964
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                        21,500                              364
                                            -----------------------------------------------------
Total deferred charges                        21,500                              364
                                            -----------------------------------------------------
TOTAL ASSETS                                 203,546        130,173           422,182
                                            =====================================================

<PAGE 321>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                               MEC
                                                          International
                                          Consolidating       B.V.
                                           Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            -----------------------------------------------------
Total utility plant
                                            -----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation              $(157,892)     $2,742,263
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries          (997,299)       (362,576)
Investments in leveraged leases
Other investments
                                            -----------------------------------------------------
Total other property and investments     (1,155,191)      2,379,687
                                            -----------------------------------------------------
Cash and equivalents                        (14,554)         93,682
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts    (6,781)         88,988
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets         (2,760)          4,899
                                            -----------------------------------------------------
Total current assets                        (24,095)        187,569
                                            -----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                      (26,772)        395,939
                                            -----------------------------------------------------
Total deferred charges                      (26,772)        395,939
                                            -----------------------------------------------------
TOTAL ASSETS                             (1,206,058)      2,963,195
                                            =====================================================

<PAGE 322>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                              Asia
                                              Power          Latrobe        Loy Yang
                                           Development        Power         Holdings
                                             Company        Pty. Ltd.       Pty. Ltd.
                                          Consolidated    Consolidated    Consoldiated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                    $1
    Retained earnings                           $215          10,438          $5,871
                                            ----------------------------------------------------
                                                 215          10,439           5,871
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               718,005           2,851
                                            ----------------------------------------------------
Total capitalization                             215         728,444           8,722
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                               5,668          11,224              (1)
Accrued taxes                                     79
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                      5,747          11,224              (1)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                        3,789             103
Accumulated deferred investment tax credits
Customer advances and other deferred credits                   1,377            (121)
                                            ----------------------------------------------------
Total deferred credits                                         5,166             (18)
                                            ----------------------------------------------------
Minority interest                                            760,409          (2,357)
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES           5,962       1,505,243           6,346
                                            ====================================================

<PAGE 323>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               MEC             MEC             MEC
                                            Columbia        Esenyurt           IES
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $26            $182              $25
    Additional Paid in Capital
    Retained earnings                                            (8)
                                            ----------------------------------------------------
                                                 26             174               25
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                3,508
                                            ----------------------------------------------------
Total capitalization                             26           3,682               25
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                  2             542                2
Accrued taxes                                                    (4)              (0)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         2             538                2
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits     (1)            (28)
                                            ----------------------------------------------------
Total deferred credits                           (1)            (28)
                                            ----------------------------------------------------
Minority interest                                                13
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             27           4,205               27
                                            ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               MEC             MEC             MEC
                                              India         Indo Coal       Indonesia
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $23             $25              $21
    Additional Paid in Capital                               18,700           33,108
    Retained earnings                            (5)           (153)              32
                                            ----------------------------------------------------
                                                 18          18,572           33,161
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                             18          18,572           33,161
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                 16               4               23
Accrued taxes                                    (3)            (83)              10
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                        13             (79)              33
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                                           (9)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                    (15)
                                            ----------------------------------------------------
Total deferred credits                                          (15)              (9)
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             31          18,478            33,185
                                            ====================================================

<PAGE 325>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                               MEC             MEC
                                          International      Laguna            MEC
                                            Holdings          Power          Mission
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $22             $23              $26
    Additiona Paid in Capital                   662
    Retained earnings                           (12)             (7)              (0)
                                            ----------------------------------------------------
                                                672              16               26
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                            672              16               26
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                 18              12                2
Accrued taxes                                    (9)             (4)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         9               8                2
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits     (1)                              (1)
                                            ----------------------------------------------------
Total deferred credits                           (1)                              (1)
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES            680              24               27
                                            ====================================================

<PAGE 326>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                               MEC
                                               MEC             MEC             San
                                              Perth          Priolo          Pascual
                                              B.V.            B.V.            B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $23             $21              $23
    Additional Paid in Capital                               13,522
    Retained earnings                            (7)            (48)              (6)
                                            ----------------------------------------------------
                                                 16          13,495               17
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               67,255
                                            ----------------------------------------------------
Total capitalization                         67,271          13,495               17
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                              5,724             576              (13)
Accrued taxes                                    (4)            (27)              (3)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     5,720             549              (16)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES         72,991          14,044                1
                                            ====================================================

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Mission
                                               MEC             MEC           Energy
                                             Turkey           Wales           Asia
                                              B.V.            B.V.          Pte Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $26              $26             $215
    Additional Paid in Capital                               454,966
    Retained earnings                                         11,471               16
                                            ----------------------------------------------------
                                                 26          466,463              231
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                               621,400
                                            ----------------------------------------------------
Total capitalization                             26        1,087,863              231
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                  2           61,668            1,606
Accrued taxes                                                  9,297               45
Accrued interest                                               3,755
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         2           74,720            1,651
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                      311,943
Accumulated deferred investment tax credits
Customer advances and other deferred credits     (1)          27,678               22
                                            ----------------------------------------------------
Total deferred credits                           (1)         339,621               22
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES             27        1,502,204            1,904
                                            ====================================================

<PAGE 328>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                             Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                             Company        Holdings         Italia
                                            (UK) Ltd.       Pty. Ltd.        s.r.l.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                             $22,750                               $4
    Additional Paid in Capital                 3,108
    Retained earnings                          5,231             $51                1
                                            ----------------------------------------------------
                                              31,089              51                5
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               161,271
                                            ----------------------------------------------------
Total capitalization                         192,360              51                5
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock              17,806              44
Short-term debt
Accounts payable                              16,962           1,601               28
Accrued taxes                                    366                                3
Accrued interest                               6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     41,326           1,645               31
                                            ----------------------------------------------------
Accumulated deferred income taxes - net        9,335              19
Accumulated deferred investment tax credits
Customer advances and other deferred credits     737              92                9
                                            ----------------------------------------------------
Total deferred credits                        10,072             111                9
                                            ----------------------------------------------------
Minority interest                              2,336
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES         246,094           1,807               45
                                            ====================================================

<PAGE 329>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                            Traralgon          MEC
                                           Pride Hold         Power       International
                                              Ltd.          Pty.Ltd.          B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                             $22,861
    Additional Paid in Capital                  $153                         386,152
    Retained earnings                         10,616        $(3,152)           3,567
                                            ----------------------------------------------------
                                              10,769         (3,152)         412,580
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               139,904        130,173
                                            ----------------------------------------------------
Total capitalization                         150,673        127,021          412,580
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock               23,014                           8,159
Short-term debt
Accounts payable                               6,004             (1)           1,172
Accrued taxes                                    342                             399
Accrued interest                               6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     35,552             (1)           9,730
                                            ----------------------------------------------------
Accumulated deferred income taxes - net        9,302          3,167             (128)
Accumulated deferred investment tax credits
Customer advances and other deferred credits   5,778            (14)
                                            ----------------------------------------------------
Total deferred credits                        15,080          3,153             (128)
                                            ----------------------------------------------------
Minority interest                              2,241
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES         203,546        130,173          422,182
                                            ====================================================

<PAGE 330>

MEC International B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                 MEC
                                                            International
                                            Consolidating       B.V.
                                             Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                $(23,436)        $22,886
    Additional Paid In Capital                  (524,246)        386,126
    Retained earnings                            (12,597)         31,514
                                               ----------------------------------------------------
                                                (560,279)        440,526
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                  (455,583)      1,388,784
                                               ----------------------------------------------------
Total capitalization                          (1,015,862)      1,829,310
                                               ----------------------------------------------------
Other long-term liabilities
                                               ----------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                  (23,014)         26,009
Short-term debt
Accounts payable                                 (34,164)         78,677
Accrued taxes                                       (346)         10,058
Accrued interest                                  (6,192)          9,947
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other               28,437          28,437
                                               ----------------------------------------------------
Total current liabilities                        (35,279)        153,128
                                               ----------------------------------------------------
Accumulated deferred income taxes - net           (9,150)        328,371
Accumulated deferred investment tax credits
Customer advances and other deferred credits     (13,279)         22,232
                                               ----------------------------------------------------
Total deferred credits                           (22,429)        350,603
                                               ----------------------------------------------------
Minority interest                               (132,488)        630,154
                                               ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES          (1,206,058)      2,963,195
                                               ====================================================

<PAGE 331>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                              Asia
                                              Power          Latrobe        Loy Yang
                                           Development        Power         Holdings
                                            Pty. Ltd.       Pty. Ltd.       Pty. Ltd.
                                          Consolidated    Consolidated    Consolidated
============================================================================================================
Electric utility revenue                                   $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                     165,660
                                            ----------------------------------------------------
Fuel                                                         29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $8          20,223              $(3)
Maintenance
Depreciation and decommissioning                             22,902
Income taxes                                     (3)          9,642               (1)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          5          82,483               (4)
                                            ----------------------------------------------------
Operating income                                 (5)         83,177                4
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                 302             141
Minority interest                                           (47,347)
Taxes on nonoperating income                    (82)            (51)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net           220         (47,257)
                                            ----------------------------------------------------
Income before interest and other expenses       215          35,920                4
                                            ----------------------------------------------------
Interest on long-term debt                                   66,830
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                        (47,663)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                      19,167
                                            ----------------------------------------------------
NET INCOME                                      215          16,753                4
Retained Earnings - beginning of year                        (6,315)           5,867
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 215          10,438            5,871
                                            ====================================================

<PAGE 332>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                               MEC             MEC             MEC
                                            Columbia        Esenyurt           IES
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                        $12
Maintenance
Depreciation and decommissioning                                  0
Income taxes                                                     (4)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                          8
                                            ----------------------------------------------------
Operating income                                                 (8)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net
                                            ----------------------------------------------------
Income before interest and other expenses                        (8)
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                                       (8)
Retained Earnings - beginning of year
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                                  (8)
                                            ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                               MEC             MEC             MEC
                                              India         Indo Coal       Indonesia
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                        $10              $2              $22
Maintenance
Depreciation and decommissioning                                264               55
Income taxes                                     (4)            (93)             (27)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          6             173               50
                                            ----------------------------------------------------
Operating income                                 (6)           (173)             (50)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                  15              107
Minority interest
Taxes on nonoperating income                                     (5)             (37)
Other - net                                       1              10
                                            ----------------------------------------------------
Total other income (deductions) - net             1              20               70
                                            ----------------------------------------------------
Income before interest and other expenses        (5)           (153)              20
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                       (5)           (153)              20
Retained Earnings - beginning of year                                             12
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                  (5)           (153)              32
                                            ====================================================

<PAGE 334>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                               MEC             MEC
                                          International      Laguna            MEC
                                            Holdings          Power          Mission
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                        $19             $11
Maintenance
Depreciation and decommissioning                 (1)
Income taxes                                     (8)             (4)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                         10               7
                                            ----------------------------------------------------
Operating income                                (10)             (7)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                   1
Minority interest
Taxes on nonoperating income
Other - net                                      (1)
                                            ----------------------------------------------------
Total other income (deductions) - net
                                            ----------------------------------------------------
Income before interest and other expenses       (10)             (7)
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                      (10)             (7)
Retained Earnings - beginning of year            (2)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                 (12)             (7)
                                            ====================================================

<PAGE 335>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                               MEC
                                               MEC             MEC             San
                                              Perth          Priolo          Pascual
                                              B.V.            B.V.            B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                        $10             $23               $9
Maintenance
Depreciation and decommissioning                  1              17
Income taxes                                     (4)            (14)              (3)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          7              26                6
                                            ----------------------------------------------------
Operating income                                 (7)            (26)              (6)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                   2
Minority interest
Taxes on nonoperating income                                     (1)
Other - net                                                     (31)
                                            ----------------------------------------------------
Total other income (deductions) - net                           (30)
                                            ----------------------------------------------------
Income before interest and other expenses        (7)            (56)              (6)
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                       (7)            (56)              (6)
Retained Earnings - beginning of year                             8
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                  (7)            (48)              (6)
                                            ====================================================

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                             Mission
                                               MEC             MEC           Energy
                                             Turkey           Wales           Asia
                                              B.V.            B.V.          Pte Ltd.
============================================================================================================
Electric utility revenue                                    $40,853
Diversified operations                                                        $5,091
                                            ----------------------------------------------------
Total operating revenue                                      40,853            5,091
                                            ----------------------------------------------------
Fuel                                                          7,699
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                      5,922            4,127
Maintenance
Depreciation and decommissioning                              1,775              121
Income taxes                                                  6,427              322
Property and other taxes                                      1,262
                                            ----------------------------------------------------
Total operating expenses                                     23,085            4,570
                                            ----------------------------------------------------
Operating income                                             17,768              521
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 256
Minority interest
Taxes on nonoperating income                                    (84)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                           172
                                            ----------------------------------------------------
Income before interest and other expenses                    17,940              521
                                            ----------------------------------------------------
Interest on long-term debt                                    6,469
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                       6,469
                                            ----------------------------------------------------
NET INCOME                                                   11,471              521
Retained Earnings - beginning of year                                           (505)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                              11,471               16
                                            ====================================================

<PAGE 337>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                             Edison
                                             Mission         Mission         Mission
                                             Energy          Energy          Energy
                                             Company        Holdings         Italia
                                            (UK) Ltd.       Pty. Ltd.        s.r.l.
============================================================================================================
Electric utility revenue                    $90,688
Diversified operations                       13,233          $2,038              $69
                                            ----------------------------------------------------
Total operating revenue                     103,921           2,038               69
                                            ----------------------------------------------------
Fuel                                         41,693
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                     32,016           1,626               65
Maintenance
Depreciation and decommissioning              9,662             284
Income taxes                                  1,383            (240)               3
Property and other taxes                      2,396
                                            ----------------------------------------------------
Total operating expenses                     87,150           1,670               68
                                            ----------------------------------------------------
Operating income                             16,772             368                1
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                               2,053              96
Minority interest                              (996)
Taxes on nonoperating income                   (677)            (35)
Other - net                                   1,342
                                            ----------------------------------------------------
Total other income (deductions) - net         1,722              61
                                            ----------------------------------------------------
Income before interest and other expenses    18,493             429                1
                                            ----------------------------------------------------
Interest on long-term debt                   17,991
Other interest expense                                           14
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net      17,991              14
                                            ----------------------------------------------------
NET INCOME                                      502             415                1
Retained Earnings - beginning of year         4,729            (364)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year               5,231              51                1
                                            ====================================================

<PAGE 338>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                            Traralgon          MEC
                                           Pride Hold         Power       International
                                              Ltd.          Pty. Ltd.         B.V.
============================================================================================================
Electric utility revenue                    $90,688
Diversified operations                        2,006                            $(516)
                                            ----------------------------------------------------
Total operating revenue                      92,694                             (516)
                                            ----------------------------------------------------
Fuel                                         41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                     20,087                              211
Maintenance
Depreciation and decommissioning              7,752                              395
Income taxes                                  1,224          $4,379             (675)
Property and other taxes                      1,918
                                            ----------------------------------------------------
Total operating expenses                     72,727           4,379              (69)
                                            ----------------------------------------------------
Operating income                             19,967          (4,379)            (447)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                               1,846                            2,445
Minority interest
Taxes on nonoperating income                   (609)                            (856)
Other - net                                   1,384                               99
                                            ----------------------------------------------------
Total other income (deductions) - net         2,621                            1,688
                                            ----------------------------------------------------
Income before interest and other expenses    22,588          (4,379)           1,241
                                            ----------------------------------------------------
Interest on long-term debt                   17,618                              745
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net      17,618                              745
                                            ----------------------------------------------------
NET INCOME                                    4,970          (4,379)             496
Retained Earnings - beginning of year         8,605           1,227            3,071
Dividends declared on common stock           (2,959)
                                            ----------------------------------------------------
Retained Earnings - end of year              10,616          (3,152)           3,567
                                            ====================================================

<PAGE 339>

MEC International B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                               MEC
                                                          International
                                          Consolidating       B.V.
                                           Adjustments    Consolidated
============================================================================================================
Electric utility revenue                   $(90,688)       $297,201
Diversified operations                      (19,254)          2,667
                                            ----------------------------------------------------
Total operating revenue                    (109,942)        299,868
                                            ----------------------------------------------------
Fuel                                        (41,692)         79,162
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                    (22,334)         62,066
Maintenance
Depreciation and decommissioning             (7,743)         35,484
Income taxes                                 (4,325)         17,975
Property and other taxes                     (1,914)          3,662
                                            ----------------------------------------------------
Total operating expenses                    (78,008)        198,349
                                            ----------------------------------------------------
Operating income                            (31,934)        101,519
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                              (4,219)          3,045
Minority interest                                           (48,343)
Taxes on nonoperating income                  1,180          (1,257)
Other - net                                  14,480          17,284
                                            ----------------------------------------------------
Total other income (deductions) - net        11,441         (29,271)
                                            ----------------------------------------------------
Income before interest and other expenses   (20,493)         72,248
                                            ----------------------------------------------------
Interest on long-term debt                  (19,881)         89,772
Other interest expense                          (14)
Allowance for borrowed funds used during
  construction
Capitalized interest                                        (47,663)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net     (19,895)         42,109
                                            ----------------------------------------------------
NET INCOME                                     (598)         30,139
Retained Earnings - beginning of year       (14,958)          1,375
Dividends declared on common stock            2,959
                                            ----------------------------------------------------
Retained Earnings - end of year             (12,597)         31,514
                                            ====================================================

<PAGE 340>

MEC International B.V.
Asia Power Development Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Mission          Asia
                                              China          Ningbo           Power
                                            Holdings        Holdings       Development
                                             Company         Company         Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                              $5,956
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments                                            5,956
                                            ----------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            ----------------------------------------------------
Total current assets
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                            $2              $2                2
                                            ----------------------------------------------------
Total deferred charges                             2               2                2
                                            ----------------------------------------------------
TOTAL ASSETS                                       2               2            5,958
                                            ====================================================

<PAGE 341>

MEC International B.V.
Asia Power Development Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                           Asia Power
                                                           Development
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                             $5,956
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments                           5,956
                                            ----------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                            ----------------------------------------------------
Total current assets
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                             6
                                            ----------------------------------------------------
Total deferred charges                                             6
                                            ----------------------------------------------------
TOTAL ASSETS                                                   5,962
                                            ====================================================

<PAGE 342>

MEC International B.V.
Asia Power Development Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Mission          Asia
                                              China          Ningbo           Power
                                            Holdings        Holdings       Development
                                             Company         Company         Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                           $(2)            $(2)             $219
                                            ----------------------------------------------------
                                                 (2)             (2)              219
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                    0                                 0
                                            ----------------------------------------------------
Total capitalization                             (2)             (2)              219
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                  5               5             5,658
Accrued taxes                                    (1)             (1)               81
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                         4               4             5,739
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              2               2             5,958
                                            ====================================================

<PAGE 343>

MEC International B.V.
Asia Power Development Company
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                           Asia Power
                                                           Development
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                           $215
                                            ----------------------------------------------------
                                                                 215
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                            ----------------------------------------------------
Total capitalization                                             215
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                               5,668
Accrued taxes                                                     79
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                                      5,747
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                            ----------------------------------------------------
Total deferred credits
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                           5,962
                                            ====================================================

<PAGE 344>

MEC International B.V.
Asia Power Development Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                             Mission         Mission          Asia
                                              China          Ningbo           Power
                                            Holdings        Holdings       Development
                                             Company         Company         Company
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                         $3              $3               $2
Maintenance
Depreciation and decommissioning
Income taxes                                     (1)             (1)              (1)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                          2               2                1
                                            ----------------------------------------------------
Operating income                                 (2)             (2)              (1)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  302
Minority interest
Taxes on nonoperating income                                                     (82)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                                            220
                                            ----------------------------------------------------
Income before interest and other expenses        (2)             (2)             219
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                       (2)             (2)             219
Retained Earnings - beginning of year
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                  (2)             (2)             219
                                            ====================================================

<PAGE 345>

MEC International B.V.
Asia Power Development Company
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                           Asia Power
                                                           Development
                                          Consolidating      Company
                                           Adjustments    Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                            ----------------------------------------------------
Total operating revenue
                                            ----------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                         $8
Maintenance
Depreciation and decommissioning
Income taxes                                                     (3)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                          5
                                            ----------------------------------------------------
Operating income                                                 (5)
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                 302
Minority interest
Taxes on nonoperating income                                    (82)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                           220
                                            ----------------------------------------------------
Income before interest and other expenses                       215
                                            ----------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net
                                            ----------------------------------------------------
NET INCOME                                                      215
Retained Earnings - beginning of year
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                                 215
                                            ====================================================

<PAGE 346>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                $11,628        $1,297,724
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $273,862
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments         273,862         11,628         1,297,724
                                            ----------------------------------------------------
Cash and equivalents                           1,877            462               392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      (517)           11,610
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            351                94
                                            ----------------------------------------------------
Total current assets                           1,877            296            12,096
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      175,883             5,754
                                            ----------------------------------------------------
Total deferred charges                                      175,883             5,754
                                            ----------------------------------------------------
TOTAL ASSETS                                 275,739        187,807         1,315,574
                                            ====================================================

<PAGE 347>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning



Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $134,773       $1,444,125
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $145,842       (419,704)
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments         145,842       (284,931)       1,444,125
                                            ----------------------------------------------------
Cash and equivalents                                                           2,731
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                     11,093
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             445
                                            ----------------------------------------------------
Total current assets                                                          14,269
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     (134,788)          46,849
                                            ----------------------------------------------------
Total deferred charges                                     (134,788)          46,849
                                            ----------------------------------------------------
TOTAL ASSETS                                 145,842       (419,719)       1,505,243
                                            ====================================================

<PAGE 348>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital             $285,003       $(273,147)      $1,079,030
    Retained earnings                            74        (117,478)         234,809
                                            ----------------------------------------------------
                                            285,077        (390,625)       1,313,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                              568,920
                                            ----------------------------------------------------
Total capitalization                        285,077         178,295        1,313,839
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                             (3,180)          3,588           10,817
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                    (3,180)          3,588           10,817
                                            ----------------------------------------------------
Accumulated deferred income taxes - net                           0
Accumulated deferred investment tax credits
Customer advances and other deferred credits (6,158)          5,924           (9,082)
                                            ----------------------------------------------------
Total deferred credits                       (6,158)          5,924           (9,082)
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        275,739         187,807        1,315,574
                                            ====================================================

<PAGE 349>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                          $(1,090,885)               $1
    Retained earnings                       $(3,807)       (103,160)           10,438
                                            ----------------------------------------------------
                                             (3,807)     (1,194,045)           10,439
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                              145,842           3,243           718,005
                                            ----------------------------------------------------
Total capitalization                        142,035      (1,190,802)          728,444
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                 (1)           11,224
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                        (0)             (1)           11,224
                                            ----------------------------------------------------
Accumulated deferred income taxes - net       3,804             (15)            3,789
Accumulated deferred investment tax credits
Customer advances and other deferred credits      3          10,690             1,377
                                            ----------------------------------------------------
Total deferred credits                        3,807          10,675             5,166
                                            ----------------------------------------------------
Minority interest                                           760,409           760,409
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        145,842        (419,719)        1,505,243
                                            ====================================================

<PAGE 350>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
Electric utility revenue                                                     $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                                       165,660
                                            ----------------------------------------------------
Fuel                                                                           29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $1,439            18,668
Maintenance
Depreciation and decommissioning                             12,832            10,070
Income taxes
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                     14,271            58,454
                                            ----------------------------------------------------
Operating income                                            (14,271)          107,206
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                $116              25
Minority interest                                                                   1
Taxes on nonoperating income                    (42)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net            74              25                 1
                                            ----------------------------------------------------
Income before interest and other expenses        74         (14,246)          107,207
                                            ----------------------------------------------------
Interest on long-term debt                                   19,167
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                      19,167
                                            ----------------------------------------------------
NET INCOME                                       74         (33,413)          107,207
Retained Earnings - beginning of year                       (84,065)          127,602
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                  74        (117,478)          234,809
                                            ====================================================

<PAGE 351>

MEC International B.V.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
Electric utility revenue                                                    $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                                      165,660
                                            ----------------------------------------------------
Fuel                                                                          29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       $116           20,223
Maintenance
Depreciation and decommissioning                                              22,902
Income taxes                                 $5,162           4,480            9,642
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                      5,162           4,596           82,483
                                            ----------------------------------------------------
Operating income                             (5,162)         (4,596)          83,177
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  141
Minority interest                                           (47,348)         (47,347)
Taxes on nonoperating income                                     (9)             (51)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net                       (47,357)         (47,257)
                                            ----------------------------------------------------
Income before interest and other expenses    (5,162)        (51,953)          35,920
                                            ----------------------------------------------------
Interest on long-term debt                                   47,663           66,830
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                        (47,663)         (47,663)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                                       19,167
                                            ----------------------------------------------------
NET INCOME                                   (5,162)        (51,953)          16,753
Retained Earnings - beginning of year         1,355         (51,207)          (6,315)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              (3,807)       (103,160)          10,438
                                            ====================================================

<PAGE 352>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                               Latrobe         Mission     Mission Energy
                                                Power          Energy         Ventures
                                              Pty. Ltd.       Australia       Australia
                                            Consolidated      Pty. Ltd.       Pty. Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                 ----------------------------------------------------
Total utility plant
                                                 ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                     $1,444,125
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                   $3,537        $3,752
Investments in leveraged leases
Other investments
                                                 ----------------------------------------------------
Total other property and investments              1,444,125          3,537         3,752
                                                 ----------------------------------------------------
Cash and equivalents                                  2,731             21
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            11,093
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    445
                                                 ----------------------------------------------------
Total current assets                                 14,269             21
                                                 ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               46,849
                                                 ----------------------------------------------------
Total deferred charges                               46,849
                                                 ----------------------------------------------------
TOTAL ASSETS                                      1,505,243          3,558         3,752
                                                 ====================================================

<PAGE 353>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                            Loy Yang
                                            Traralgon                       Holdings
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                            $(1,444,125)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries          $130,173        (131,137)           $6,325
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments        130,173      (1,575,262)            6,325
                                            ----------------------------------------------------
Cash and equivalents                                         (2,731)               21
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   (11,093)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                           (445)
                                            ----------------------------------------------------
Total current assets                                        (14,269)               21
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      (46,849)
                                            ----------------------------------------------------
Total deferred charges                                      (46,849)
                                            ----------------------------------------------------
TOTAL ASSETS                                130,173      (1,636,380)            6,346
                                            ====================================================

<PAGE 354>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Latrobe         Mission     Mission Energy
                                              Power          Energy         Ventures
                                            Pty. Ltd.       Australia       Australia
                                          Consolidated      Pty. Ltd.       Pty. Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paiad in Capital
    Retained earnings                        $10,437         $6,258             $195
                                            ----------------------------------------------------
                                              10,437          6,258              195
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                               718,005                           3,752
                                            ----------------------------------------------------
Total capitalization                         728,442          6,258            3,947
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                              11,226
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                     11,226
                                            ----------------------------------------------------
Accumulated deferred income taxes - net        3,789            196               91
Accumulated deferred investment tax credits                                        0
Customer advances and other deferred credits   1,377         (2,896)            (286)
                                            ----------------------------------------------------
Total deferred credits                         5,166         (2,700)            (195)
                                            ----------------------------------------------------
Minority interest                            760,409
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES       1,505,243          3,558            3,752
                                            ====================================================

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                            Loy Yang
                                            Traralgon                       Holdings
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                       $(3,152)        $(7,867)          $5,871
                                            ----------------------------------------------------
                                             (3,152)         (7,867)           5,871
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                              130,173        (849,079)           2,851
                                            ----------------------------------------------------
Total capitalization                        127,021        (856,946)           8,722
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                 (1)        (11,226)              (1)
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                        (1)        (11,226)              (1)
                                            ----------------------------------------------------
Accumulated deferred income taxes - net       3,167          (7,140)             103
Accumulated deferred investment tax credits
Customer advances and other deferred credits    (14)          1,698             (121)
                                            ----------------------------------------------------
Total deferred credits                        3,153          (5,442)             (18)
                                            ----------------------------------------------------
Minority interest                                          (762,766)          (2,357)
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        130,173      (1,636,380)           6,346
                                            ====================================================

<PAGE 356>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                             Mission     Mission Energy
                                             Latrobe         Energy         Ventures
                                              Power         Australia       Australia
                                            Pty. Ltd.       Pty. Ltd.       Pty. Ltd.
============================================================================================================
Electric utility revenue                   $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                     165,660
                                            ----------------------------------------------------
Fuel                                         29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                     20,223           $(264)           $(263)
Maintenance
Depreciation and decommissioning             22,902
Income taxes                                  9,642              67               94
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                     82,483            (197)            (169)
                                            ----------------------------------------------------
Operating income                             83,177             197              169
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                 141               4                0
Minority interest
Taxes on nonoperating income                    (51)             (1)               0
Other net                                   (47,348)                               0
                                            ----------------------------------------------------
Total other income (deductions) - net       (47,258)              3                0
                                            ----------------------------------------------------
Income before interest and other expenses    35,919             200              169
                                            ----------------------------------------------------
Interest on long-term debt                   66,830
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                        (47,663)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net      19,167
                                            ----------------------------------------------------
NET INCOME                                   16,752             200              169
Retained Earnings - beginning of year        (6,315)          6,058               26
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              10,437           6,258              195
                                            ====================================================

<PAGE 357>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                            Loy Yang
                                            Traralgon                       Holdings
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
Electric utility revenue                                  $(165,660)
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                    (165,660)
                                            ----------------------------------------------------
Fuel                                                        (29,716)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                    (19,699)             $(3)
Maintenance
Depreciation and decommissioning                            (22,902)
Income taxes                                 $4,379         (14,183)              (1)
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                      4,379         (86,500)              (4)
                                            ----------------------------------------------------
Operating income                             (4,379)        (79,160)               4
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                (145)
Minority interest
Taxes on nonoperating income                                     52
Other - net                                                  47,348
                                            ----------------------------------------------------
Total other income (deductions) - net                        47,255
                                            ----------------------------------------------------
Income before interest and other expenses    (4,379)        (31,905)               4
                                            ----------------------------------------------------
Interest on long-term debt                                  (66,830)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                         47,663
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                     (19,167)
                                            ----------------------------------------------------
NET INCOME                                   (4,379)        (12,738)               4
Retained Earnings - beginning of year         1,227           4,871            5,867
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              (3,152)         (7,867)           5,871
                                            ====================================================

<PAGE 358>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                $11,628        $1,297,724
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $273,862
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments         273,862         11,628         1,297,724
                                            ----------------------------------------------------
Cash and equivalents                           1,877            462               392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                      (517)           11,610
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                            351                94
                                            ----------------------------------------------------
Total current assets                           1,877            296            12,096
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      175,883             5,754
                                            ----------------------------------------------------
Total deferred charges                                      175,883             5,754
                                            ----------------------------------------------------
TOTAL ASSETS                                 275,739        187,807         1,315,574
                                            ====================================================

<PAGE 359>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                            ----------------------------------------------------
Total utility plant
                                            ----------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                               $134,773       $1,444,125
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries           $145,842       (419,704)
Investments in leveraged leases
Other investments
                                            ----------------------------------------------------
Total other property and investments         145,842       (284,931)       1,444,125
                                            ----------------------------------------------------
Cash and equivalents                                                           2,731
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                     11,093
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                             445
                                            ----------------------------------------------------
Total current assets                                                          14,269
                                            ----------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     (134,788)          46,849
                                            ----------------------------------------------------
Total deferred charges                                     (134,788)          46,849
                                            ----------------------------------------------------
TOTAL ASSETS                                 145,842       (419,719)       1,505,243
                                            ====================================================

<PAGE 360>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital             $285,002       $(273,147)      $1,079,031
    Retained earnings                            74        (117,478)         234,808
                                            ----------------------------------------------------
                                            285,076        (390,625)       1,313,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                              568,920
                                            ----------------------------------------------------
Total capitalization                        285,076         178,295        1,313,839
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                             (3,179)          3,588           10,817
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                    (3,179)          3,588           10,817
                                            ----------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits (6,158)          5,924           (9,082)
                                            ----------------------------------------------------
Total deferred credits                       (6,158)          5,924           (9,082)
                                            ----------------------------------------------------
Minority interest
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        275,739         187,807        1,315,574
                                            ====================================================

<PAGE 361>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                          $(1,090,887)
    Retained earnings                       $(3,807)       (103,160)          $10,437
                                            ----------------------------------------------------
                                             (3,807)     (1,194,047)           10,437
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                              145,842           3,243           718,005
                                            ----------------------------------------------------
Total capitalization                        142,035      (1,190,804)          728,442
                                            ----------------------------------------------------
Other long-term liabilities
                                            ----------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                  1            11,226
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                            ----------------------------------------------------
Total current liabilities                        (0)              1            11,226
                                            ----------------------------------------------------
Accumulated deferred income taxes - net       3,804             (15)            3,789
Accumulated deferred investment tax credits
Customer advances and other deferred credits      3          10,690             1,377
                                            ----------------------------------------------------
Total deferred credits                        3,807          10,675             5,166
                                            ----------------------------------------------------
Minority interest                                           760,409           760,409
                                            ----------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES        145,842        (419,719)        1,505,243
                                            ====================================================

<PAGE 362>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                             Mission         Latrobe
                                            Victoria          Power        Loy Yang B
                                           Partnership     Partnership    Joint Venture
============================================================================================================
Electric utility revenue                                                     $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                                       165,660
                                            ----------------------------------------------------
Fuel                                                                           29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                     $1,439            18,668
Maintenance
Depreciation and decommissioning                             12,832            10,070
Income taxes
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                                     14,271            58,454
                                            ----------------------------------------------------
Operating income                                            (14,271)          107,206
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                $116              25
Minority interest
Taxes on nonoperating income                    (42)
Other - net
                                            ----------------------------------------------------
Total other income (deductions) - net            74              25
                                            ----------------------------------------------------
Income before interest and other expenses        74         (14,246)          107,206
                                            ----------------------------------------------------
Interest on long-term debt                                   19,167
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                      19,167
                                            ----------------------------------------------------
NET INCOME                                       74         (33,413)          107,206
Retained Earnings - beginning of year                       (84,065)          127,602
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year                  74        (117,478)          234,808
                                            ====================================================

<PAGE 363>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Latrobe Power Pty. Ltd.
Consolidating Income Statement
For The Year Ended December 31, 1995
(In thousands)

                                                                             Latrobe
                                             Latrobe                          Power
                                              Power       Consolidating     Pty. Ltd.
                                            Pty. Ltd.      Adjustments    Consolidated
============================================================================================================
Electric utility revenue                                                    $165,660
Diversified operations
                                            ----------------------------------------------------
Total operating revenue                                                      165,660
                                            ----------------------------------------------------
Fuel                                                                          29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                       $116           20,223
Maintenance
Depreciation and decommissioning                                              22,902
Income taxes                                 $5,162           4,480            9,642
Property and other taxes
                                            ----------------------------------------------------
Total operating expenses                      5,162           4,596           82,483
                                            ----------------------------------------------------
Operating income                             (5,162)         (4,596)          83,177
                                            ----------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                  141
Minority interest
Taxes on nonoperating income                                     (9)             (51)
Other - net                                                 (47,348)         (47,348)
                                            ----------------------------------------------------
Total other income (deductions) - net                       (47,357)         (47,258)
                                            ----------------------------------------------------
Income before interest and other expenses    (5,162)        (51,953)          35,919
                                            ----------------------------------------------------
Interest on long-term debt                                   47,663           66,830
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest                                        (47,663)         (47,663)
Dividends on subsidiary preferred
  securities
                                            ----------------------------------------------------
Total interest and other expenses - net                                       19,167
                                            ----------------------------------------------------
NET INCOME                                   (5,162)        (51,953)          16,752
Retained Earnings - beginning of year         1,355         (51,207)          (6,315)
Dividends declared on common stock
                                            ----------------------------------------------------
Retained Earnings - end of year              (3,807)       (103,160)          10,437

                                            ====================================================

<PAGE 364>


PAGE

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Edison
                                                    Mission
                                                    Energy            Latrobe
                                                   Australia           Power         Loy Yang B
                                                     Ltd.           Partnership     Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $11,628         $1,297,724
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $3,537
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                    3,537          11,628          1,297,724
                                                  ------------------------------------------------------
Cash and equivalents                                       21             462                392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                (517)            11,610
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                      351                 94
                                                  ------------------------------------------------------
Total current assets                                       21             296             12,096
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
Total deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
TOTAL ASSETS                                            3,558         187,807          1,315,574
                                                  ======================================================

<PAGE 365>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission
                                                                      Energy
                                                                     Australia
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                     $(1,309,352)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $3,537
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments              (1,309,352)            3,537
                                                  ------------------------------------------------------
Cash and equivalents                                    (854)               21
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            (11,093)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    (445)
                                                  ------------------------------------------------------
Total current assets                                 (12,392)               21
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              (181,637)
                                                  ------------------------------------------------------
Total deferred charges                              (181,637)
                                                  ------------------------------------------------------
TOTAL ASSETS                                      (1,503,381)            3,558
                                                  ======================================================

<PAGE 366>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Edison
                                                    Mission
                                                    Energy            Latrobe
                                                   Australia           Power         Loy Yang B
                                                     Ltd.           Partnership     Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                      $(273,147)       $1,079,031
    Retained earnings                                 $6,258         (117,478)          234,808
                                                  ------------------------------------------------------
                                                       6,258         (390,625)        1,313,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        568,920
                                                  ------------------------------------------------------
Total capitalization                                   6,258          178,295         1,313,839
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                        3,588            10,817
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                               3,588            10,817
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                  196
Accumulated deferred investment tax credits
Customer advances and other deferred credits          (2,896)           5,924            (9,082)
                                                  ------------------------------------------------------
Total deferred credits                                (2,700)           5,924            (9,082)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   3,558          187,807         1,315,574
                                                  ======================================================

<PAGE 367>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission
                                                                      Energy
                                                                     Australia
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                     $(805,884)
    Retained earnings                               (117,330)          $6,258
                                                  ------------------------------------------------------
                                                    (923,214)           6,258
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      (568,920)
                                                  ------------------------------------------------------
Total capitalization                              (1,492,134)           6,258
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (14,405)
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                            (14,405)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                   196
Accumulated deferred investment tax credits
Customer advances and other deferred credits           3,158           (2,896)
                                                  ------------------------------------------------------
Total deferred credits                                 3,158           (2,700)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              (1,503,381)           3,558
                                                  ======================================================

<PAGE 368>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Edison
                                                    Mission
                                                    Energy            Latrobe
                                                   Australia           Power         Loy Yang B
                                                     Ltd.           Partnership     Joint Venture
============================================================================================================
Electric utility revenue                                                                $165,660
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                                                                  165,660
                                                  ------------------------------------------------------
Fuel                                                                                      29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               $(263)          $1,439             18,668
Maintenance
Depreciation and decommissioning                                       12,832             10,070
Income taxes                                              67
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                (196)          14,271             58,454
                                                  ------------------------------------------------------
Operating income                                         196          (14,271)           107,206
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            4               25
Minority interest
Taxes on nonoperating income                              (1)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                      3               25
                                                  ------------------------------------------------------
Income before interest and other expenses                199          (14,246)           107,206
                                                  ------------------------------------------------------
Interest on long-term debt                                             19,167
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                19,167
                                                  ------------------------------------------------------
NET INCOME                                               199          (33,413)           107,206
Retained Earnings - beginning of year                  6,059          (84,065)           127,602
Dividends declared on common stock
                                                  ----------------------------------------------------
Retained Earnings - end of year                        6,258         (117,478)           234,808
                                                  ======================================================

<PAGE 369>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Edison Mission Energy Australia Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission
                                                                      Energy
                                                                     Australia
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue                           $(165,660)
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                             (165,660)
                                                  ------------------------------------------------------
Fuel                                                 (29,716)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             (20,108)           $(264)
Maintenance
Depreciation and decommissioning                     (22,902)
Income taxes                                                               67
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                             (72,726)            (197)
                                                  ------------------------------------------------------
Operating income                                     (92,934)             197
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          (25)               4
Minority interest
Taxes on nonoperating income                                               (1)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                    (25)               3
                                                  ------------------------------------------------------
Income before interest and other expenses            (92,959)             200
                                                  ------------------------------------------------------
Interest on long-term debt                           (19,167)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net              (19,167)
                                                  ------------------------------------------------------
NET INCOME                                           (73,792)             200
Retained Earnings - beginning of year                (43,538)           6,058
Dividends declared on common stock
                                                  ----------------------------------------------------
Retained Earnings - end of year                     (117,330)           6,258

                                                  ======================================================

<PAGE 370>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $11,628         $1,297,724
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    $273,862
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                  273,862          11,628          1,297,724
                                                  ------------------------------------------------------
Cash and equivalents                                    1,877             462                392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                (517)            11,610
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                      351                 94
                                                  ------------------------------------------------------
Total current assets                                    1,877             296             12,096
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
Total deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
TOTAL ASSETS                                          275,739         187,807          1,315,574
                                                  ======================================================

<PAGE 371>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                     Ventures
                                                 Consolidating       Australia
                                                  Adjustments        Pty. Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                     $(1,309,352)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                   (270,110)           $3,752
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments              (1,579,462)            3,752
                                                  ------------------------------------------------------
Cash and equivalents                                  (2,731)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts            (11,093)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    (445)
                                                  ------------------------------------------------------
Total current assets                                 (14,269)
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                              (181,637)
                                                  ------------------------------------------------------
Total deferred charges                              (181,637)
                                                  ------------------------------------------------------
TOTAL ASSETS                                      (1,775,368)            3,752
                                                  ======================================================

<PAGE 372>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                      $285,003        $(273,147)       $1,079,031
    Retained earnings                                    116         (117,478)          234,808
                                                  ------------------------------------------------------
                                                     285,119         (390,625)        1,313,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        568,920
                                                  ------------------------------------------------------
Total capitalization                                 285,119          178,295         1,313,839
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                      (3,181)           3,588            10,817
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                             (3,181)           3,588            10,817
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits          (6,199)           5,924            (9,082)
                                                  ------------------------------------------------------
Total deferred credits                                (6,199)           5,924            (9,082)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 275,739          187,807         1,315,574
                                                  ======================================================

<PAGE 373>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                     Ventures
                                                 Consolidating       Australia
                                                  Adjustments        Pty. Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                   $(1,090,887)
    Retained earnings                               (117,251)            $195
                                                  ------------------------------------------------------
                                                  (1,208,138)             195
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                      (565,168)           3,752
                                                  ------------------------------------------------------
Total capitalization                              (1,773,306)           3,947
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                     (11,224)
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                            (11,224)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                   91               91
Accumulated deferred investment tax credits
Customer advances and other deferred credits           9,071             (286)
                                                  ------------------------------------------------------
Total deferred credits                                 9,162             (195)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES              (1,775,368)           3,752
                                                  ======================================================

<PAGE 374>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
Electric utility revenue                                                                $165,660
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                                                                  165,660
                                                  ------------------------------------------------------
Fuel                                                                                      29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               $1,439             18,668
Maintenance
Depreciation and decommissioning                                       12,832             10,070
Income taxes
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                               14,271             58,454
                                                  ------------------------------------------------------
Operating income                                                      (14,271)           107,206
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          $116              25
Minority interest
Other nonoperating income - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                     116              25
                                                  ------------------------------------------------------
Income before interest and other expenses                 116         (14,246)           107,206
                                                  ------------------------------------------------------
Interest on long-term debt                                             19,167
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                19,167
                                                  ------------------------------------------------------
NET INCOME                                                116         (33,413)           107,206
Retained Earnings - beginning of year                                 (84,065)           127,602
Dividends declared on common stock
                                                  ----------------------------------------------------
Retained Earnings - end of year                           116        (117,478)           234,808
                                                  ======================================================

<PAGE 375>

MEC International B.V.
Loy Yang Holdings Pty. Ltd.
Mission Energy Ventures Australia Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                     Ventures
                                                 Consolidating       Australia
                                                  Adjustments        Pty. Ltd.
============================================================================================================
Electric utility revenue                           $(165,660)
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                             (165,660)
                                                  ------------------------------------------------------
Fuel                                                 (29,716)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                             (20,370)           $(263)
Maintenance
Depreciation and decommissioning                     (22,902)
Income taxes                                              94               94
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                             (72,894)            (169)
                                                  ------------------------------------------------------
Operating income                                     (92,766)             169
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         (141)
Minority interest
Taxes on nonoperating income
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                   (141)
                                                  ------------------------------------------------------
Income before interest and other expenses            (92,907)             169
                                                  ------------------------------------------------------
Interest on long-term debt                           (19,167)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net              (19,167)
                                                  ------------------------------------------------------
NET INCOME                                           (73,740)             169
Retained Earnings - beginning of year                (43,511)              26
Dividends declared on common stock
                                                  ----------------------------------------------------
Retained Earnings - end of year                     (117,251)             195
                                                  ======================================================

<PAGE 376>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $11,628         $1,297,724
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    $273,862
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                  273,862          11,628          1,297,724
                                                  ------------------------------------------------------
Cash and equivalents                                    1,877             462                392
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                (517)            11,610
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                      351                 94
                                                  ------------------------------------------------------
Total current assets                                    1,877             296             12,096
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
Total deferred charges                                                175,883              5,754
                                                  ------------------------------------------------------
TOTAL ASSETS                                          275,739         187,807          1,315,574
                                                  ======================================================

<PAGE 377>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Traralgon
                                                   Traralgon                            Power
                                                     Power         Consolidating      Pty. Ltd.
                                                   Pty. Ltd.        Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                      $(1,309,352)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    $130,173        (273,862)         $130,173
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                  130,173      (1,583,214)          130,173
                                                  ------------------------------------------------------
Cash and equivalents                                                   (2,731)
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                             (11,093)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     (445)
                                                  ------------------------------------------------------
Total current assets                                                  (14,269)
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                               (181,637)
                                                  ------------------------------------------------------
Total deferred charges                                               (181,637)
                                                  ------------------------------------------------------
TOTAL ASSETS                                          130,173      (1,779,120)          130,173
                                                  ======================================================

<PAGE 378>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                      $285,003        $(273,147)       $1,079,031
    Retained earnings                                    116         (117,478)          234,808
                                                  ------------------------------------------------------
                                                     285,119         (390,625)        1,313,839
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        568,920
                                                  ------------------------------------------------------
Total capitalization                                 285,119          178,295         1,313,839
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                      (3,181)           3,588            10,817
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                             (3,181)           3,588            10,817
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits          (6,199)           5,924            (9,082)
                                                  ------------------------------------------------------
Total deferred credits                                (6,199)           5,924            (9,082)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 275,739          187,807         1,315,574
                                                  ======================================================

<PAGE 379>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Traralgon
                                                   Traralgon                            Power
                                                     Power         Consolidating      Pty. Ltd.
                                                   Pty. Ltd.        Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital                                    $(1,090,887)
    Retained earnings                                $(3,170)        (117,428)          $(3,152)
                                                  ------------------------------------------------------
                                                      (3,170)      (1,208,315)           (3,152)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                       130,173         (568,920)          130,173
                                                  ------------------------------------------------------
Total capitalization                                 127,003       (1,777,235)          127,021
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                      (11,225)               (1)
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                             (11,225)               (1)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                3,167                              3,167
Accumulated deferred investment tax credits
Customer advances and other deferred credits               3            9,340               (14)
                                                  ------------------------------------------------------
Total deferred credits                                 3,170            9,340             3,153
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 130,173       (1,779,120)          130,173
                                                  ======================================================

<PAGE 380>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission           Latrobe
                                                   Victoria            Power         Loy Yang B
                                                  Partnership       Partnership     Joint Venture
============================================================================================================
Electric utility revenue                                                                $165,660
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                                                                  165,660
                                                  ------------------------------------------------------
Fuel                                                                                      29,716
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               $1,439             18,668
Maintenance
Depreciation and decommissioning                                       12,832             10,070
Income taxes
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                               14,271             58,454
                                                  ------------------------------------------------------
Operating income                                                      (14,271)           107,206
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          $116              25
Minority interest
Other nonoperating income - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                     116              25
                                                  ------------------------------------------------------
Income before interest and other expenses                 116         (14,246)           107,206
                                                  ------------------------------------------------------
Interest on long-term debt                                             19,167
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                19,167
                                                  ------------------------------------------------------
NET INCOME                                                116         (33,413)           107,206
Retained Earnings - beginning of year                                 (84,065)           127,602
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                           116        (117,478)           234,808
                                                  ======================================================

<PAGE 381>

MEC International B.V.
Traralgon Power Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                      Traralgon
                                                   Traralgon                            Power
                                                     Power         Consolidating      Pty. Ltd.
                                                   Pty. Ltd.        Adjustments     Consolidated
============================================================================================================
Electric utility revenue                                            $(165,660)
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                                              (165,660)
                                                  ------------------------------------------------------
Fuel                                                                  (29,716)
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                              (20,107)
Maintenance
Depreciation and decommissioning                                      (22,902)
Income taxes                                          $4,379                             $4,379
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                               4,379          (72,725)            4,379
                                                  ------------------------------------------------------
Operating income                                      (4,379)         (92,935)           (4,379)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                          (141)
Minority interest
Taxes on nonoperating income
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                    (141)
                                                  ------------------------------------------------------
Income before interest and other expenses             (4,379)         (93,076)           (4,379)
                                                  ------------------------------------------------------
Interest on long-term debt                                            (19,167)
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                               (19,167)
                                                  ------------------------------------------------------
NET INCOME                                            (4,379)         (73,909)           (4,379)
Retained Earnings - beginning of year                  1,209          (43,519)            1,227
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                       (3,170)        (117,428)           (3,152)

                                                  ======================================================

<PAGE 382>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                     Asia
                                                     Power
                                                  Development           MEC              MEC
                                                    Company          Columbia         Esenyurt
                                                 Consolidated          B.V.             B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                             $1,289
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                      $5,956
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                    5,956                             1,289
                                                  ------------------------------------------------------
Cash and equivalents                                                       $25              373
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                   177
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                         (0)
                                                  ------------------------------------------------------
Total current assets                                                        25              550
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      6                2            2,366
                                                  ------------------------------------------------------
Total deferred charges                                      6                2            2,366
                                                  ------------------------------------------------------
TOTAL ASSETS                                            5,962               27            4,205
                                                  ======================================================

<PAGE 383>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                      IES              India          Indo Coal
                                                     B.V.              B.V.             B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                        $18,243
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                                      18,243
                                                  ------------------------------------------------------
Cash and equivalents                                      $25              $25                56
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                       25               25                56
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      2                6               179
                                                  ------------------------------------------------------
Total deferred charges                                      2                6               179
                                                  ------------------------------------------------------
TOTAL ASSETS                                               27               31            18,478
                                                  ======================================================

<PAGE 384>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                   Indonesia       Laguna Power        Mission
                                                     B.V.              B.V.             B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     $32,682
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                   32,682
                                                  ------------------------------------------------------
Cash and equivalents                                      179              $23               $25
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                      179               23                25
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                    324                1                 2
                                                  ------------------------------------------------------
Total deferred charges                                    324                1                 2
                                                  ------------------------------------------------------
TOTAL ASSETS                                           33,185               24                27
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                     Perth            Priolo         San Pascual
                                                     B.V.              B.V.             B.V.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                          $69,639
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $11,067
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                   69,639           11,067
                                                  ------------------------------------------------------
Cash and equivalents                                       23            2,123
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                  763
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                       23            2,886
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                  3,329               91                $1
                                                  ------------------------------------------------------
Total deferred charges                                  3,329               91                 1
                                                  ------------------------------------------------------
TOTAL ASSETS                                           72,991           14,044                 1
                                                  ======================================================

<PAGE 386>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                       Mission
                                                      MEC               MEC            Energy
                                                    Turkey             Wales           Italia
                                                     B.V.              B.V.            s.r.l.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                  $5
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                                           5
                                                  ------------------------------------------------------
Cash and equivalents                                      $25              $25                28
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                      5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                       25               25                33
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                      2               34                 7
                                                  ------------------------------------------------------
Total deferred charges                                      2               34                 7
                                                  ------------------------------------------------------
TOTAL ASSETS                                               27               59                45
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Mission
                                                     China            Ningbo
                                                   Holdings          Holdings
                                                    Company           Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments
                                                  ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     $2               $2
                                                  ------------------------------------------------------
Total deferred charges                                      2                2
                                                  ------------------------------------------------------
TOTAL ASSETS                                                2                2
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                        MEC
                                                                   International
                                                 Consolidating     Holdings B.V.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                        $(70,933)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                    (67,290)             $658
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                (138,223)              658
                                                  ------------------------------------------------------
Cash and equivalents                                  (2,931)               24
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts               (945)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                  (3,876)               24
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                (6,358)              (2)
                                                  ------------------------------------------------------
Total deferred charges                                (6,358)              (2)
                                                  ------------------------------------------------------
TOTAL ASSETS                                        (148,457)              680
                                                  ======================================================

<PAGE 389>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                     Asia
                                                     Power
                                                  Development           MEC              MEC
                                                    Company          Columbia         Esenyurt
                                                 Consolidated          B.V.             B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                          $26              $182
    Additional Paid in Capital
    Retained earnings                                    $215              (0)               (8)
                                                  ------------------------------------------------------
                                                          215              26               174
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                            3,508
                                                  ------------------------------------------------------
Total capitalization                                      215              26             3,682
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                        5,668               2               542
Accrued taxes                                              79                                (4)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                               5,747               2               538
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                               (1)              (28)
                                                  ------------------------------------------------------
Total deferred credits                                                     (1)              (28)
                                                  ------------------------------------------------------
Minority interest                                                                            13
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                    5,962              27             4,205
                                                  ======================================================

<PAGE 390>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                      IES              India          Indo Coal
                                                     B.V.              B.V.             B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $25              $23               $25
    Additional Paid in Capital                                                           18,700
    Retained earnings                                                      (5)             (153)
                                                  ------------------------------------------------------
                                                          25               18            18,572
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                      25               18            18,572
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           2               16                 4
Accrued taxes                                                              (3)              (83)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                  2               13               (79)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (15)
                                                  ------------------------------------------------------
Total deferred credits                                                                      (15)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      27               31            18,478
                                                  ======================================================

<PAGE 391>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                      MEC               MEC              MEC
                                                   Indonesia       Laguna Power        Mission
                                                     B.V.              B.V.             B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $21              $23               $26
    Additional Paid in Capital                        33,108
    Retained earnings                                     32               (7)
                                                  ------------------------------------------------------
                                                      33,161               16                26
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                  33,161               16                26
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                          23               12                 2
Accrued taxes                                             10               (4)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                 33                8                 2
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                   (9)
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                 (1)
                                                  ------------------------------------------------------
Total deferred credits                                    (9)                                (1)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  33,185               24                27
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                         MEC
                                                      MEC               MEC              San
                                                     Perth            Priolo           Pascual
                                                     B.V.              B.V.             B.V.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $23              $21               $23
    Additional Paid in Capital                                         13,522
    Retained earnings                                     (7)             (48)               (6)
                                                  ------------------------------------------------------
                                                          16           13,495                17
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                         67,255
                                                  ------------------------------------------------------
Total capitalization                                   67,271          13,495                17
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                       5,724              576               (13)
Accrued taxes                                             (4)             (27)               (3)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                              5,720              549               (16)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                  ------------------------------------------------------
Total deferred credits
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  72,991           14,044                 1
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                       Mission
                                                      MEC               MEC            Energy
                                                    Turkey             Wales           Italia
                                                     B.V.              B.V.            s.r.l.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $26              $26                 $4
    Additional Paid in Capital
    Retained earnings                                                      (1)                 1
                                                  ------------------------------------------------------
                                                          26               25                  5
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                      26               25                  5
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           2               36                 28
Accrued taxes                                                              (1)                 3
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                  2               35                 31
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits              (1)              (1)                 9
                                                  ------------------------------------------------------
Total deferred credits                                    (1)              (1)                 9
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      27               59                 45
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Mission
                                                     China            Ningbo
                                                   Holdings          Holdings
                                                    Company           Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                    $(2)             $(2)
                                                  ------------------------------------------------------
                                                          (2)              (2)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                      (2)              (2)
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           5                5
Accrued taxes                                             (1)              (1)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                  4                4
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                  ------------------------------------------------------
Total deferred credits
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                       2                2
                                                  ======================================================

<PAGE 395>

MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                        MEC
                                                                   International
                                                 Consolidating     Holdings B.V.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                       $(452)             $22
    Additional Paid in Capital                       (64,668)             662
    Retained earnings                                    (21)             (12)
                                                  ------------------------------------------------------
                                                     (65,141)             672
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                       (70,763)
                                                  ------------------------------------------------------
Total capitalization                                (135,904)             672
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                     (12,616)              18
Accrued taxes                                             30               (9)
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                            (12,586)               9
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                    9
Accumulated deferred investment tax credits
Customer advances and other deferred credits              37               (1)
                                                  ------------------------------------------------------
Total deferred credits                                    46               (1)
                                                  ------------------------------------------------------
Minority interest                                        (13)
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                (148,457)             680
                                                  ======================================================

<PAGE 396>

MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                     Asia
                                                     Power
                                                  Development           MEC              MEC
                                                    Company          Columbia         Esenyurt
                                                 Consolidated          B.V.             B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  $8                                $12
Maintenance
Depreciation and decommissioning
Income taxes                                              (3)                                (4)
Property and other taxes                                   0
                                                  ------------------------------------------------------
Total operating expenses                                   5                                  8
                                                  ------------------------------------------------------
Operating income                                          (5)                                (8)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          302
Minority interest
Taxes on nonoperating income                             (82)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                    220
                                                  ------------------------------------------------------
Income before interest and other expenses                215                                 (8)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                               215                                 (8)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                          215                                 (8)

                                                  ======================================================

<PAGE 397>

MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                      IES              India          Indo Coal
                                                     B.V.              B.V.             B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                  $10                $2
Maintenance
Depreciation and decommissioning                                                            264
Income taxes                                                               (4)              (93)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                                    6               173
                                                  ------------------------------------------------------
Operating income                                                           (6)             (173)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                              15
Minority interest
Taxes on nonoperating income                                                                 (5)
Other - net                                                                 1                10
                                                  ------------------------------------------------------
Total other income (deductions) - net                                       1                20
                                                  ------------------------------------------------------
Income before interest and other expenses                                  (5)             (153)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                                 (5)             (153)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                            (5)             (153)
                                                  ======================================================

<PAGE 398>

MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                   Indonesia       Laguna Power        Mission
                                                     B.V.              B.V.             B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 $22              $11
Maintenance
Depreciation and decommissioning                          55
Income taxes                                             (27)              (4)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                  50                7
                                                  ------------------------------------------------------
Operating income                                         (50)              (7)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          107
Minority interest
Taxes on nonoperating income                             (37)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                     70
                                                  ------------------------------------------------------
Income before interest and other expenses                 20               (7)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                20               (7)
Retained Earnings - beginning of year                     12
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                           32               (7)
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                      MEC               MEC              MEC
                                                     Perth            Priolo         San Pascual
                                                     B.V.              B.V.             B.V.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                 $10              $23                $9
Maintenance
Depreciation and decommissioning                           1               17
Income taxes                                              (4)             (14)               (3)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                   7               26                 6
                                                  ------------------------------------------------------
Operating income                                          (7)             (26)               (6)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                             2
Minority interest
Taxes on nonoperating income                                               (1)
Other - net                                                               (31)
                                                  ------------------------------------------------------
Total other income (deductions) - net                                     (30)
                                                  ------------------------------------------------------
Income before interest and other expenses                 (7)             (56)               (6)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                (7)             (56)               (6)
Retained Earnings - beginning of year                                       8
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                           (7)             (48)               (6)
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Income Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                      MEC               MEC            Mission
                                                    Turkey             Wales        Energy Italia
                                                     B.V.              B.V.            s.r.l.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                    $(1)
Maintenance
Depreciation and decommissioning                                           $2
Income taxes                                                               (1)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                                    1                (1)
                                                  ------------------------------------------------------
Operating income                                                           (1)                1
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net
                                                  ------------------------------------------------------
Income before interest and other expenses                                  (1)                1
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                                 (1)                1
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                            (1)                1
                                                  ======================================================

MEC International Holdings B.V.
Consolidating Income Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission           Mission
                                                     China            Ningbo
                                                   Holdings          Holdings
                                                    Company           Company
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  $3               $3
Maintenance
Depreciation and decommissioning
Income taxes                                              (1)              (1)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                   2                2
                                                  ------------------------------------------------------
Operating income                                          (2)              (2)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income
Minority interest
Taxes on nonoperating income
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net
                                                  ------------------------------------------------------
Income before interest and other expenses                 (2)              (2)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                (2)              (2)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                           (2)              (2)
                                                  ======================================================

<PAGE 402>

MEC International Holdings B.V.
Consolidating Income Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                        MEC
                                                                   International
                                                 Consolidating     Holdings B.V.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                $(93)             $19
Maintenance
Depreciation and decommissioning                        (340)              (1)
Income taxes                                             151               (8)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                (282)              10
                                                  ------------------------------------------------------
Operating income                                         282              (10)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                         (426)
Minority interest
Taxes on nonoperating income                             126                1
Other - net                                               19               (1)
                                                  ------------------------------------------------------
Total other income (deductions) - net                   (281)
                                                  ------------------------------------------------------
Income before interest and other expenses                  1              (10)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                 1              (10)
Retained Earnings - beginning of year                    (22)              (2)
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                          (21)             (12)

                                                  ======================================================

<PAGE 403>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Mission           Asia
                                                     China            Ningbo            Power
                                                   Holdings          Holdings        Development
                                                    Company           Company          Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         $5,956
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                                       5,956
                                                  ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     $2                2                 2
                                                  ------------------------------------------------------
Total deferred charges                                      2                2                 2
                                                  ------------------------------------------------------
TOTAL ASSETS                                                2                2             5,958
                                                  ======================================================

<PAGE 404>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                    Asia Power
                                                                    Development
                                                 Consolidating        Company
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $5,956
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                     5,956
                                                  ------------------------------------------------------
Cash and equivalents
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                       6
                                                  ------------------------------------------------------
Total deferred charges                                                       6
                                                  ------------------------------------------------------
TOTAL ASSETS                                                             5,962
                                                  ======================================================

<PAGE 405>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission           Mission           Asia
                                                     China            Ningbo            Power
                                                   Holdings          Holdings        Development
                                                    Company           Company          Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                    $(2)             $(2)              $219
                                                  ------------------------------------------------------
                                                          (2)              (2)               219

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                      (2)              (2)               219
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                           5                5              5,658
Accrued taxes                                             (1)              (1)                81
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                  4                4              5,739
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                  ------------------------------------------------------
Total deferred credits
                                                  ------------------------------------------------------

Minority interest
                                                  ------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                       2                2              5,958
                                                  ======================================================

<PAGE 406>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                    Asia Power
                                                                    Development
                                                 Consolidating        Company
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                                     $215
                                                  ------------------------------------------------------
                                                                           215

Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                                       215
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock
Short-term debt
Accounts payable                                                         5,668
Accrued taxes                                                               79
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                                5,747
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
                                                  ------------------------------------------------------
Total deferred credits
                                                  ------------------------------------------------------

Minority interest
                                                  ------------------------------------------------------

TOTAL CAPITALIZATION AND LIABILITIES                                     5,962
                                                  ======================================================

<PAGE 407>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                    Mission           Mission           Asia
                                                     China            Ningbo            Power
                                                   Holdings          Holdings        Development
                                                    Company           Company          Company
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  $3               $3                $2
Maintenance
Depreciation and decommissioning
Income taxes                                              (1)              (1)               (1)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                   2                2                 1
                                                  ------------------------------------------------------
Operating income                                          (2)              (2)               (1)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                             302
Minority interest
Taxes on nonoperating income                                                                (82)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                                       220
                                                  ------------------------------------------------------
Income before interest and other expenses                 (2)              (2)              219
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                (2)              (2)              219
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                           (2)              (2)              219

                                                  ======================================================

<PAGE 408>

MEC International B.V.
MEC International Holdings B.V.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                    Asia Power
                                                                    Development
                                                 Consolidating        Company
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses
Maintenance                                                                $8
Depreciation and decommissioning
Income taxes                                                               (3)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                                    5
                                                  ------------------------------------------------------
Operating income                                                           (5)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                           302
Minority interest
Taxes on nonoperating income                                              (82)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                     220
                                                  ------------------------------------------------------
Income before interest and other expenses                                 215
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                                215
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                           215

                                                  ======================================================

<PAGE 409>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                    Edison            Mission
                                                    Mission           Energy           Mission
                                                    Energy           Services           Hydro
                                                    Limited           Limited         (UK) Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                           $1,403              $3
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                    1,403               3
                                                  ------------------------------------------------------
Cash and equivalents                                    1,744             346
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                 485
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                      680             (74)
                                                  ------------------------------------------------------
Total current assets                                    2,424             757
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                     72
                                                  ------------------------------------------------------
Total deferred charges                                     72
                                                  ------------------------------------------------------
TOTAL ASSETS                                            3,899             760
                                                  ======================================================

<PAGE 410>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission            Pride       Mission Energy
                                                    (No. 2)          Hold Ltd.         Company
                                                    Limited        Consolidated       (UK) Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $157,896
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                        $15,653
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                   157,896            15,653
                                                  ------------------------------------------------------
Cash and equivalents                                                    14,591             3,521
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                6,769
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     2,790
                                                  ------------------------------------------------------
Total current assets                                                    24,150             3,521
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  21,500            41,680
                                                  ------------------------------------------------------
Total deferred charges                                                  21,500            41,680
                                                  ------------------------------------------------------
TOTAL ASSETS                                                           203,546            60,854
                                                  ======================================================

<PAGE 411>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                      Company
                                                 Consolidating       (UK) Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $22,276          $181,578
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                     (2,434)           13,219
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                  19,842           194,797
                                                  ------------------------------------------------------
Cash and equivalents                                                    20,202
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts             (1,098)            6,156
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    (436)            2,960
                                                  ------------------------------------------------------
Total current assets                                  (1,534)           29,318
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                               (41,273)           21,979
                                                  ------------------------------------------------------
Total deferred charges                               (41,273)           21,979
                                                  ------------------------------------------------------
TOTAL ASSETS                                         (22,965)          246,094
                                                  ======================================================

<PAGE 412>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Edison            Mission
                                                    Mission           Energy           Mission
                                                    Energy           Services           Hydro
                                                    Limited           Limited         (UK) Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                   $739              $84
                                                  ------------------------------------------------------
                                                         739               84
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                     739               84
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                       3,255              634
Accrued taxes                                            (19)              43
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                              3,236              677
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                   33
Accumulated deferred investment tax credits
Customer advances and other deferred credits            (109)              (1)
                                                  ------------------------------------------------------
Total deferred credits                                   (76)              (1)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                   3,899              760
                                                  ======================================================

<PAGE 413>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                    Mission            Pride       Mission Energy
                                                    (No. 2)          Hold Ltd.         Company
                                                    Limited        Consolidated       (UK) Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                                        $25,858
    Additional Paid in Capital                                            $153
    Retained earnings                                                   10,616           (1,178)
                                                  ------------------------------------------------------
                                                                        10,769           24,680
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         139,904           31,847
                                                  ------------------------------------------------------
Total capitalization                                                   150,673           56,527
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                         23,014
Short-term debt
Accounts payable                                                         6,004            1,403
Accrued taxes                                                              342
Accrued interest                                                         6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                               35,552            1,403
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                  9,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits                             5,778            2,924
                                                  ------------------------------------------------------
Total deferred credits                                                  15,080            2,924
                                                  ------------------------------------------------------
Minority interest                                                        2,241
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                   203,546           60,854
                                                  ======================================================

<PAGE 414>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                      Company
                                                 Consolidating       (UK) Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $(3,108)          $22,750
    Additional Paid in Capital                         2,955             3,108
    Retained earnings                                 (5,030)            5,231
                                                  ------------------------------------------------------
                                                      (5,183)           31,089
Preferred stock:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                       (10,480)          161,271
                                                  ------------------------------------------------------
Total capitalization                                 (15,663)          192,360
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                       (5,208)           17,806
Short-term debt
Accounts payable                                       5,666            16,962
Accrued taxes                                                              366
Accrued interest                                                         6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                458            41,326
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                  9,335
Accumulated deferred investment tax credits
Customer advances and other deferred credits          (7,855)              737
                                                  ------------------------------------------------------
Total deferred credits                                (7,855)           10,072
                                                  ------------------------------------------------------
Minority interest                                         95             2,336
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                 (22,965)          246,094
                                                  ======================================================

<PAGE 415>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1995
(In thousands)

                                                    Edison            Mission
                                                    Mission           Energy           Mission
                                                    Energy           Services           Hydro
                                                    Limited           Limited         (UK) Ltd.
============================================================================================================
Electric utility revenue
Diversified operations                               $12,825           $2,666
                                                  ------------------------------------------------------
Total operating revenue                               12,825            2,666
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              11,280            2,628
Maintenance
Depreciation and decommissioning                         614                1
Income taxes                                             213               (3)
Property and other taxes                                 482
                                                  ------------------------------------------------------
Total operating expenses                              12,589            2,626
                                                  ------------------------------------------------------
Operating income                                         236               40
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                           31               20
Minority interest
Taxes on nonoperating income                             (16)              (7)
Other - net                                               (4)
                                                  ------------------------------------------------------
Total other income (deductions) - net                     11               13
                                                  ------------------------------------------------------
Income before interest and other expenses                247               53
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense                                                     13
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                    13
                                                  ------------------------------------------------------
NET INCOME                                               247               40
Retained Earnings - beginning of year                    492               44
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                          739               84
                                                  ======================================================

<PAGE 416>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1995
(In thousands)

                                                    Mission            Pride       Mission Energy
                                                    (No. 2)          Hold Ltd.         Company
                                                    Limited        Consolidated       (UK) Ltd.
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                                                  2,006
                                                  ------------------------------------------------------
Total operating revenue                                                92,694
                                                  ------------------------------------------------------
Fuel                                                                   41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               20,087               $18
Maintenance
Depreciation and decommissioning                                        7,752             1,304
Income taxes                                                            1,224              (685)
Property and other taxes                                                1,918
                                                  ------------------------------------------------------
Total operating expenses                                               72,727               637
                                                  ------------------------------------------------------
Operating income                                                       19,967              (637)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                         1,846             2,064
Minority interest
Taxes on nonoperating income                                             (609)             (681)
Other - net                                                             1,384
                                                  ------------------------------------------------------
Total other income (deductions) - net                                   2,621             1,383
                                                  ------------------------------------------------------
Income before interest and other expenses                              22,588               746
                                                  ------------------------------------------------------
Interest on long-term debt                                             17,618             2,265
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                17,618             2,265
                                                  ------------------------------------------------------
NET INCOME                                                              4,970            (1,519)
Retained Earnings - beginning of year                                   8,605               341
Dividends declared on common stock                                     (2,959)
                                                  ------------------------------------------------------
Retained Earnings - end of year                                        10,616            (1,178)
                                                  ======================================================

<PAGE 417>

MEC International B.V.
Mission Energy Company (UK) Limited
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 1995
(In thousands)

                                                                  Mission Energy
                                                                      Company
                                                 Consolidating       (UK) Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                               $(4,264)          13,233
                                                  ------------------------------------------------------
Total operating revenue                               (4,264)         103,921
                                                  ------------------------------------------------------
Fuel                                                     (53)          41,693
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                              (1,997)          32,016
Maintenance                                                                 0
Depreciation and decommissioning                          (9)           9,662
Income taxes                                             634            1,383
Property and other taxes                                  (4)           2,396
                                                  ------------------------------------------------------
Total operating expenses                              (1,429)          87,150
                                                  ------------------------------------------------------
Operating income                                      (2,835)          16,771
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                       (1,908)           2,053
Minority interest                                       (996)            (996)
Taxes on nonoperating income                             636             (677)
Other - net                                              (38)           1,342
                                                  ------------------------------------------------------
Total other income (deductions) - net                 (2,306)           1,722
                                                  ------------------------------------------------------
Income before interest and other expenses             (5,141)          18,493
                                                  ------------------------------------------------------
Interest on long-term debt                            (1,892)          17,991
Other interest expense                                   (13)
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net               (1,905)           17,991
                                                  ------------------------------------------------------
NET INCOME                                            (3,236)             502
Retained Earnings - beginning of year                 (4,753)           4,729
Dividends declared on common stock                      2,959
                                                  ------------------------------------------------------
Retained Earnings - end of year                       (5,030)            5,231
                                                  ======================================================

<PAGE 418>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $157,896
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $1

Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                        1          157,896
                                                  ------------------------------------------------------
Cash and equivalents                                       14           14,577
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2            6,654              $193
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     2,790
                                                  ------------------------------------------------------
Total current assets                                       16           24,021               193
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  21,500
                                                  ------------------------------------------------------
Total deferred charges                                                  21,500
                                                  ------------------------------------------------------
TOTAL ASSETS                                               17          203,417               193
                                                  ======================================================

<PAGE 419>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $157,896
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        $(1)

Investments in leveraged leases
Other investments                                                            0
                                                  ------------------------------------------------------
Total other property and investments                      (1)          157,896
                                                  ------------------------------------------------------
Cash and equivalents                                      (0)           14,591
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (80)            6,769
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     2,790
                                                  ------------------------------------------------------
Total current assets                                     (80)           24,150
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  21,500
                                                  ------------------------------------------------------
Total deferred charges                                                  21,500
                                                  ------------------------------------------------------
TOTAL ASSETS                                             (81)          203,546
                                                  ======================================================

<PAGE 420>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $1
    Additional Paid in Capital                          $153
    Retained earnings                                    161           12,329              $188
                                                  ------------------------------------------------------
                                                         314           12,330               188
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        139,904
                                                  ------------------------------------------------------
Total capitalization                                     314          152,234               188
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                        23,014
Short-term debt
Accounts payable                                        (295)          13,458                16
Accrued taxes                                                             342
Accrued interest                                                        6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                               (295)          43,006                16
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                 9,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits              (2)          (1,125)              (11)
                                                  ------------------------------------------------------
Total deferred credits                                    (2)           8,177               (11)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      17          203,417               193
                                                  ======================================================

<PAGE 421>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $(1)
    Additional Paid in Capital                             0              $153
    Retained earnings                                 (2,062)           10,616
                                                  ------------------------------------------------------
                                                      (2,063)           10,769
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         139,904
                                                  ------------------------------------------------------
Total capitalization                                  (2,063)          150,673
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                         23,014
Short-term debt
Accounts payable                                      (7,175)            6,004
Accrued taxes                                                              342
Accrued interest                                                         6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                             (7,175)           35,552
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                  9,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits           6,916             5,778
                                                  ------------------------------------------------------
Total deferred credits                                 6,916            15,080
                                                  ------------------------------------------------------
Minority interest                                      2,241             2,241
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     (81)          203,546
                                                  ======================================================

<PAGE 422>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                                $2,006
                                                  ------------------------------------------------------
Total operating revenue                                2,006           90,688
                                                  ------------------------------------------------------
Fuel                                                                   41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               2,015           18,067                $5
Maintenance
Depreciation and decommissioning                                        7,752
Income taxes                                              (1)           1,228                (3)
Property and other taxes                                                1,918
                                                  ------------------------------------------------------
Total operating expenses                               2,014           70,711                 2
                                                  ------------------------------------------------------
Operating income                                          (8)          19,977                (2)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            2            1,844
Minority interest
Taxes on nonoperating income                              (1)            (608)
Other - net                                                             1,384
                                                  ------------------------------------------------------
Total other income (deductions) - net                      1            2,620
                                                  ------------------------------------------------------
Income before interest and other expenses                 (7)          22,597                (2)
                                                  ------------------------------------------------------
Interest on long-term debt                                             17,618
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                17,618
                                                  ------------------------------------------------------
NET INCOME                                                (7)           4,979                (2)
Retained Earnings - beginning of year                    168           10,309               190
Dividends declared on common stock                                     (2,959)
                                                  ------------------------------------------------------
Retained Earnings - end of year                          161           12,329               188
                                                  ======================================================

<PAGE 423>

MEC International B.V.
Mission Energy Company (U.K.) Limited
Pride Hold Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                                                  2,006
                                                  ------------------------------------------------------
Total operating revenue                                                92,694
                                                  ------------------------------------------------------
Fuel                                                                   41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               20,087
Maintenance
Depreciation and decommissioning                                        7,752
Income taxes                                                            1,224
Property and other taxes                                                1,918
                                                  ------------------------------------------------------
Total operating expenses                                               72,727
                                                  ------------------------------------------------------
Operating income                                                       19,967
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                         1,846
Minority interest
Taxes on nonoperating income                                             (609)
Other - net                                                             1,384
                                                  ------------------------------------------------------
Total other income (deductions) - net                                   2,621
                                                  ------------------------------------------------------
Income before interest and other expenses                              22,588
                                                  ------------------------------------------------------
Interest on long-term debt                                             17,618
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                17,618
                                                  ------------------------------------------------------
NET INCOME                                                              4,970
Retained Earnings - beginning of year                $(2,062)           8,605
Dividends declared on common stock                                     (2,959)
                                                  ------------------------------------------------------
Retained Earnings - end of year                       (2,062)          10,616

                                                  ======================================================

<PAGE 424>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                    Mission           Mission
                                                    Energy          Operation &    Mission Energy
                                                  Development       Maintenance       Holdings
                                                   Australia         Loy Yang      Superannuation
                                                   Pty. Ltd.         Pty. Ltd.     Fund Pty. Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments
                                                  ------------------------------------------------------
Cash and equivalents                                                        $6
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                  113
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                                       119
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges
                                                  ------------------------------------------------------
Total deferred charges
                                                  ------------------------------------------------------
TOTAL ASSETS                                                               119
                                                  ======================================================

<PAGE 425>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission          Edison
                                                    Mission         Operation &        Mission
                                                    Energy          Maintenance        Energy
                                                   (Kwinana)          Kwinana         Holdings
                                                   Pty. Ltd.         Pty. Ltd.        Pty. Ltd.
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                                $166
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                                         166
                                                  ------------------------------------------------------
Cash and equivalents                                                                         402
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                    521
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                                                         923
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                       599
                                                  ------------------------------------------------------
Total deferred charges                                                                       599
                                                  ------------------------------------------------------
TOTAL ASSETS                                                                               1,688
                                                  ======================================================

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission
                                                                      Energy
                                                                     Holdings
                                                 Consolidating       Pty. Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                              $166
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                                       166
                                                  ------------------------------------------------------
Cash and equivalents                                                       408
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                  634
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets
                                                  ------------------------------------------------------
Total current assets                                                     1,042
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                     599
                                                  ------------------------------------------------------
Total deferred charges                                                     599
                                                  ------------------------------------------------------
TOTAL ASSETS                                                             1,807
                                                  ======================================================

<PAGE 427>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                    Mission           Mission
                                                    Energy          Operation &    Mission Energy
                                                  Development       Maintenance       Holdings
                                                   Australia         Loy Yang      Superannuation
                                                   Pty. Ltd.         Pty. Ltd.     Fund Pty. Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                                  $1,285
                                                  ------------------------------------------------------
                                                                        1,285
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                                    1,285
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
Short-term debt
Accounts payable                                                       (1,271)
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                              (1,271)
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits                              105
                                                  ------------------------------------------------------
Total deferred credits                                                    105
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                      119
                                                  ======================================================

<PAGE 428>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission          Edison
                                                    Mission         Operation &        Mission
                                                    Energy          Maintenance        Energy
                                                   (Kwinana)          Kwinana         Holdings
                                                   Pty. Ltd.         Pty. Ltd.        Pty. Ltd.
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                                                   $(1,234)
                                                  ------------------------------------------------------
                                                                                         (1,234)
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                                                     (1,234)
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                                             44
Short-term debt
Accounts payable                                                                          2,872
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                                                 2,916
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                                      19
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                                (13)
                                                  ------------------------------------------------------
Total deferred credits                                                                        6
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                                       1,688
                                                  ======================================================

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission
                                                                      Energy
                                                                     Holdings
                                                 Consolidating       Pty. Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock
    Additional Paid in Capital
    Retained earnings                                                      $51
                                                  ------------------------------------------------------
                                                                            51
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt
                                                  ------------------------------------------------------
Total capitalization                                                        51
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
  and redeemable preferred stock                                            44
Short-term debt
Accounts payable                                                         1,601
Accrued taxes
Accrued interest
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                                1,645
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                     19
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                92
                                                  ------------------------------------------------------
Total deferred credits                                                     111
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                     1,807
                                                  ======================================================

<PAGE 430>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                      Edison
                                                    Mission           Mission
                                                    Energy          Operation &    Mission Energy
                                                  Development       Maintenance       Holdings
                                                   Australia         Loy Yang      Superannuation
                                                   Pty. Ltd.         Pty. Ltd.     Fund Pty. Ltd.
============================================================================================================
Electric utility revenue
Diversified operations                                                 $1,996
                                                  ------------------------------------------------------
Total operating revenue                                                 1,996
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                1,325
Maintenance
Depreciation and decommissioning
Income taxes                                                             (223)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                                1,102
                                                  ------------------------------------------------------
Operating income                                                          894
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                            18
Minority interest
Taxes on nonoperating income                                               (6)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                      12
                                                  ------------------------------------------------------
Income before interest and other expenses                                 906
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                                906
Retained Earnings - beginning of year                                     379
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                         1,285

                                                  ======================================================

<PAGE 431>

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                      Edison
                                                                      Mission          Edison
                                                    Mission         Operation &        Mission
                                                    Energy          Maintenance        Energy
                                                   (Kwinana)          Kwinana         Holdings
                                                   Pty. Ltd.         Pty. Ltd.        Pty. Ltd.
============================================================================================================
Electric utility revenue
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                   $269
Maintenance
Depreciation and decommissioning                                                            275
Income taxes                                                                                 (2)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                                                    542
                                                  ------------------------------------------------------
Operating income                                                                           (542)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                              76
Minority interest
Taxes on nonoperating income                                                                (25)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                                        51
                                                  ------------------------------------------------------
Income before interest and other expenses                                                  (491)
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net
                                                  ------------------------------------------------------
NET INCOME                                                                                 (491)
Retained Earnings - beginning of year                                                      (743)
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                                          (1,234)
                                                  ======================================================

MEC International B.V.
Edison Mission Energy Holdings Pty. Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                                      Mission
                                                                      Energy
                                                                     Holdings
                                                 Consolidating       Pty. Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue
Diversified operations                                   $42           $2,038
                                                  ------------------------------------------------------
Total operating revenue                                   42            2,038
                                                  ------------------------------------------------------
Fuel
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                  32            1,626
Maintenance
Depreciation and decommissioning                           9              284
Income taxes                                             (15)            (240)
Property and other taxes
                                                  ------------------------------------------------------
Total operating expenses                                  26            1,670
                                                  ------------------------------------------------------
Operating income                                          16              368
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            2               96
Minority interest
Taxes on nonoperating income                              (4)             (35)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                     (2)              61
                                                  ------------------------------------------------------
Income before interest and other expenses                 14              429
                                                  ------------------------------------------------------
Interest on long-term debt
Other interest expense                                    14               14
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                   14               14
                                                  ------------------------------------------------------
NET INCOME                                                                415
Retained Earnings - beginning of year                                    (364)
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                            51
                                                  ======================================================

<PAGE 433>

MEC International B.V.
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $157,896
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                          $1

Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                        1          157,896
                                                  ------------------------------------------------------
Cash and equivalents                                       14           14,576
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                   2            6,655              $193
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     2,790
                                                  ------------------------------------------------------
Total current assets                                       16           24,021               193
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  21,500
                                                  ------------------------------------------------------
Total deferred charges                                                  21,500
                                                  ------------------------------------------------------
TOTAL ASSETS                                               17          203,417               193
                                                  ======================================================

<PAGE 434>

MEC International B.V.
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                          $157,896
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                        $(1)

Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                      (1)          157,896
                                                  ------------------------------------------------------
Cash and equivalents                                                    14,590
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                (80)            6,770
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                     2,790
                                                  ------------------------------------------------------
Total current assets                                     (80)           24,150
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  21,500
                                                  ------------------------------------------------------
Total deferred charges                                                  21,500
                                                  ------------------------------------------------------
TOTAL ASSETS                                             (81)          203,546
                                                  ======================================================

<PAGE 435>

MEC International B.V.
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                           $1
    Additional Paid in Capital                          $153
    Retained earnings                                    161           12,329              $188
                                                  ------------------------------------------------------
                                                         314           12,330               188
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        139,904
                                                  ------------------------------------------------------
Total capitalization                                     314          152,234               188
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                        23,014
Short-term debt
Accounts payable                                        (295)          13,458                16
Accrued taxes                                                             342
Accrued interest                                                        6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                               (295)          43,006                16
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                 9,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits              (2)          (1,125)              (11)
                                                  ------------------------------------------------------
Total deferred credits                                    (2)           8,177               (11)
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                      17          203,417               193
                                                  ======================================================

<PAGE 436>

MEC International B.V.
Pride Hold Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                         $(1)
    Additional Paid in Capital                                            $153
    Retained earnings                                 (2,062)           10,616
                                                  ------------------------------------------------------
                                                      (2,063)           10,769
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                         139,904
                                                  ------------------------------------------------------
Total capitalization                                  (2,063)          150,673
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock                                         23,014
Short-term debt
Accounts payable                                      (7,175)            6,004
Accrued taxes                                                              342
Accrued interest                                                         6,192
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                             (7,175)           35,552
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                  9,302
Accumulated deferred investment tax credits
Customer advances and other deferred credits           6,916             5,778
                                                  ------------------------------------------------------
Total deferred credits                                  6,916           15,080
                                                  ------------------------------------------------------
Minority interest                                      2,241             2,241
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                     (81)          203,546
                                                  ======================================================

<PAGE 437>

MEC International B.V.
Pride Hold Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                      Lakeland
                                                     Pride           Lakeland           Power
                                                     Hold              Power         Development
                                                     Ltd.              Ltd.            Company
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                                $2,006
                                                  ------------------------------------------------------
Total operating revenue                                2,006           90,688
                                                  ------------------------------------------------------
Fuel                                                                   41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               2,015           18,068                $5
Maintenance
Depreciation and decommissioning                                        7,752
Income taxes                                              (1)           1,227                (3)
Property and other taxes                                                1,918
                                                  ------------------------------------------------------
Total operating expenses                               2,014           70,711                 2
                                                  ------------------------------------------------------
Operating income                                          (8)          19,977                (2)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                            2            1,844
Minority interest
Taxes on nonoperating income                              (1)            (608)
Other - net                                                             1,384
                                                  ------------------------------------------------------
Total other income (deductions) - net                      1            2,620
                                                  ------------------------------------------------------
Income before interest and other expenses                 (7)          22,597                (2)
                                                  ------------------------------------------------------
Interest on long-term debt                                             17,618
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                17,618
                                                  ------------------------------------------------------
NET INCOME                                                (7)           4,979                (2)
Retained Earnings - beginning of year                    168           10,309               190
Dividends declared on common stock                                     (2,959)
                                                  ------------------------------------------------------
Retained Earnings - end of year                          161           12,329               188
                                                  ======================================================

<PAGE 438>

MEC International B.V.
Pride Hold Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                       Pride
                                                                       Hold
                                                 Consolidating         Ltd.
                                                  Adjustments      Consolidated
============================================================================================================
Electric utility revenue                                              $90,688
Diversified operations                                                  2,006
                                                  ------------------------------------------------------
Total operating revenue                                                92,694
                                                  ------------------------------------------------------
Fuel                                                                   41,746
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                               20,088
Maintenance
Depreciation and decommissioning                                        7,752
Income taxes                                                            1,223
Property and other taxes                                                1,918
                                                  ------------------------------------------------------
Total operating expenses                                               72,727
                                                  ------------------------------------------------------
Operating income                                                       19,967
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                         1,846
Minority interest
Taxes on nonoperating income                                             (609)
Other - net                                                             1,384
                                                  ------------------------------------------------------
Total other income (deductions) - net                                   2,621
                                                  ------------------------------------------------------
Income before interest and other expenses                              22,588
                                                  ------------------------------------------------------
Interest on long-term debt                                             17,618
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                17,618
                                                  ------------------------------------------------------
NET INCOME                                                              4,970
Retained Earnings - beginning of year                $(2,062)           8,605
Dividends declared on common stock                                     (2,959)
                                                  ------------------------------------------------------
Retained Earnings - end of year                       (2,062)          10,616

                                                  ======================================================

<PAGE 439>

MEC International B.V.
Equity Investments
December 31, 1995

                                         MEC           Hydro          Hydro          Hydro
                                    International     Energy         Energy         Energy
                                        B.V.           B.V.           B.V.           B.V.
                                     =====================================================================
Name of Entity:                         Hydro        Compania       Energias        Iberica
                                       Energy      Mediterranea    Hidraulicas    de Energias
                                        B.V.        de Energias       S.A.           S.A.
                                                       S.A.

Ownership Interest:                       10%           100%           100%          100%


Nature/Purpose of Business:               (a)            (a)            (a)           (a)


Ownership Interest in (000):

   Assets                              $9,812        $36,469         $2,484       $41,412

   Revenue                             $1,017         $5,203           $288        $4,676

   Net Income (Loss)                     $175           $493            $83        $1,258



(a)  To own hydroelectric facilities located throughout Spain.

MEC International B.V.
Equity Investments
December 31, 1995

                                                      Iberian        Iberian        Iberian
                                         MEC         Hy-Power       Hy-Power       Hy-Power
                                    International    Amsterdam      Amsterdam      Amsterdam
                                        B.V.           B.V.           B.V.           B.V.
                                     =====================================================================
Name of Entity:                        Iberian         Hidro         Electro    Hidroelectrica
                                      Hy-Power      Holdings 2     Metalurgica    del Cadagua
                                      Amsterdam        S.A.         del Elbro        S.A.
                                        B.V.                          S.A.

Ownership Interest:                       34%           100%          80.1%           75%


Nature/Purpose of Business:               (b)            (b)            (b)           (b)


Ownership Interest in (000):

   Assets                            $70,561           $125        $75,010        $2,609

   Revenue                            $7,790             $0         $8,115          $503

   Net Income (Loss)                 $(1,142)           ($5)       $(3,582)         ($27)



(b)  To own hydroelectric facilities located throughout Spain.


<PAGE 441>

MEC International B.V.
Equity Investments
December 31, 1995

                                     Iberian        Iberian        Iberian        Iberian
                                    Hy-Power       Hy-Power       Hy-Power       Hy-Power
                                    Amsterdam      Amsterdam      Amsterdam      Amsterdam
                                      B.V.           B.V.           B.V.           B.V.
                                 ====================================================================
Name of Entity:                  Hidroelectrica Hidroelectrica Hidroelectrica Hidroelectrica
                                   de Casillas     de Olvera     de Posadas      de Sossis
                                      S.A.           S.A.           S.A.           S.A.


Ownership Interest:                     49%            66%           100%          100%


Nature/Purpose of Business:             (b)            (b)            (b)           (b)


Ownership Interest in (000):

   Assets                              $202        $2,848            $348        $7,314

   Revenue                               $0           $48              $0        $1,871

   Net Income (Loss)                     $0         ($514)             $0          $305



(b)  To own hydroelectric facilities located throughout Spain.


<PAGE 442>

MEC International B.V.
Equity Investments
December 31, 1995

                              Iberian                    Iberian        (1)
                             Hy-Power         MEC       Hy-Power       Hydro
                             Amsterdam   International  Amsterdam     Energy
                               B.V.          B.V.         B.V.         B.V.
                           ==============================================================================
Name of Entity:               Saltos        Iberian       Hydro      Compania
                             del Porma     Hy-Power      Energy    Mediterranea
                               S.A.        Amsterdam      B.V.      de Energias
                                             B.V.          (1)         S.A.

Ownership Interest:              100%          34%          90%          100%


Nature/Purpose of Business:       (c)          (c)          (c)           (c)


Ownership Interest in (000):

   Assets                      $2,374      $70,561      $88,307       $36,469

   Revenue                         $0      $7,790        $9,150        $5,203

   Net Income (Loss)               $0      $1,482        $1,573          $493



(c)  To own hydroelectric facilities located throughout Spain.

MEC International B.V.
Equity Investments
December 31, 1995


                               Hydro         Hydro
                              Energy        Energy
                               B.V.          B.V.
                           ==============================================================================
Name of Entity:              Energias       Iberica
                            Hidraulicas   de Energias
                               S.A.          S.A.


Ownership Interest:              100%         100%


Nature/Purpose of Business:       (d)          (d)


Ownership Interest in (000):

   Assets                      $2,484      $41,412

   Revenue                       $288       $4,676

   Net Income (Loss)              $83       $1,258



(d)  To own hydroelectric facilities located throughout Spain.


<PAGE 444>

MEC International B.V.
Equity Investments
December 31, 1995

                                                                   Mission
                                                      MEC          Energy
                                                 International  Company (UK)
                                                     B.V.          Limited
                                 ===================================================================
Name of Entity:                                     Mission        Derwent
                                                    Energy      Cogeneration
                                                 Company (UK)      Company
                                                    Limited

Ownership Interest:                                    34%            33%


Nature/Purpose of Business:                            (e)            (e)


Ownership Interest in (000):

   Assets                                         $75,107        $75,107

   Revenue                                        $14,541        $14,541

   Net Income (Loss)                              $(2,197)       ($2,197)



(e)  To own and operate a 214 power production facility in the United Kingdom


<PAGE 445>

MEC International B.V.
Equity Investments
December 31, 1995

                                                                        MEC
                                MEC           MEC          MEC     International      MEC
                           International   Indonesia  International  Holdings      Indonesia
                               B.V.          B.V.         B.V.         B.V.          B.V.
                           ================================================================================
Name of Entity:                 MEC       P.T. Paiton      MEC          MEC       P.T.Paiton
                             Indonesia      Energy    International  Indonesia      Energy
                               B.V.         Company     Holdings       B.V.         Company
                                                          B.V.

Ownership Interest:               99%        32.5%         100%            1%        32.5%


Nature/Purpose of Business:       (f)          (f)          (f)           (f)          (f)


Ownership Interest in (000):

   Assets                    $153,362     $154,912       $1,549        $1,549     $154,912

   Revenue                         $0           $0           $0            $0           $0

   Net Income (Loss)               $0           $0           $0            $0           $0


(f)  To own and operate a 1,230 MW cogeneration facility located in Indonesia


<PAGE 446>

MEC International B.V.
Equity Investments
December 31, 1995

                                                                        MEC
                                MEC           MEC          MEC     International      MEC
                           International    Priolo    International  Holdings       Priolo
                               B.V.          B.V.         B.V.         B.V.          B.V.
============================================================================================================
Name of Entity:                 MEC          ISAB          MEC          MEC          ISAB
                              Priolo        Energy    International   Priolo        Energy
                               B.V.         S.r.l.      Holdings       B.V.         S.r.l.
                                                          B.V.

Ownership Interest:               99%          49%         100%            1%          49%


Nature/Purpose of Business:       (g)          (g)          (g)           (g)          (g)


Ownership Interest in (000):

   Assets                     $11,733      $11,872         $119          $119      $11,872

   Revenue                         $0           $0           $0            $0           $0

   Net Income (Loss)               $0           $0           $0            $0           $0



(g)  To own and operate a 507 MW cogeneration facility located in Sicily, Italy

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                    First Hydro      First Hydro
                                                  First Hydro         Finance         Holdings
                                                    Limited             plc            Company
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                         $681,676         $360,754
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      699,075          $458,780

Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                  681,676        1,059,829           458,780
                                                  ------------------------------------------------------
Cash and equivalents                                   49,712           14,561
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts              69,490
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                    1,243
                                                  ------------------------------------------------------
Total current assets                                  120,445           14,561
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                  12,767           311,943
                                                  ------------------------------------------------------
Total deferred charges                                                  12,767           311,943
                                                  ------------------------------------------------------
TOTAL ASSETS                                          802,121        1,087,157           770,723
                                                  ======================================================

<PAGE 448>

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                       Mission
                                                    Mission                             Hydro
                                                     Hydro         Consolidating     (U.K.) Ltd.
                                                  (U.K.) Ltd.       Adjustments     Consolidated
============================================================================================================
ASSETS
============================================================================================================
Utility plant, at original cost
Less-accumulated provision for depreciation
  and decommissioning


Construction work in progress
Nuclear fuel, at amortized cost
                                                  ------------------------------------------------------
Total utility plant
                                                  ------------------------------------------------------
Nonutility property - net of accumulated
  provision for depreciation                                                          $1,042,430
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                 $(1,157,855)

Investments in leveraged leases
Other investments
                                                  ------------------------------------------------------
Total other property and investments                               (1,157,855)         1,042,430
                                                  ------------------------------------------------------
Cash and equivalents                                                                      64,273
Receivables, including unbilled revenue, net
  of allowance for uncollectible accounts                                                 69,490
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Prepayments and other current assets                                                       1,243
                                                  ------------------------------------------------------
Total current assets                                                                     135,006
                                                  ------------------------------------------------------
Unamortized debt issuance and reacquisition
  expense
Rate phase-in plan
Unamortized nuclear plant--net
Income tax-related deferred charges
Other deferred charges                                                                   324,710
                                                  ------------------------------------------------------
Total deferred charges                                                                   324,710
                                                  ------------------------------------------------------
TOTAL ASSETS                                                       (1,157,855)         1,502,146
                                                  ======================================================

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)


                                                                    First Hydro      First Hydro
                                                  First Hydro         Finance         Holdings
                                                    Limited             plc            Company
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                     $154,675
    Additional Paid in Capital                        538,589        $454,966          $454,967
    Retained earnings                                  12,553          (1,839)             (470)
                                                  ------------------------------------------------------
                                                      705,817         453,127           454,497
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                        621,400
                                                  ------------------------------------------------------
Total capitalization                                  705,817       1,074,527           454,497
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                       51,887           9,746
Accrued taxes                                           9,298
Accrued interest                                        3,755
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                              64,940           9,746
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                                 311,943
Accumulated deferred investment tax credits
Customer advances and other deferred credits           31,364           2,884             4,283
                                                  ------------------------------------------------------
Total deferred credits                                 31,364           2,884           316,226
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                  802,121       1,087,157           770,723
                                                  ======================================================

<PAGE 450>

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Balance Sheet
December 31, 1995
(In thousands)

                                                                                       Mission
                                                    Mission                             Hydro
                                                     Hydro         Consolidating     (U.K.) Ltd.
                                                  (U.K.) Ltd.       Adjustments     Consolidated
============================================================================================================
CAPITALIZATION AND LIABILITIES
============================================================================================================
Common shareholders' equity:
    Common stock                                                    $(154,675)
    Additional Paid in Capital                                       (993,556)          $454,966
    Retained earnings                                                   1,229             11,473
                                                  ------------------------------------------------------
                                                                   (1,147,002)           466,439
Preferred securities of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Long-term debt                                                                           621,400
                                                  ------------------------------------------------------
Total capitalization                                               (1,147,002)         1,087,839
                                                  ------------------------------------------------------
Other long-term liabilities
                                                  ------------------------------------------------------
Current portion of long-term debt
 and redeemable preferred stock
Short-term debt
Accounts payable                                                           (1)            61,632
Accrued taxes                                                                              9,298
Accrued interest                                                                           3,755
Dividends payable
Regulatory balancing accounts--net
Deferred unbilled revenue and other
                                                  ------------------------------------------------------
Total current liabilities                                                  (1)            74,685
                                                  ------------------------------------------------------
Accumulated deferred income taxes - net                                                  311,943
Accumulated deferred investment tax credits
Customer advances and other deferred credits                          (10,852)            27,679
                                                  ------------------------------------------------------
Total deferred credits                                                (10,852)           339,622
                                                  ------------------------------------------------------
Minority interest
                                                  ------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                               (1,157,855)         1,502,146
                                                  ======================================================

<PAGE 451>

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)


                                                                    First Hydro      First Hydro
                                                  First Hydro         Finance         Holdings
                                                    Limited             plc            Company
============================================================================================================
Electric utility revenue                             $40,853
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                               40,853
                                                  ------------------------------------------------------
Fuel                                                   7,699
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                               5,923
Maintenance
Depreciation and decommissioning                       1,303                               $470
Income taxes                                           8,562            $(906)
Property and other taxes                               1,262
                                                  ------------------------------------------------------
Total operating expenses                              24,749             (906)              470
                                                  ------------------------------------------------------
Operating income                                      16,104              906              (470)
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                          256
Minority interest
Taxes on nonoperating income                             (84)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                    172
                                                  ------------------------------------------------------
Income before interest and other expenses             16,276              906              (470)
                                                  ------------------------------------------------------
Interest on long-term debt                             3,723            2,745
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                3,723            2,745
                                                  ------------------------------------------------------
NET INCOME                                            12,553           (1,839)             (470)
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                       12,553           (1,839)             (470)
                                                  ======================================================

MEC International B.V.
Mission Hydro (U.K.) Ltd.
Consolidating Statements of Income and Retained Earnings
For The Year Ended December 31, 1995
(In thousands)

                                                                                       Mission
                                                    Mission                             Hydro
                                                     Hydro         Consolidating     (U.K.) Ltd.
                                                  (U.K.) Ltd.       Adjustments     Consolidated
============================================================================================================
Electric utility revenue                                                                $40,853
Diversified operations
                                                  ------------------------------------------------------
Total operating revenue                                                                  40,853
                                                  ------------------------------------------------------
Fuel                                                                                      7,699
Purchased power
Provisions for regulatory adjustment
  clauses - net
Other operating expenses                                                                  5,923
Maintenance
Depreciation and decommissioning                                                          1,773
Income taxes                                                          $(1,229)            6,427
Property and other taxes                                                                  1,262
                                                  ------------------------------------------------------
Total operating expenses                                               (1,229)           23,084
                                                  ------------------------------------------------------
Operating income                                                        1,229            17,769
                                                  ------------------------------------------------------
Provision for rate phase-in plan
Allowance for equity funds used during
  construction
Interest income                                                                             256
Minority interest
Taxes on nonoperating income                                                                (84)
Other - net
                                                  ------------------------------------------------------
Total other income (deductions) - net                                                       172
                                                  ------------------------------------------------------
Income before interest and other expenses                               1,229            17,941
                                                  ------------------------------------------------------
Interest on long-term debt                                                                6,468
Other interest expense
Allowance for borrowed funds used during
  construction
Capitalized interest
Dividends on subsidiary preferred
  securities
                                                  ------------------------------------------------------
Total interest and other expenses - net                                                   6,468
                                                  ------------------------------------------------------
NET INCOME                                                              1,229            11,473
Retained Earnings - beginning of year
Dividends declared on common stock
                                                  ------------------------------------------------------
Retained Earnings - end of year                                         1,229            11,473
                                                  ======================================================

<PAGE 453>


PAGE

                                EXHIBIT B


                         FINANCIAL DATA SCHEDULE


      The following is provided for Edison International on a consolidated basis:

Item No.                Caption Heading              Amount
--------                ---------------              ------

1                       Total Assets                 $23,946,235,000

2                       Total Operating Revenues     $ 8,404,674,000

3                       Net Income                   $   739,136,000

                                EXHIBIT C


EXEMPT WHOLESALE GENERATORS (EWGs):
-----------------------------------

4.1   COMMONWEALTH ATLANTIC LIMITED PARTNERSHIP

      Edison International
         The Mission Group
            Edison Mission Energy
               Hanover Energy Company
                  Chickahominy River Energy Corp.
                     Commonwealth Atlantic Limited Partnership


4.2   NEVADA SUN-PEAK LIMITED PARTNERSHIP

      Edison International
         The Mission Group
            Edison Mission Energy
               Quartz Peak Energy Company
                  Nevada Sun-Peak Limited Partnership


4.3   CROWN ENERGY, L.P. (canceled)

      Edison International
         The Mission Group
            Edison Mission Energy
               Arrowhead Energy Company
                  Crown Energy, L.P.


4.4   VISTA ENERGY, L.P. (canceled)

      Edison International
         The Mission Group
            Edison Mission Energy
               Vista Energy Company
                  Vista Energy, L.P.


4.5   GORDONSVILLE ENERGY, L.P.

      Edison International
         The Mission Group
            Edison Mission Energy
               Madison Energy Company
                  Gordonsville Energy, L.P.

      Edison International
         The Mission Group
            Edison Mission Energy
               Rapidan Energy Company
                  Gordonsville Energy, L.P.
<PAGE 455>

FOREIGN UTILITY COMPANIES:
--------------------------

4.6   LOY YANG B JOINT VENTURE

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Latrobe Power Pty Ltd
                        Mission Victoria Partnership
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Latrobe Power Pty Ltd
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Mission Energy Australia Ltd
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Mission Energy Ventures Australia Pty. Ltd.
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Loy Yang Holdings Pty Ltd
                        Traralgon Power Pty Ltd
                           Mission Victoria Partnership
                              Latrobe Power Partnership
                                 Loy Yang B Joint Venture

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Traralgon Power Pty Ltd
                        Mission Victoria Partnership
                           Latrobe Power Partnership
                              Loy Yang B Joint Venture

4.7   COMPANIA MEDITERRANEA DE ENERGIAS, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Hydro Energy B.V.
                        Compania Mediterranea de Energias, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hydro Energy B.V.
                           Compania Mediterranea de Energias, S.A.


4.8   ELECTRA LA MELLA, S.A. (merged into Hidroelectrica del Cadagua)

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Electra La Mella, S.A.


4.9   ELECTROMETALURGICA DEL EBRO, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Electrometalurgica del Ebro, S.A.

4.10  HIDROELECTRICA DEL CADAGUA, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica del Cadagua, S.A.


4.11  HIDROELECTRICA DE CASILLAS, S.A. (not operational)

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica de Casillas, S.A.


4.12  HIDROELECTRICA DE OLVERA, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica de Olvera, S.A.


4.13  HIDROELECTRICA DE POSADAS, S.A. (not operational)

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica de Posadas, S.A.


4.14  HIDROELECTRICA DEL SOSSIS, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hidroelectrica del Sossis, S.A.

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
4.15  IBERICA DE ENERGIAS, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Hydro Energy B.V.
                        Iberica de Energias, S.A.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Iberian Hy-Power Amsterdam B.V.
                        Hydro Energy B.V.
                           Iberica de Energias, S.A.


4.16  LAKELAND POWER LIMITED

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Pride Hold Limited
                           Lakeland Power Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Pride Hold Limited
                        Lakeland Power Limited


4.17  DERWENT COGENERATION LIMITED

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Derwent Cogeneration Limited

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
4.18  EPZ MISSION FUNDING MU TRUST

      Edison International
         The Mission Group
            Edison Capital
               Edison Funding Company
                  Mission Funding Epsilon
                     Mission Funding Alpha
                        Mission Funding Mu
                           EPZ Mission Funding Mu Trust


4.19  EPZ MISSION FUNDING NU TRUST

      Edison International
         The Mission Group
            Edison Capital
               Edison Funding Company
                  Mission Funding Epsilon
                     Mission Funding Delta
                        Mission Funding Nu
                           EPZ Mission Funding Nu Trust

Foreign Utility Company:
------------------------

4.20  First Hydro Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Wales Company
                  Mission Hydro Limited Partnership [30%LP]
                     First Hydro Holdings Company
                        First Hydro Finance plc
                           First Hydro Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Mission Hydro (UK) Limited
                           First Hydro Holdings Company
                              First Hydro Finance plc
                                 First Hydro Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     Mission Energy Company (UK) Limited
                        Mission Hydro (UK) Limited
                           Mission Hydro Limited Partnership [1%GP]
                              First Hydro Holdings Company
                                 First Hydro Finance plc
                                    First Hydro Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Wales B.V. (99%)
                        Mission Hydro Limited Partnership [69%LP]
                           First Hydro Holdings Company
                              First Hydro Finance plc
                                 First Hydro Limited

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Wales B.V. (1%)
                           Mission Hydro Limited Partnership
                              First Hydro Holdings Company
                                 First Hydro Finance plc
                                    First Hydro Limited


Exempt Wholesale Generator:
---------------------------

4.21  Brooklyn Navy Yard Cogeneration Partners, L.P.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy New York, Inc.
                  Brooklyn Navy Yard Cogeneration Partners, L.P.


Foreign Utility Company:
------------------------

4.22  P. T. Paiton Energy Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Indonesia B.V. (99%)
                        P. T. Paiton Energy Company

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Indonesia B.V. (1%)
                           P. T. Paiton Energy Company

Foreign Utility Company:
------------------------

4.23  ISAB Energy, S.r.l.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC Priolo B.V. (99%)
                        ISAB Energy, S.r.l.

      Edison International
         The Mission Group
            Edison Mission Energy
               Mission Energy Holdings International, Inc.
                  MEC International B.V.
                     MEC International Holdings B.V.
                        MEC Priolo B.V. (1%)
                           ISAB Energy, S.r.l.

<PAGE 462>